UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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JACK IN THE BOX INC.
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JACK IN THE BOX INC.
January 31, 2022
Dear Fellow Stockholder:
We invite you to attend the Jack in the Box Inc. 2022 Annual Meeting of Stockholders. The meeting will be held on Friday, March 4, 2022, at 8:30 a.m. Pacific Standard Time. The Annual Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the annual meeting as well as vote and submit your questions during the live webcast of the meeting by visiting http://www.virtualshareholdermeeting.com/JACK2022 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials.
In the following pages, you will find the Notice of Annual Meeting of Stockholders as well as a Proxy Statement describing the business to be conducted at the meeting. We have also enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended October 3, 2021, for your information.
To assure that your shares are represented at the meeting, please mark your choices on the enclosed proxy card, sign and date the card, and return it promptly in the postage-paid envelope provided. We also offer stockholders the opportunity to vote their shares over the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy card for details about voting. If you hold your shares through an account with a broker, bank, or other financial institution, please follow the instructions you receive from them to vote your shares. If you are able to attend the virtual meeting and wish to vote your shares then, you may do so at any time before the proxy is voted at the meeting.
Thank you for your continued support of Jack in the Box.
Sincerely,

Darin S. Harris
Chief Executive Officer
Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on March 4, 2022
The Jack in the Box Inc. Proxy Statement and Annual Report on Form 10-K for the
fiscal year ended October 3, 2021, are available electronically at
http://investors.jackinthebox.com

JACK IN THE BOX INC.
9357 Spectrum Center Blvd
San Diego, California 92123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 4, 2022
The 2022 Annual Meeting of Stockholders of Jack in the Box Inc. will be held on Friday, March 4, 2022, at 8:30 a.m. Pacific Standard Time. The Annual Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the Annual Meeting, vote, and submit your questions during the Annual Meeting via live webcast by visiting http://www.virtualshareholdermeeting.com/JACK2022. The Annual Meeting will be held for the following purposes:
1.	To elect the eight Directors specified in this Proxy Statement to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;
2.	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 2, 2022;
3.	To provide an advisory vote regarding the compensation of our named executive officers (“Say on Pay”) for the fiscal year ended October 3, 2021, as set forth in the Proxy Statement;
4.	To amend the Jack in the Box Inc. 2004 Stock Incentive Plan to extend the date by which awards may be granted through December 31, 2022.
5.	To vote on a stockholder proposal requesting that all stockholder meetings be held, either in whole or in part, through virtual means and that virtual attendance be allowed;
6.	To vote on a stockholder proposal requesting that we issue a report regarding developing a sustainable packaging policy; and
7.	To consider such other business as may properly come before the meeting and any adjournments or postponements thereof.
These matters are more fully described in the attached Proxy Statement, which is made a part of this notice.
Our Board of Directors recommends a vote “FOR” proposals 1 through 4, makes no recommendation on proposal 5, and recommends a vote “AGAINST” proposal 6. You are entitled to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) only if you were a Jack in the Box Inc. stockholder as of the close of business on January 7, 2022, the record date for the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, at the Annual Meeting, and for a period of ten days prior to the Annual Meeting, during regular business hours at our principal offices located at 9357 Spectrum Center Blvd, San Diego, California 92123.
Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares via the toll-free telephone number, over the Internet, or by signing, dating, and returning the enclosed proxy card as promptly as possible in the envelope provided.
San Diego, California
January 31, 2022
By order of the Board of Directors,

Sarah L. Super
Senior Vice President, Chief Legal & Risk Officer and Corporate Secretary

PROXY SUMMARY

PROXY SUMMARY
This is a summary only and does not contain all of the information that you should consider in connection with this Proxy Statement. Please read the entire Proxy Statement carefully before voting.
Annual Meeting of Stockholders
• Time and Date	8:30 a.m. P.S.T., March 4, 2022
• Place	Live webcast at http://www.virtualshareholdermeeting.com/JACK2022
• Record date	January 7, 2022
• Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals
Voting Matters
Stockholders are being asked to vote on the following matters:
Items of Business		Our Board’s Recommendation
1.	Election of Directors (page 17)	FOR all Nominees
2.	Ratification of KPMG LLP as Independent Registered Public Accountants for FY 2022 (page 36)	FOR
3.	Advisory Vote to Approve Executive Compensation (page 37)	FOR
4.	Amendment to 2004 Stock Incentive Plan to Extend Date by Which Awards May Be Granted Through December 31, 2022 (page 76)	FOR
5.	Stockholder Proposal Regarding Virtual Meetings (page 85)	NO RECOMMENDATION
6.	Stockholder Proposal Regarding the Issuance of a Report on Sustainable Packaging (page 87)	AGAINST
Stockholders also will transact any other business that may properly come before the meeting.
How to Vote
You are entitled to vote at the 2022 Annual Meeting of Stockholders if you were a stockholder of record at the close of business on January 7, 2022, the record date for the meeting. On the record date, there were approximately 21,102,348 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. For more details on voting and the Annual Meeting logistics, refer to the “Questions and Answers” section of this Proxy Statement.
2 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

PROXY SUMMARY

Corporate Governance Highlights
Jack in the Box Inc. (“Jack in the Box” or the “Company”) is committed to good corporate governance, which we believe promotes the long-term interests of stockholders and strengthens Board and Management accountability. We believe good governance also fosters trust in the Company by all our stakeholders, including our guests, employees, franchisees, suppliers and the communities we serve. The “Corporate Governance” section of this Proxy Statement describes our governance framework, which includes the following features:
•	Annual election of directors with majority voting
•	Seven of our eight current directors are independent
•	Independent Non-Executive Chairman of the Board
•	Regular executive sessions of independent directors
•	Annual evaluation of CEO and Non-Executive Chairman by independent directors
•	Policy restricting directors to service on no more than three other public company boards
•	No supermajority standards — stockholders may amend bylaws or charter by majority vote
•	Stockholder right to act by written consent
•	CEO and other members of Management regularly meet with the investment community, and Board is informed of feedback through Investor Relations updates at each Board meeting
•	Annual assessment of Board leadership structure
•	Annual Board, committee, and individual director evaluations
•
Policy requiring long-tenured directors (more than 12 years on the Board) to submit voluntary offer to resign and be reviewed by Nominating & Governance Committee with respect to continued effectiveness

•	Risk oversight by full Board and designated committees
•	No poison pill in place
•	Prohibition of hedging, pledging and short sales by Section 16 officers and by Company directors
•	Formal ethics Code of Conduct, ethics hotline, and ethics training and communications to all employees to reinforce a culture of integrity
JACK IN THE BOX INC. | 2022 PROXY STATEMENT 3

PROXY SUMMARY

Fiscal 2021 Review
Fiscal 2021 was another uniquely challenging year for the restaurant industry, but due to our innovation, perseverance, and continued focus on making significant progress on our strategic pillars and growth objectives, it was also a very exciting year for Jack in the Box, our employees, franchisees, and the communities in which we operate, as we laid much of the foundation for the brand’s future success.
In spite of significant challenges posed by the COVID pandemic, fiscal 2021 included many achievements. We continued to successfully execute on our growth strategy by, among other things, improving our relationship and alignment with franchisees, kickstarting our unit growth strategy, creating modular and flexible restaurant designs, and enhancing the digital experience for our guests. Furthermore, we strengthened our uniquely broad menu, with the addition of Spicy Tiny Tacos and an improved Cluck Sandwich, as well as the return of Popcorn Chicken and Monster Tacos.
Our marketing and advertising efforts during fiscal 2021 – including the “Jackletes” college athlete platform, owning Chicken (Alaska), and a partnership with musician and viral star Jason Derulo – also built brand awareness and drove sales. In addition to these accomplishments, we also continued to drive systemwide financial and operational performance, and for the eleventh consecutive year, we achieved same-store sales growth.
Returns to Stockholders
The Company returned approximately $237.6 million to shareholders through stock buybacks and dividends in Fiscal 2021 and continues to offer a viable long-term opportunity for shareholders seeking a value-oriented stock with a new, growth-focused strategy in place.
Financial and Operational Results
•
Systemwide sales increased 13.1% year-over-year. The increase is inclusive of the favorable 53rd week in the fourth quarter of 2021, which resulted in incremental systemwide sales of $77.9 million. Excluding the 53rd week, systemwide sales in fiscal 2021 increased 11.0% year-over-year.

•	System same-store sales(1) increased 10.3% year-over-year, marking the eleventh consecutive year of same-store sales growth.
•	Total revenues increased 12.0% year-over-year. The increase is inclusive of the favorable 53rd week in the fourth quarter of 2021, which resulted in incremental revenue of approximately $21.3 million.
•	Net earnings and diluted earnings per share (“EPS”)(2) increased 84.7% and 90.9% year-over-year, respectively.
•	Earnings from operations increased 25.7% year-over-year.
•
Adjusted EBITDA(3) increased 20.9% year-over-year to $331.4 million. The increase is inclusive of the favorable 53rd week in the fourth quarter of 2021, which resulted in incremental Adjusted EBITDA of $5.6 million.

•	Restaurant level margin(4) decreased 40 basis points year-over-year to 24.2% of company-owned restaurant sales.
•	Franchise level margin(4) increased 210 basis points year-over-year to 42.0%, or $317.6 million.
•	Net units decreased 1.0% year-over-year with 37 closures and 14 store openings during the year.
(1)
System same-store sales represents changes in sales at company and franchise restaurants open more than one year. Franchise sales represent sales at franchise restaurants and are revenues of our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and percentage rent revenues are calculated based on a percentage of franchise sales. We believe system same-store sales information is useful to investors as it has a direct effect on the Company’s profitability.

(2)
Fiscal year 2020 Diluted EPS included non-recurring items, notably a pension settlement charge and the sale of a corporate office building, that affect the comparability to fiscal year 2021 Diluted EPS.

(3)
Adjusted EBITDA represents net earnings on a GAAP basis excluding income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, impairment and other charges, net, depreciation and amortization, the amortization of franchise tenant improvement allowances and other, and pension settlement charges. See “Reconciliation of Non-GAAP Measurements to GAAP Results.”

(4)
Restaurant level margin and franchise level margin are non-GAAP measures. These non-GAAP measures are reconciled to earnings from operations, the most comparable GAAP measure, in the attachment to this release. See “Reconciliation of Non-GAAP Measurements to GAAP Results.”

(5)
Operating EBIT is a non-GAAP measure defined by the Company as net earnings before interest expense, net and income taxes, excluding gains or losses on the sale of company operated restaurants and/or the sale of the corporate office facility, restructuring costs and/or other non-recurring charges, any gain or loss associated with the Company’s corporate-owned life insurance policies (COLI), net period benefit costs/credits or settlement gain/loss related to the Company’s pension and post-retirement health plans, and earnings or losses from discontinued operations. See “Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.”

4 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

PROXY SUMMARY

Incentive Compensation Results
•	Annual Incentive Plan – Weighted payout equal to 143.3% of target payout for our CEO and 179.2% of target payout for our other NEOs, as described further in footnote 1 below.
Accounting Performance Period	Performance Metric	Weight	Target Goal	Result	Actual % of Target Payout(1)
Financial Goals - (Q1 and Q2) (First Half of fiscal year)	Operating EBIT System Same-Store Sales	50% 30%	$125.8 million 10.4%	$144.7 million 15.9%	150% / 200% 150% / 200%
Financial Goals - (Q3 and Q4) (Second Half of fiscal year)	Operating EBIT System Same-Store Sales	50%	$125.0 million	$132.0 million	150% / 200%
		30%	4.0%	4.8%	120% / 140%
Strategic Goals - Annual (Full fiscal year)	Three Goals (*) Be a Great Franchisor Brand Position and Strategy Ignite Development and Growth	20%	Pre-established Performance Expectations	Maximum Target Maximum	150% 100% 150%
(1)
The maximum incentive payout for our CEO for both financial and strategic goals is 150% of target payout; and for our other NEOs, the maximum payout is 200% of target payout for financial goals and 150% of target payout for strategic goals. As performance and payouts are prorated between performance levels, for our CEO, this resulted in a lower percentage of target payout on the System Same-Store Sales goal for the second half of the fiscal year than our other NEOs.

(*)
The Committee awarded target payout for the Brand Position and Strategy goal, and maximum payout for the Be A Great Franchisor and Ignite Development and Growth goals, based on the pre-established expectations of performance to attain threshold, target, and maximum payout on each of the goals, as described in CD&A Section VI.b.

•
Long-Term Incentive Plan – For performance shares (“PSUs”) vested and payable in 2021 (granted in November 2018 for the three-fiscal year performance period FY2019-FY2021), the weighted payout resulted in 131.0% of the target number of PSUs granted. Mr. Gordon is the only NEO who received this payout.

Performance Metric	Weight	Target Goal	Results	Payout % of PSUs Granted
Adjusted Return on Invested Capital (ROIC) from Operations(6) (ROIC at FYE 2021)	50%	22.5%	46.8%	150.0%
Systemwide Sales ($M) (Goals set annually)	Year 1 - 16.7%	$3,566.0	$3,504.7	69.3%
	Year 2 - 16.7%	$3,631.0	$3,672.7	116.5%
	Year 3 - 16.7%	$3,933.0	$4,155.3	150.0%
Leadership Transitions
During fiscal 2021, Mr. Harris focused on building a senior executive leadership team that possessed the key skills, knowledge, and experience to strengthen the Company’s relationship with its franchisees and to grow the brand over the long-term, resulting in several leadership changes:
•
On January 18, 2021, Mr. Mullany commenced employment as our new Executive Vice President, Chief Financial Officer, and Ms. Hooper completed her assignment as Interim PFO, returning to her position as Vice President, Controller and Financial Reporting.

•	On February 1, 2021, Mr. Ostrom commenced employment as our new Executive Vice President, Chief Marketing Officer.
•	On April 26, 2021, Mr. Piano commenced employment as our new Senior Vice President, Chief People Officer.
•	Mr. Martin (Former CIO) separated employment with the Company on May 7, 2021.
(6)
Adjusted ROIC from Operations is calculated as after-tax earnings from operations, excluding gains or losses on the sale of company-operated restaurants and restructuring charges, divided by average invested capital (which excludes accumulated other comprehensive income or loss related to the Company’s retirement plans).

JACK IN THE BOX INC. | 2022 PROXY STATEMENT 5

PROXY SUMMARY

Board Nominees (Proposal 1)
We understand the importance of having a Board comprised of talented people with the highest integrity and the necessary skills and qualifications to oversee our business. The following table provides summary information about our director nominees (all current Directors), who have a diverse and balanced skill set including extensive financial, marketing, consumer brand, franchise, restaurant and retail experience. We encourage you to review the qualifications, skills and experience of each of our Directors on page 18.
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships				Other Public Company Boards
					AC	CC	NG	FC
David L. Goebel (Non-Executive Chairman of the Board)	71	2008	Partner & Faculty Member, ExCo Leadership Group	Yes		x	x		• Murphy USA Inc. • Wingstop Inc.
Darin S. Harris	53	2020	CEO, Jack in the Box Inc.	No					-
Sharon P. John	57	2014	President & CEO, Build-A-Bear Workshop, Inc.	Yes		x	X		• Build-a-Bear Workshop, Inc.
Madeleine A. Kleiner	70	2011	Director (Retired hotel & banking executive attorney)	Yes	X		✪		• Northrop Grumman Corp.
Michael W. Murphy	64	2002	Director (Retired President & CEO Sharp HealthCare)	Yes		✪		x	-
James M. Myers	64	2010	Director (Retired retail CEO and Board Chair)	Yes	x			✪	-
David M. Tehle	65	2004	Director (Retired retail CFO)	Yes	✪			x	• National Vision, Inc. • US Foods Holding Corp.
Vivien M. Yeung	49	2017	EVP, Chief Strategy Officer, Kohl’s Corporation	Yes	x		x		-
✪ Chair	AC Audit Committee	FC Finance Committee
x Member	CC Compensation Committee
NG Nominating and Governance Committee
Director Attendance — During the time each director nominee served on the Board in fiscal 2021, each attended more than 75% of the meetings of the Board and committees on which he or she served.
6 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

PROXY SUMMARY

Board Composition — The charts below show Board makeup for 2021 by various characteristics. The average tenure of the Board of Directors is 10.5 years while the average age is 61.5 years. For more information on our philosophy regarding the recruitment and diversity of Board members and our Board refreshment policies, please see pages 27.

Age:

37.5%
45-59

37.5%
60-65

25.0%
66+

Tenure:

25.0%
0-4 Years

37.5%
5-10 Years

37.5%
10+ Years

Board Diversity Matrix (As of January 7, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Auditors (Proposal 2)
We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accountants for fiscal 2022. Although stockholder ratification of the appointment is not required, the Audit Committee believes it is appropriate to seek such ratification. Additional information is provided on pages 36.
2021 Auditor Fees
Audit Fees	$1,091,883
Tax or Other Fees	$—
Securitization Related Audit Fees	$110,000
KPMG Total Fees	$1,201,883
JACK IN THE BOX INC. | 2022 PROXY STATEMENT 7

PROXY SUMMARY

Executive Compensation (Proposal 3)
The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of our NEOs for fiscal 2021 (“Say on Pay”). The Board values stockholders’ opinions, and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
•
Our CD&A, starting at page 39, describes the compensation decision-making process, details our programs and policies, and includes an illustration of our compensation framework and key fiscal 2021 performance measures and pay actions.

•	Our executive compensation programs are built on the following principles and objectives:
•
Competitive target pay structure, including base salary, annual incentive, and long-term incentives that enable us to attract and retain talented, experienced executives who can deliver successful business performance and drive long- term stockholder value.

•
Pay for performance alignment, with the largest proportion of executive pay in the form of annual and long-term incentives that directly tie payouts, if any, to the achievement of corporate goals and strategies.

•	Comprehensive goal setting, with financial, operational, and strategic performance metrics that drive long-term stockholder value.
•	Executive alignment with stockholders, through stock ownership and holding requirements that build and maintain an executive’s equity investment in the company.
•	Incentivizing balanced short-term and long-term executive decision-making, through variable compensation components (cash and stock) using varying timeframes.
•	Sound governance practices and principles in plan design and pay decisions, with the Compensation Committee considering both what and how performance is achieved.
•
Management of compensation risk, by establishing incentive goals that avoid placing too much emphasis on any one metric or performance time horizon, thereby discouraging excessive or unwise risk-taking.

•	Our stockholders approved each of the prior five years’ Say on Pay proposals by over 90% of votes cast.
8 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

PROXY SUMMARY

Compensation Governance Practices
The company has several governance practices that we believe support the soundness and efficacy of our compensation programs. In short:
☑ What We Do
☑	Compensation Committee composed entirely of independent directors, who meet regularly in executive session without Management present. Pages 23, 50.
☑	Independent compensation consultant who works exclusively for the Compensation Committee (no other work for the Company). Page 50.
☑	Robust stock ownership and holding requirements. Page 57.
☑	Compensation Risk Committee that analyzes compensation plans, programs, policies and practices. Page 63.
☑	Compensation Committee discretion to reduce payouts under incentive plans. Page 63.
☑
Clawback policy providing ability to recover incentive cash compensation and performance-based equity awards based on financial results that were subsequently restated due to fraud or intentional misconduct. Page 63.

☑	Annual incentive and long-term incentive compensation based on rigorous performance goals that are key metrics for business success and include maximum payout caps. Page 63.
☒ What We Don’t Do
☒	Section 16 officers and directors are prohibited from hedging, pledging, or holding Company stock in margin accounts. Pages 58, 63.
☒	No dividends or dividend equivalents are paid on unvested restricted stock units (RSUs) or performance shares. Page 48.
☒	No re-pricing of equity is permitted without stockholder approval. Page 38.
☒	No tax gross-ups except in the case of qualified relocation expenses (which requires Compensation Committee approval in the case of executive officers). Page 65.
☒
No RSUs or options awards provide for vesting upon a change in control without a “double trigger” (termination and consummation of the change in control) unless the award is not assumed or substituted for by the acquirer. Pages 70-71.

Amendment to 2004 Stock Incentive Plan to Extend Date by Which Awards May Be Granted Through December 31, 2022 (Proposal 4)
The Company seeks approval from its stockholders to amend the Jack in the Box Inc. 2004 Stock Incentive Plan to extend the date by which awards may be granted through December 31, 2022. Additional information is available on pages 76-84.
Stockholder Proposal Regarding Virtual Meetings (Proposal 5)
The Company received a stockholder proposal from The Humane Society of the United States (the “HSUS Proposal”). Additional information regarding the HSUS Proposal is provided on pages 85-86.
Stockholder Proposal Regarding the Issuance of a Report on Sustainable Packaging (Proposal 6)
The Company received a stockholder proposal from Green Century Capital Management, Inc. (the “Green Century Proposal”). Additional information regarding the Green Century Proposal is provided on pages 87-88.
JACK IN THE BOX INC. | 2022 PROXY STATEMENT 9

PROXY SUMMARY

Additional Information
Please see the “Questions and Answers” section that immediately follows for important information about the proxy materials, voting, the Annual Meeting, Company documents, communications, and the deadlines to submit stockholder proposals for the 2023 Annual Meeting of Stockholders.
10 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

QUESTIONS AND ANSWERS

JACK IN THE BOX INC.
9357 Spectrum Center Blvd
San Diego, California 92123
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
March 4, 2022
QUESTIONS AND ANSWERS
Proxy Materials and Voting Information
1.	Why am I receiving these materials?
We sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Jack in the Box Inc. (sometimes referred to as the “Company,” “Jack in the Box,” “we,” “us,” or “our”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponements or adjournments of the Annual Meeting. The Annual Meeting will be held March 4, 2022, at 8:30 a.m. Pacific Standard Time via live webcast at http://www.virtualshareholdermeeting.com/JACK2022. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials, your proxy card, or on the instructions that accompanied your proxy materials. If you held shares of our common stock on January 7, 2022 (the “Record Date”), you are invited to attend the Annual Meeting and vote on the proposals described below under the heading “What are my voting choices for each of the items to be voted on at the 2022 Annual Meeting?” However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign, date, and return the enclosed proxy card. You may also vote before the Annual Meeting over the Internet or by telephone.
The Notice of Annual Meeting of Stockholders (the “Notice”), Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended October 3, 2021, will be mailed to stockholders on or about January 31, 2022.
2.	Who can vote at the Annual Meeting?
If you were a holder of Jack in the Box common stock (the “Common Stock”) either as a stockholder of record or as the beneficial owner of shares held in Street name as of the close of business on January 7, 2022, the Record Date for the Annual Meeting, you may vote your shares at the Annual Meeting. As of the Record Date, there were approximately
21,102,348 shares of Common Stock outstanding, excluding treasury shares. Company treasury shares will not be voted. Each stockholder has one vote for each share of Common Stock held as of the Record Date. As summarized below, there are some distinctions between shares held of record and those owned beneficially in Street name.
3.	What does it mean to be a “stockholder of record”?
If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the Annual
Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by telephone or Internet, to ensure your vote is counted
JACK IN THE BOX INC. | 2022 PROXY STATEMENT 11

QUESTIONS AND ANSWERS

4.	What does it mean to beneficially own shares in “Street name”
If, on the Record Date, your shares were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as “broker”), then you are the beneficial owner of shares held in “Street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a legal proxy from your broker giving you the legal right to vote the shares at the Annual Meeting, as well as satisfy the Annual Meeting admission criteria set out in the Notice. Under the rules that govern brokers, your broker is not permitted to vote on your behalf on any matter to be considered at the Annual Meeting (other than the ratification of the appointment of KPMG LLP as our independent registered public accountants for fiscal 2022) unless you provide specific instructions to the broker as to how to vote. As a result, we encourage you to communicate your voting decisions to your broker before the date of the Annual Meeting to ensure that your vote will be counted.
5.	What are my voting choices for each of the items to be voted on at the 2022 Annual Meeting?
Item 1: Election of Directors	• Vote in favor of all nominees;
• Vote in favor of specific nominees;
• Vote against all nominees;
• Vote against specific nominees;
• Abstain from voting with respect to all nominees; or
• Abstain from voting with respect to specific nominees.
The Board recommends a vote FOR all Director nominees.
Item 2: Ratification of the Appointment of KPMG LLP as Independent Registered Public Accountants	• Vote in favor of ratification;
• Vote against the ratification; or
• Abstain from voting on the ratification.
The Board recommends a vote FOR the ratification.
Item 3: Advisory Vote to Approve Executive Compensation (“Say on Pay”)	• Vote in favor of the advisory proposal;
• Vote against the advisory proposal; or
• Abstain from voting on the advisory proposal.
The Board recommends a vote FOR the advisory approval of executive compensation.
Item 4: Amendment to 2004 Stock Incentive Plan to Extend Date by Which Awards May Be Granted Through December 31, 2022	• Vote in favor of the proposal.
• Vote against the proposal; or
• Abstain from voting on the proposal.
The Board recommends a vote FOR the proposal
Item 5: Stockholder Proposal Regarding Virtual Meetings	• Vote in favor of the proposal;
• Vote against the proposal; or
• Abstain from voting on the proposal.
The Board does not make a recommendation for the proposal.
Item 6: Stockholder Proposal Regarding the Issuance of a Report on Sustainable Packaging	• Vote in favor of the proposal;
• Vote against the proposal; or
• Abstain from voting on the proposal.
The Board recommends a vote AGAINST the proposal.
12 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

QUESTIONS AND ANSWERS

6.	What if I return the proxy card to the Company but do not make specific choices?
If you return a signed, dated, proxy card to the Company without making any voting selections, the Company will vote your shares as follows:
•	“FOR” the election of all director nominees;
•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 2, 2022;
•	“FOR” on an advisory basis, approval of the compensation awarded to our named executive officers for the fiscal year ended October 3, 2021, as set forth in this Proxy Statement;
•	“FOR” the amendment to the Jack in the Box Inc. 2004 Stock Incentive Plan to extend the date by which awards may be granted through December 31, 2022; and
•	“ABSTAIN” for the stockholder proposal requesting that all stockholder meetings be held, in whole or in part, through virtual means.
•	“AGAINST” the stockholder proposal requesting that a report be issued regarding the Company’s sustainable packaging policy.
7.	Could any additional matters be raised at the 2022 Annual Meeting?
We are not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto and in accordance with their best judgment.
8.	What does it mean if I received more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
9.	How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “AGAINST,” abstentions and broker non-votes. A “broker non- vote” occurs when your broker submits a proxy for your shares of Common Stock held in Street name but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. Under the rules that govern brokers who are voting shares held in Street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters.
For purposes of these rules, the only routine matter in this Proxy Statement is the ratification of the appointment of our independent registered public accountants. Therefore, if you hold your shares in Street name and do not provide voting instructions to your broker, your broker does not have discretion to vote your shares on any of the proposals at the Annual Meeting except the ratification of the appointment of independent registered public accountants. However, your shares will be considered present at the Annual Meeting for purposes of determining the existence of a quorum, as provided below.
Proposal Number	Item	Votes Required for Approval	Abstentions	Uninstructed Shares
1	Election of 8 Directors	Majority of votes cast.	No effect.	No effect.
2	Ratification of the Appointment of KPMG LLP as Independent Registered Public Accountants	Majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal.	Count as votes against.	Discretionary voting by broker permitted.
3	Advisory Vote to Approve Executive Compensation	Majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal.	Count as votes against.	No effect.
4.	Amendment to 2004 Stock Incentive Plan to Extend Date by Which Awards May Be Granted Through December 31, 2022	Majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal.	Count as votes against.	No effect.
JACK IN THE BOX INC. | 2022 PROXY STATEMENT 13

QUESTIONS AND ANSWERS

Proposal Number	Item	Votes Required for Approval	Abstentions	Uninstructed Shares
5	Stockholder Proposal Regarding Virtual Meetings	Majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal.	Count as votes against.	No effect.
6.	Stockholder Proposal Regarding the Issuance of a Report on Sustainable Packaging	Majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal.	Count as votes against.	No effect.
10.	How many shares must be present or represented to conduct business at the Annual Meeting?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if the holders of at least a majority of the total number of shares of Common Stock entitled to vote are present, in person or by proxy, at the Annual Meeting. Abstentions and shares represented by broker non-
votes are counted for the purpose of determining whether a quorum is present. If there are insufficient votes to constitute a quorum at the time of the Annual Meeting, we may adjourn the Annual Meeting to solicit additional proxies.
11.	How do I vote my shares of Jack in the Box Common Stock?
If you are a stockholder of record, you can vote in the following ways:
•	By Internet: by following the Internet voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on March 3, 2022.
•	By Telephone: by following the telephone voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on March 3, 2022.
•
By Mail: if you have received a printed copy of the proxy materials from us by mail, you may vote by mail by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.

•
During Live Webcast: as this year’s Annual Meeting will be held entirely online, stockholders may vote during the Annual Meeting by joining the live webcast at the following site: http://www.virtualshareholdermeeting.com/JACK2022. To participate in the Annual Meeting, you will need the 16- digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Annual Meeting. However, even if you plan to participate in the live webcast of the Annual Meeting, the Company recommends that you vote your shares in advance so that your vote will be counted if you later decide not to attend.
If you are a beneficial owner, you can vote in the following way:
If your shares are held in Street name or through a benefit or compensation plan, your broker or your plan trustee should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone or mail, as instructed by your broker, trustee, or other agent. Shares beneficially held through a benefit or compensation plan cannot be voted at the Annual Meeting. You may vote your shares beneficially held through your broker at the Annual Meeting if you obtain a valid legal proxy from your broker giving you the legal right to vote the shares at the Annual Meeting.
12.	May I change my vote or revoke my proxy?
Yes.
If you are a stockholder of record, you may change your vote or revoke your proxy by:
•	filing a written statement to that effect with our Corporate Secretary before the taking of the vote at the Annual Meeting;
•	voting again via the Internet or telephone but before the closing of those voting facilities at 11:59 p.m. Eastern Time on March 3, 2022;
•	participating in the live webcast of the Annual Meeting at http://www.virtualshareholdermeeting.com/JACK2022 by
14 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

QUESTIONS AND ANSWERS

entering in the 16-digit control number included in your proxy materials, revoking your proxy, and voting during the Annual Meeting (joining the live webcast of the Annual Meeting, in and of itself, will not constitute a revocation of a proxy); or
•	timely submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting.
The written statement or subsequent proxy should be delivered to Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123, Attention: Corporate Secretary.
If you are a beneficial owner and hold shares through a broker, bank, or other financial institution, you may submit new voting instructions by contacting your broker, bank, or other nominee. You may also change your vote or revoke your voting instructions during the live webcast of the Annual Meeting if you obtain a signed legal proxy from the broker, bank, or other nominee giving you the right to vote the shares.
13.	Who will pay for the cost of soliciting proxies?
The Company will pay the cost of preparing, printing, and mailing the Notice and the proxy materials. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of Common Stock beneficially owned by others, to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to the beneficial owners. If you choose to access proxy materials or vote over the Internet or by telephone, you are responsible for Internet or telephone charges. We have engaged Innisfree M&A Incorporated (“Innisfree”), a proxy-solicitation firm, to provide advice to the Company with respect to the 2022 Annual Meeting of Stockholders and to assist us in the solicitation of proxies, for which the Company will pay a fee of $15,000 plus reimbursement of certain out-of-pocket expenses. In addition to solicitation by mail, proxies may be solicited personally, by telephone, or by Innisfree. They may also be solicited by directors, officers, or employees of the Company, who will receive no additional compensation for such activities.
14.	How can I find out the results of the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (“SEC”) within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov, visiting our website or contacting our Investor Relations Department by writing to Investor Relations Department, Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123, or by sending an email to investor.relations@jackinthebox.com.
15.	How can I obtain copies of the proxy statement or 10-K?
A copy of this Proxy Statement and the Company’s Annual Report on Form 10-K (“Form 10-K”) for the fiscal year ended October 3, 2021, are available free of charge on our website. These filings and all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8- K may be found at http://investors.jackinthebox.com. Form 10- K, excluding exhibits, may also be obtained by stockholders without charge by written request sent to Investor Relations Department, Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123.
As permitted by SEC rules, if your stock is held by a brokerage firm or bank, a single copy of this Proxy Statement may be delivered to an address shared by two or more stockholders. If you prefer to receive separate copies of a Proxy Statement and/or Annual Report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a Street- name stockholder should provide information on how to request (i) householding of future Company materials or (ii) separate materials if only one set of documents is being sent to a household.
JACK IN THE BOX INC. | 2022 PROXY STATEMENT 15

QUESTIONS AND ANSWERS

Annual Meeting Information
16.	How do I attend the 2022 Annual Meeting of Stockholders?
IMPORTANT NOTE: If you plan to attend the Annual Meeting, you must follow these instructions.
The Annual Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the annual meeting as well as vote and submit your questions during the live webcast of the meeting by visiting the following website: http://www.virtualshareholdermeeting.com/JACK2022 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials
Attendance at the meeting is limited to stockholders as of the Record Date (January 7, 2022) or their authorized named representatives. Recording of the Annual Meeting by camera, sound, or video recording devices is strictly prohibited.
Communications and Stockholder Proposals
17.	How can I communicate with the Company’s Directors?
The Board is committed to continuing to engage with stockholders and encourages an open dialogue about compensation, governance and other matters. We value your input, your investment and your support. The Board has established a process to facilitate communication by stockholders with Directors.
Stockholders or others who wish to communicate any concern of any nature to the Board of Directors, any Committee of the Board, or any individual director or group of directors, may write to a director or directors in care of the Office of the Corporate Secretary, Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123, or telephone 888-613-5225. Your letter should indicate whether or not you are a stockholder of the Company.
Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of our
Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Governance Committee. For all other matters, our Corporate Secretary will, depending on the subject matter:
•	forward the communication to the director or directors to whom it is addressed;
•	forward the communication to the appropriate management personnel;
•	attempt to handle the inquiry directly, for example where it is a request for information about our Company, or it is a stock- related matter; or
•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topics.
18.	How do I submit a proposal for action at the 2023 Annual Meeting?
A proposal for action to be presented by any stockholder at the 2023 Annual Meeting of Stockholders will be acted upon only:
•
If a proposal is to be included in the proxy statement, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the proposal is received by the Corporate Secretary no later than 120 calendar days prior to the anniversary of this year’s mailing date, so no later than 5:00 p.m. Pacific Time, on October 3, 2022.

•
If the proposal is not to be included in the proxy statement, the proposal is delivered to the Corporate Secretary not less than 120 days and not more than 150 days prior to the first anniversary of the date of the previous year’s Annual Meeting, or not later than November 4, 2022, and not earlier than October 5, 2022; in addition, such proposal is, under

Delaware General Corporation Law, an appropriate subject for stockholder action; and must also comply with the procedures and requirements set forth in as well as the applicable requirements of our Bylaws.
In addition, the stockholder proponent, or a representative who is qualified under state law, must appear at the 2023 Annual Meeting of Stockholders to present such proposal.
All proposals must be in writing and should be sent to Jack in the Box Inc., to the attention of Corporate Secretary, at 9357 Spectrum Center Blvd., San Diego, CA 92123.
A copy of the Bylaws may be obtained by written request to the Corporate Secretary at the same address. The Bylaws are also available at http://investors.jackinthebox.com.
16 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

PROPOSAL ONE — ELECTION OF DIRECTORS

PROPOSAL ONE — ELECTION OF DIRECTORS
All of the directors of the Company are elected annually and serve until the next Annual Meeting and until their respective successors are elected and qualified. The current nominees for election as directors (each of whom is currently serving as a Director of the Company) are set forth below. All of the nominees have indicated their willingness to serve and have consented to be named in the Proxy Statement. If any should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated in the proxy.
Nominees for Director
The following table provides certain information about each nominee for director as of January 1, 2022.
Name	Age	Position(s) with the Company	Director Since
David L. Goebel	71	Independent Non-Executive Chairman of the Board	2008
Darin S. Harris	53	Chief Executive Officer and Director	2020
Sharon P. John	57	Independent Director	2014
Madeleine A. Kleiner	70	Independent Director	2011
Michael W. Murphy	64	Independent Director	2002
James M. Myers	64	Independent Director	2010
David M. Tehle	65	Independent Director	2004
Vivien M. Yeung	49	Independent Director	2017
Vote Required for Approval
In the election of directors, you may vote FOR, AGAINST, or ABSTAIN. The Company’s Bylaws require that, in an election such as this, where the number of director nominees does not exceed the number of directors to be elected, each director will be elected by the vote of the majority of the votes cast (in person or by proxy) with respect to the director. A “majority of votes cast” means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. For purposes of determining the votes cast, only those votes cast “FOR” or “AGAINST” are included. Neither a vote to ABSTAIN nor a broker non-vote will count as a vote cast FOR or AGAINST a director nominee and, as a result, will have no direct effect on the outcome of the election of directors. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.
In an uncontested election, a nominee who does not receive a majority of the votes cast will not be elected. An incumbent director who is not elected because he or she does not receive a majority of the votes cast will continue to serve but shall tender his or her resignation to the Board. The Nominating and Governance Committee will take action to determine whether to accept or reject the director’s resignation, or whether other action is appropriate, and will make a recommendation to the Board. Within ninety (90) days following the date of the certification of the election results, the Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale for such decision.
ON PROPOSAL ONE, ELECTION OF DIRECTORS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL EIGHT NOMINEES.
JACK IN THE BOX INC. | 2022 PROXY STATEMENT 17

PROPOSAL ONE — ELECTION OF DIRECTORS

Director Qualifications and Biographical Information
Our Board includes individuals with expertise in executive leadership and management, accounting and finance, marketing and branding, and across restaurant, franchise, hospitality, retail, manufacturing, and healthcare industries. Our Directors have a diversity of backgrounds and experiences. We believe that, as a group, they work effectively together in overseeing our business, hold themselves to the highest standards of integrity, and are committed to representing the long-term best interests of our stockholders.
Biographical information for each of the Director nominees, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that each of the Director nominees should serve as a director, is set forth on the pages below. In addition to the business and professional experiences described below, our Director nominees also serve on the boards of various civic and charitable organizations.
Director Nominees
David L. Goebel
Qualifications:

• Mr. Goebel has more than 40 years of experience in the retail, food service, and hospitality industries. Mr. Goebel’s qualifications to serve on our Board include: his business, operational, management, and leadership development experience in the retail, food service, and hospitality industries; his work as an executive consultant; his relevant industry experience, including his experience in restaurant operations, restaurant and concept development, supply chain management, franchising, executive development, risk assessment, risk management, succession planning, executive compensation and strategic planning; and his service on other private and public boards.

Non-Executive Chairman of the Board; Director Since December 2008

Mr. Goebel has been a director of the Company since December 2008 and has served as Non-Executive Chairman of the Board since June 2020. He is a partner and Faculty Member for The ExCo Group LLC (formerly Merryck & Co.

Americas), a worldwide firm that provides peer to peer mentoring services for CEOs and senior business executives. He has held that position since May 2008. In 2008, Mr. Goebel became the founding principal and President of Santoku, Inc., a private company that operates a fast-casual healthy concept under the name Cultivare Greens & Grains and a fast- casual pizza concept under the name Pie Five Pizza Company. Mr. Goebel also served as acting President and CEO of Mr. Goodcents Franchise Systems, Inc. from 2010 until December 2014. From 2001 until 2007, he served in various executive positions at Applebee’s International, Inc., including as President and Chief Executive Officer in 2006-2007, during which time the company operated nearly 2,000 restaurants in the United States and internationally. Previous to that, Mr. Goebel was President of Summit Management, Inc., a consulting group specializing in executive development and strategic planning. Prior to that, he was the Chief Operating Officer of Finest Foodservice, LLC, a Boston Chicken/Boston Market franchise that he founded and co- owned, which was responsible for developing 80 restaurants within a seven-state area from 1994 until 1998. Since 2017, Mr. Goebel has served on the board of directors of Wingstop Inc. which operates and franchises more than 1,500 fast-casual restaurant locations across the United States and internationally. He currently serves as the Chair of their Compensation Committee and a member of their Nominating and Corporate Governance Committee. Since October 2021, Mr. Goebel has also served on the board of directors of Murphy USA Inc., a leading marketer of retail motor fuel products and convenience merchandise, where he serves as a member of the Audit Committee and Executive Compensation Committee.

18 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

PROPOSAL ONE — ELECTION OF DIRECTORS

Darin S. Harris
Qualifications:

• Mr. Harris has more than 25 years of leadership experience in the restaurant industry encompassing operations, franchising, brand strategy, and restaurant development. His professional expertise and knowledge of our business, our industry, and our competitive position bring an important Company perspective to the Board.

Chief Executive Officer; Director Since June 2020
Darin Harris began his role as Chief Executive Officer and joined the Board of Directors in June 2020. He was previously CEO of North America for flexible working company, IWG PLC, Regus,
North America, from April 2018 to May 2020. Prior to that, from August 2013 to January 2018, Mr. Harris served as Chief Executive Officer of CiCi’s Enterprises LP. Mr. Harris also previously served as Chief Operating Officer for Primrose Schools from October 2008 to July 2013. He previously held franchise leadership roles as Senior Vice President at Arby’s Restaurant Group, Inc, from June 2005 to October 2008 and Vice President, Franchise and Corporate Development at Captain D’s Seafood, Inc., from May 2000 to January 2004. He was also a prior franchise operator of multiple Papa John’s Pizza and Qdoba Mexican Grill restaurants from November 2002 to June 2005. Since October 2021, Mr. Harris has also served on the board of directors of Shipley Do-nut Flour & Supply Co.

Sharon P. John
Qualifications:

• Ms. John’s qualifications to serve on our Board include her current role as CEO and director of a publicly traded global retail company and her broad merchandising, marketing, branding, sales and executive management experience, including key roles at well-known consumer brands.

Director Since September 2014

Ms. John has been a director of the Company since September 2014. Ms. John has been the Chief Executive Officer, President and a member of the Board of Directors of Build-A-Bear Workshop, Inc. since June 2013. From

January 2010 through May 2013, Ms. John served as President of Stride Rite Children’s Group LLC, a division of Wolverine Worldwide, Inc., a global designer, manufacturer and marketer of footwear and apparel. From 2002 through 2009, she held positions of broadened portfolio and increased responsibility at Hasbro, Inc., a multinational toy and board game company, including as General Manager & Senior Vice President of its U.S. Toy Division from 2006 to 2008 and General Manager & Senior Vice President of its Global Preschool unit from June 2008 through 2009. Ms. John also served in a range of roles at Mattel, Inc. She started her career in the advertising industry.

JACK IN THE BOX INC. | 2022 PROXY STATEMENT 19

PROPOSAL ONE — ELECTION OF DIRECTORS

Madeleine A. Kleiner
Qualifications:

• Ms. Kleiner’s qualifications to serve on our Board include her experience as general counsel for two public companies, as outside counsel to numerous public companies and her past and current experience on public company boards. She brings to our Board experience as an executive for a major franchisor in the hospitality industry, as well as expertise in corporate governance, risk management, securities laws disclosure, securities transactions, mergers and acquisitions, Sarbanes- Oxley compliance, human resources and executive compensation, government relations and crisis management.

Director Since September 2011

Ms. Kleiner has been a director of the Company since September 2011 and is currently Chair of the Nominating and Governance Committee. From 2001 to 2008, Ms. Kleiner was Executive Vice President, General Counsel and Corporate

Secretary for Hilton Hotels Corporation, a hotel and resort company. At Hilton, Ms. Kleiner oversaw the company’s legal affairs and the ethics, privacy and government affairs functions. She was also a member of the executive committee with significant responsibility for board of directors’ matters. From 1999 through 2001, Ms. Kleiner served as a director of a number of Merrill Lynch mutual funds operating under the Hotchkiss and Wiley name. From 1995 to 1998, Ms. Kleiner served as Senior Executive Vice President, Chief Administrative Officer and General Counsel of H. F. Ahmanson & Company and its subsidiary, Home Savings of America, where she was responsible for oversight of legal, human resources, legislative and government affairs and corporate communications. Previous to that, from 1977 to 1995, Ms. Kleiner was with the law firm of Gibson, Dunn & Crutcher, including as partner from 1983 to 1995, where she advised corporations and their boards primarily in the areas of mergers and acquisitions, corporate governance, securities transactions and compliance. Ms. Kleiner has served on the board of directors of Northrop Grumman Corporation since 2008, where she is a member of the Compensation Committee. Ms. Kleiner also serves on the board of directors of the Ladies Professional Golf Association (“LPGA”) and the Reserve Club.

Michael W. Murphy
Qualifications:

• Mr. Murphy’s qualifications to serve on our Board include his business and management experience leading Sharp HealthCare, an integrated healthcare delivery system with multiple facilities and more than 18,000 employees, his experience as a senior financial officer of Sharp HealthCare, and his experience as a Certified Public Accountant, and former partner at Deloitte. The Board benefits from Mr. Murphy’s extensive experience in accounting, finance, financial reporting, auditing, governance, labor relations, human resources and compensation, marketing, risk assessment and risk management, strategic planning and quality initiatives.

Director Since September 2002

Mr. Murphy has been a director of the Company since September 2002 and is currently Chair of the Compensation Committee. Mr. Murphy served as President and Chief Executive Officer of Sharp HealthCare from April 1996 until his retirement in February 2019, and as member of the Sharp Board from 2007 through his retirement. Sharp is a comprehensive healthcare delivery system which has been recognized with the Malcolm Baldrige National Quality Award, the nation’s highest Presidential honor for quality and organizational performance excellence. Prior to his appointment to President and Chief Executive Officer, Mr. Murphy served as Senior Vice President of Business Development and Legal Affairs for Sharp HealthCare. He began his career at Sharp in 1991 as Chief Financial Officer of Grossmont Hospital before moving to a system-wide role as Vice President of Financial Accounting and Reporting. Prior to this, Mr. Murphy provided certified public accounting services, including as a partner at Deloitte.

20 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

PROPOSAL ONE — ELECTION OF DIRECTORS

James M. Myers
Qualifications:

• Mr. Myers’ qualifications to serve on our Board include more than 35 years of financial and retail operations experience, including 10 years as a CPA and public company auditor with KPMG LLP and 25 years with Petco, a national specialty retail chain with more than 1,500 stores in all 50 states, Puerto Rico and Mexico. Mr. Myers brings to the Board his experience with marketing and consumer brands, human resources and compensation, mergers and acquisitions, capital markets, financial reporting, financial oversight, and the financial and strategic issues facing public and private companies, as well as prior experience of serving on a public company board and audit committee.

Director Since December 2010

Mr. Myers has been a director of the Company since December 2010 and is currently Chair of the Finance Committee. Mr. Myers served as Chairman of the Board of Petco, the national pet supplies retailer from July 2015 until September

2018 and was also Petco’s Chief Executive Officer from 2004 until February 2017. Previously, Mr. Myers held the following positions at Petco: President from 2011 until 2015; Chief Financial Officer from 1998 to 2004; and Vice President and Controller from 1990. Prior to that, Mr. Myers was a Certified Public Accountant with KPMG LLP.

David M. Tehle
Qualifications:

• Mr. Tehle’s qualifications to serve on our Board include his lengthy experience in senior financial management at public companies in the retail and manufacturing industries, and his service on other boards of public companies in the retail and food service sectors. As an active CFO through June 2015, he was responsible for the overall financial management of a large retail organization. Mr. Tehle has experience in the oversight of strategic planning, human resources and compensation, finance, accounting, information systems, investor relations, treasury and internal audit functions. He brings valuable financial expertise and retail and management experience to the Board.

Director Since December 2004

Mr. Tehle has been a director of the Company since December 2004 and is currently Chair of the Audit Committee. He served as Executive Vice President and Chief Financial Officer of Dollar General Corporation, a publicly traded company, from 2004 until his retirement in 2015. Prior to that, Mr. Tehle served from 1997 to 2004 as Executive Vice President and Chief Financial Officer of Haggar Corporation, a manufacturing, marketing, and retail corporation. From 1996 to 1997, he was Vice President of Finance for a division of The Stanley Works, one of the world’s largest manufacturer of tools, and from 1993 to 1996, he was Vice President and Chief Financial Officer of Hat Brands, Inc. Mr. Tehle served on the board of directors of Genesco, Inc. from February 2016 through June 2019. Since July 2016, he has served on the board of US Foods Holding Corp., where he chairs the Audit Committee; and since July 2017, on the Board of National Vision, Inc. where he also chairs the Audit Committee.

JACK IN THE BOX INC. | 2022 PROXY STATEMENT 21

PROPOSAL ONE — ELECTION OF DIRECTORS

Vivien M. Yeung
Qualifications:

• Ms. Yeung’s qualifications to serve on our Board include her current strategic consulting work and recent strategic roles at publicly traded global retail companies, as well as her broad background in strategy development across channel development, marketing, product management, international growth, pricing and new business development, including at Kohl’s, Lululemon, Starbucks, and as a consultant at Bain.

Director Since April 2017

Ms. Yeung has been a director of the Company since April 2017. Ms. Yeung is currently serving as the Executive Vice President & Chief Strategy Officer of Kohl’s Corporation. From January 2018 until November 29, 2019, Ms.

Yeung served as General Manager, Venture at Lululemon Athletica Inc, a healthy lifestyle inspired athletic apparel company. She previously served as that company’s Chief Strategy Officer from May 2015 to January 2018, and as Vice President, Strategy from November 2011 to May 2015. From 2008 until 2011, Ms. Yeung was an independent consultant working with philanthropies, non-profit organizations and small to medium-sized enterprises on strategy development. From 2002 to 2008, she held positions with increasing responsibilities at Starbucks Coffee Company, a global premium food and beverage retailer, leading strategy development and process improvement for its North America, International, and Global Product organizations. Ms. Yeung started her career with Bain & Company, a global strategy consulting firm, advising clients on growth, operational and investment strategies across Greater China, Southeast Asia and Australia.

22 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE
We operate within a comprehensive corporate governance structure driving and expecting the highest standards of professional and personal conduct. Our Corporate Governance Principles and Practices, our ethics Code of Conduct: “The Integrity Playbook,” the charters for our Audit, Compensation, Finance, and Nominating and Governance Committees, and other corporate governance information, are available at http://investors.jackinthebox.com. These materials are also available in print to any stockholder upon written request to the Company’s Corporate Secretary, Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123. The information on our website is not a part of this Proxy Statement and is not incorporated into any of our filings made with the Securities and Exchange Commission.
Directors’ Independence
The Jack in the Box Inc. Director Independence Guidelines provide that a director is not independent if he or she is: (a) a director, executive officer, partner or owner of 5% or greater interest in a company that either purchases from or makes sales to our Company that total more than one percent of the consolidated gross revenues of such company for that fiscal year; (b) a director, executive officer, partner or owner of 5% or greater interest in a company from which our Company borrows an amount equal to or greater than one percent of the consolidated assets of either our Company or such other company; or (c) a trustee, director or executive officer of a charitable organization that has received in that fiscal year discretionary donations from our Company that total more than
1% of the organization’s latest publicly available national annual charitable receipts.
The Board has analyzed the independence of each Director. It has determined that all but Mr. Harris are independent directors under the NASDAQ Listing Rules, as well as the additional Director Independence Guidelines adopted by the Board. As part of its analysis, the Board determined that none of these Directors have a material relationship with the Company. Mr. Harris is our current Chief Executive Officer and an employee, and therefore he is not considered “independent” as that term is defined by the relevant listing rules and governance guidelines.
Board Meetings, Annual Meeting of Stockholders, and Attendance
In fiscal 2021, each director attended more than 75% of the meetings of the Board and of the committees on which he or she served. The Board held nine meetings in fiscal 2021.
While we do not have a formal attendance policy regarding attendance by our directors at our annual stockholder meetings, all directors standing for election in 2022 and who were Company directors at the time attended the 2021 Annual Meeting.
Determination of Current Board Leadership Structure
In April 2020, the Board of Directors, with input from the Nominating and Governance Committee, appointed independent director David Goebel as Non-Executive Chairman of the Board, effective in June 2020 once Darin Harris started his employment as Chief Executive Officer with the Company. Previously, Mr. Goebel has been on the Board of Directors since December 2008 and previously served as the Lead Independent Director. The Nominating and Governance Committee’s Charter provides that the Committee will annually assess the leadership structure of the Board and recommend a structure to the Board for approval.
In November 2021, the Board of Directors, with input from the Nominating and Governance Committee, conducted this annual assessment, including assessing whether the roles of Chief Executive Officer (“CEO”) and Chairman of the Board should continue to be split between two different individuals.
Based on the recommendation of the Nominating and Governance Committee, the Board believes that the leadership structure with an independent Chairman of the Board is still appropriate at this time and will promote continued effective decision-making.
The Board believes that separating these two positions enables our Chairman to lead the Board of Directors in its oversight and advisory roles and allows our Chief Executive Officer to focus on supervising the Company’s day-to-day business operations and developing and implementing the Company’s business strategies and objectives. Because of the many responsibilities of the Board of Directors and the significant time and effort required by each of the Chairman and the Chief Executive Officer to perform their respective duties, the Board believes that at this time having separate persons in these roles enhances the ability of each to
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discharge those duties effectively and, as a result, enhances the Company’s prospects for success. As Chairman, Mr. Goebel will continue to call and preside at meetings of the independent directors as well as the Board, and he will, in consultation with the CEO and other directors, establish the agenda for each Board of Director’s meeting. The Chairman also serves as the spokesman for the Board of Directors should any public communications from the Board be appropriate. As noted earlier, the Board assesses its leadership structure on a regular basis and would revisit the current structure should it deem a change in that structure appropriate.
Lead Director
At all times when the Chair of the Board is not the Chief Executive Officer or otherwise an independent director, the Board shall appoint a Lead Independent Director who shall be an “independent” director. Our Corporate Governance Principles and Practices provide for the Lead Director to fulfill the following functions:
•	set agendas for the executive sessions of the Board;
•	preside at the executive sessions of the independent directors held following each scheduled board meeting;
•	act as a key communication channel between the Board and the CEO;
•	lead the Board in determining the format and adequacy of information the directors receive;
•	provide the Chairman with input on agendas for Board meetings and the schedule of meetings in order to assure sufficient time for discussion of all agenda items;
•	call meetings of independent directors; and
•	if requested by major stockholders, ensure that he or she is available for consultation and direct communication.
The Lead Director may perform other functions as the Board may direct. Principally because our current Chairman is an independent director, the Board has elected not to fill the role of Lead Independent Director at this time.
The Board’s Role in Risk Oversight
Management is responsible for the Company’s day-to-day risk management. The Board’s role is to provide oversight of the processes designed to identify, assess and monitor key risks and risk mitigation activities. The Board fulfills its risk oversight responsibilities through (i) quarterly reports from the Head of Internal Audit (Internal Audit Head) to the Audit Committee relating to risk management and oversight; (ii) ongoing enterprise risk management discussions by the full Board with the Director of Internal Audit and Company leadership; (iii) receiving reports directly from employees responsible for the management of particular business risks; and (iv) reports by each Committee Chair regarding the respective Committee’s oversight of specific risk topics.
The Board reviews cybersecurity risk with the Chief Information Officer regularly and has delegated oversight of other specific risk areas to Committees of the Board. For example, the Audit Committee discusses with Management the Company’s major financial risk exposures and the steps Management has taken to monitor and mitigate those risks. As another example, the Compensation Committee discusses with its independent consultant, Management and the Compensation Risk Committee the risks arising in connection with the design of the Company’s compensation programs and succession planning. The risk oversight responsibility of each Board Committee is described in its committee charter available at http://investors.jackinthebox.com.
A more detailed discussion of the Compensation Committee’s oversight of compensation risk is found in the Section “Compensation Risk Analysis” contained later in this proxy.
The Board’s Role in Succession Planning
The Board expects Management to have an ongoing program for effective senior leadership development and succession. As reflected in our Corporate Governance Principles and Practices, the Board’s practice is to have the CEO review annually with the full Board the abilities of the key senior managers and their likely successors. The Board also considers management succession issues when meeting in executive session at each Board meeting. Additionally, the Board oversees ongoing plans for management development and retention, as well as executive succession, including CEO succession. At times, the Board will delegate to the Compensation Committee or, as it has recently done, to an Ad Hoc Succession Planning Committee of the Board, responsibility to review and advise on succession planning, in
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which case the Board expects the Committee to review such plans with Management and the Board and to make recommendations to the Board with respect thereto.
Committees of the Board
The Board of Directors has four standing committees: Audit, Compensation, Nominating and Governance, and Finance. The Board considers new committee and chair assignments and the designation of a Non-Executive Chairman of the Board each February. Effective February 2021, the Board of Directors approved the Board Committee assignments for the year and re-designated David Goebel as the Non-Executive Chairman of the Board. The current committee makeup is provided in the “Board Nominees” table in the Proxy Summary.
The authority and responsibility of each Committee is summarized below. A more detailed description of the functions of the Audit, Compensation, Nominating and Governance, and Finance Committees is included in each Committee charter available at http://investors.jackinthebox.com.
Audit Committee. As more fully described in its charter, the Audit Committee assists the Board of Directors with overseeing:
•	the integrity of the Company’s financial reports;
•	the Company’s compliance with legal and regulatory requirements;
•	the independent registered public accountant’s performance, qualifications and independence;
•	the performance of the Company’s internal auditors; and
•	the Company’s processes for identifying, evaluating, and addressing major financial, legal, regulatory compliance, and enterprise risks.
The Audit Committee has sole authority to select, evaluate, and, when appropriate, replace the Company’s independent registered public accountants. The Audit Committee has appointed KPMG LLP (“KPMG”) as its independent registered public accountants for fiscal 2022 and is asking the stockholders to ratify this appointment in Proposal 2. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider the selection to determine, in its discretion, whether to retain KPMG or to select a different registered public accountant. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year.
The Audit Committee meets at least each quarter with KPMG, Management and the Company’s Internal Audit Head, to review the Company’s annual and interim consolidated financial results before the publication of quarterly earnings press releases and the filing of quarterly and annual reports with the Securities and Exchange Commission. The Audit Committee also meets at least each quarter in private sessions with KPMG, Management, and the Internal Audit Head. The Audit Committee also oversees the Company’s Business Ethics Program, which includes receiving a quarterly report from the Ethics Officer. The Board of Directors has determined that a majority of members of the Audit Committee qualify as an “audit committee financial expert” as defined by SEC rules.
The Audit Committee held four meetings in fiscal 2021. Additional information regarding the Audit Committee is set forth in the “Report of the Audit Committee” section of this proxy.
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Compensation Committee. As more fully described in its charter, the Compensation Committee assists the Board in discharging the Board’s responsibilities relating to director and executive officer compensation, and it oversees the performance evaluation of Management. The Compensation Committee reviews and approves the Company’s compensation philosophy and the compensation of executive officers, including short and long-term goals and metric and compensation components (e.g., cash, equity and other forms of compensation). The Compensation Committee discusses with Management and reports to the Board any significant risks associated with the design and administration of the Company’s compensation programs and succession planning, and actions taken by Management to mitigate such risks. The Committee has approved the disclosures in the Company’s “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee held seven meetings in fiscal 2021.
Finance Committee. As more fully described in its charter, the Finance Committee assists the Board in advising and consulting with Management concerning financial matters of importance to the Company. Topics considered by the Committee include the Company’s capital structure, financing arrangements, stock repurchase programs, capital investment policies, investment performance oversight for the Company’s retirement plans, the budget process, and the financial implications of major acquisitions and divestitures. The Finance Committee discusses with Management and reports to the Board major risk exposures and the monitoring and mitigation activities undertaken by Management in connection with the matters overseen by the Committee, including proposed major transactions, capital structure, investment portfolio including employee benefit plan investments, financing arrangements, and share repurchase programs. The Finance Committee held five meetings in fiscal 2021.
Nominating and Governance Committee. As more fully described in its charter, the Nominating and Governance Committee duties include assessing the makeup and diversity of the Board, identifying and recommending qualified candidates to be nominated for election as directors at the Annual Meeting or to be appointed by the Board to fill an existing or newly created vacancy on the Board; recommending members of the Board to serve on each Board committee; and annually reviewing and recommending the leadership structure of the Board. The Nominating and Governance Committee discusses with Management and reports to the Board major risk exposures in connection with matters overseen by the Committee. Its activities include:
•	evaluating director candidates for nomination;
•	evaluating the appropriate Board size;
•	reviewing and recommending corporate governance guidelines to the Board;
•	providing oversight with respect to the annual evaluation of Board, Committee and individual director performance;
•	overseeing the Company’s political and charitable contributions;
•	assisting the Board in its oversight of the Company’s insider trading compliance program;
•	recommending director education; and
•	overseeing the Company’s ESG and sustainability strategy, initiatives, and policies.
All nominees for election as directors currently serve on the Board of Directors and are known to the Nominating and Governance Committee in that capacity. The Nominating and Governance Committee held four meetings in fiscal 2021.
Committee Member Independence
The Board has determined that each member of the Audit, Compensation, Nominating and Governance, and Finance Committees is an independent director for purposes of the NASDAQ Listing Rules as well as under the additional Director Independence Guidelines adopted by the Board. In addition, the members of the Audit Committee are all independent as required under Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of
1934, and the members of the Compensation Committee meet the definitions of (i) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), and (iii) the requirements of Rule 10C-1 under the Securities Exchange Act of 1934.
Executive Sessions
Our independent, non-employee Directors meet in executive session without Management present at each regularly scheduled meeting of the Board. Mr. Goebel leads such executive sessions in his role as Non-Executive Chairman. The
Audit Committee also holds executive sessions at each regularly scheduled meeting, and the other Committees of the Board meet in executive session as they deem appropriate.
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Board Composition and Refreshment
Policy Regarding Consideration of Director Candidates and Makeup and Diversity of the Board. The Nominating and Governance Committee has the responsibility to identify, screen, and recommend qualified candidates to the Board for nomination as directors. In evaluating director candidates, the Nominating and Governance Committee considers the qualifications listed in the Jack in the Box Inc. Corporate Governance Principles and Practices, which are available at http://investors.jackinthebox.com.
The following are some of the factors generally considered by the Nominating and Governance Committee in evaluating director candidates:
•	the appropriate size of the Board;
•	the perceived needs of the Company for particular skills, background, and business experience;
•
the skills, background, reputation and experience of the nominees, including whether those qualities add to a diversity of experiences, backgrounds, individuals, viewpoints and perspectives on the Board;

•	leadership, character and integrity;
•	independence from Management and from potential conflicts of interest with the Company;
•	experience with accounting rules and practices;
•	experience with executive compensation;
•	applicable regulatory and listing requirements, including independence requirements and legal considerations;
•	interpersonal and communications skills and the benefits of a constructive working relationship among directors; and
•	the desire to balance the considerable benefits of continuity with the periodic injection of the fresh perspective provided by new members.
The Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders.
Retirement Policy. The Board has adopted a retirement policy under which directors may not stand for election or be appointed after age 75. The Board does not believe it should establish term limits which could disadvantage the Company by forcing out directors whose tenure and experience continue to add value to the workings of the Board.
Board Tenure Review Policy. The Company has a tenure review policy pursuant to which any director who has served more than 12 years on the Board shall submit to the Committee his or her voluntary offer to resign from the Board. The Committee undertakes a thorough review of any such director’s continued effectiveness and appropriateness for service and recommends to the full Board that it either accept or reject the offer of resignation; in the latter event, the long-tenured director may continue to serve on the Board and must re-submit his or her resignation offer every three years for subsequent review.
Stockholder Recommendations and Board Nominations
In order to be evaluated pursuant to the Nominating and Governance Committee’s established procedures, stockholder recommendations for candidates for the Board must be sent in writing to the following address at least 120 days prior to the first anniversary of the date of the previous year’s Annual Meeting of Stockholders:
Nominating and Governance Committee of the Board of Directors c/o Office of the Corporate Secretary
Jack in the Box Inc.
9357 Spectrum Center Blvd.
San Diego, CA 92123
Any recommendation submitted by a stockholder to the Nominating and Governance Committee must include the same information concerning the potential candidate and the recommending stockholder as would be required under Article III, Section 3.16 of the Jack in the Box Inc. Bylaws if the stockholder wished to nominate the candidate directly. The
Committee considers all candidates regardless of the source of the recommendation. In addition to stockholder recommendations, the Committee considers recommendations from current directors, Company personnel and others. The Company generally retains a search firm to assist it in identifying and screening candidates, and in conducting reference checks. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. A candidate nominated by a stockholder for election at an Annual Meeting of Stockholders will not be eligible for election unless the stockholder proposing the nominee has provided timely notice of the nomination in accordance with the deadlines (at least 120 days and no more than 150 days prior to the first anniversary of the date of the previous year’s Annual Meeting of Stockholders) and other requirements set forth in the Company’s Bylaws. Article III, Section 3.16 of the Company’s Bylaws provides that, in order to be eligible for election as a director, a candidate must deliver
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to the Corporate Secretary statements indicating whether the candidate:
•	is a party to any voting commitment that has not been disclosed to the Company;
•	is a party to any voting commitment that could limit the nominee’s ability to carry out a director’s fiduciary duties;
•	is a party to any arrangements for compensation, reimbursement, or indemnification in connection with service as a director and has committed not to become a party to any such arrangement; and
•	will comply with the Company’s publicly disclosed policies and guidelines.
The foregoing is a summary of provisions of the Company’s Bylaws and is qualified by reference to the actual provisions of Article III, Section 3.16.
Code of Conduct
Jack in the Box Inc. is committed to establishing and maintaining an effective ethics and compliance program that is intended to increase the likelihood of preventing, detecting, and correcting ethical lapses and violations of law or Company policy. In 1998, the Company adopted a Code of Conduct (the “Code”) which applies to all officers, and employees, as well as to our Board of Directors. The Company also provides our franchisees and significant vendors with our Code and with procedures for communicating any ethics or compliance concerns to the Company. The Code is revised from time to time, most recently in July 2020 to update certain references to new personnel.
The Code is available on the Company’s website at http://investors.jackinthebox.com. We will disclose amendments to, or waivers of our Code that are required to be disclosed under the securities rules, by posting such information on the Company’s website, www.jackintheboxinc.com. Any waiver of our Code for directors or executive officers must be approved by the Board of Directors. The Company did not grant any such waivers in fiscal 2021 and does not anticipate granting any such waiver in fiscal 2022.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is an officer, former officer, or employee of the Company. During fiscal 2021, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal 2021, no interlocking relationship existed between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or Compensation Committee members of any other entity, on the other hand.
Additional Corporate Governance Principles and Practices
The Company has adopted Corporate Governance Principles and Practices which contain general principles and practices regarding the functioning of the Board of Directors and the Board Committees. The Nominating and Governance Committee regularly reviews the Principles and Practices and recommends revisions if and as appropriate. The full text of the Principles and Practices may be found at http://investors.jackinthebox.com. The Principles and Practices address many of the items discussed above, and also include the following items:
Limitation on Other Board Service. Non-employee directors may not serve on the boards of more than three other public companies. Our Corporate Officers are generally limited to serving on no more than one outside public company board, taking into consideration the time commitment and potential business conflicts inherent in such service.
Review of Director Skill Matrix. The Nominating and Governance Committee annually utilizes a skill matrix to assess the capabilities of the current directors and any needs for the Board as a whole. The matrix itself is updated if and as necessary to assure that it remains relevant to the evolving needs of the Company and the Board.
Board, Committee, and Individual Director Evaluations. The directors annually participate in a robust evaluation process focusing on an assessment of Board operations as a whole and the service of each director. Additionally, each of the Audit, Compensation, Finance, and Nominating and Governance Committees conducts a separate evaluation of its own performance and the adequacy of its charter. The Nominating and Governance Committee coordinates the evaluation of individual directors and of the Board operations, and reviews and reports to the Board on the outcome of these
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self-evaluations. As part of the evaluation process most years, the Non-Executive Chairman of the Board will meet individually with each director to generate and discuss any ideas for improving the effectiveness of the director and/or the Board.
New Director Orientation and Continuing Education. The Board works with Management to schedule new-director orientation programs and continuing education programs for directors. Orientation is designed to familiarize new directors with the Company and the franchise restaurant industry as well as Company personnel, facilities, strategies and challenges, and corporate governance practices, including board ethics. Continuing education programs may include in-house and third-party presentations and programs.
ESG Governance & Leadership
We believe the success of our past and of our future is built on the foundation of conducting our business with honesty, integrity and an uncompromised standard of ethics. Integrity is at the core of our interactions with each other and with our guests. This requires more than offering delicious, craveable food with friendly service. We strive to instill an environment of open communication and strong ethics throughout the organization and in all our business relationships.
ESG oversight is conducted from the highest levels of our organization. Our Nominating and Governance Committee oversees our ESG and sustainability strategy, initiatives, and policies, and it reviews management’s assessments of such strategy, initiatives, and policies. Additionally, the other committees of the Board are briefed on ESG matters relevant to their scope. For example, the Audit Committee is responsible for enterprise risk management and oversight over the Company’s ethics program in promoting an ethical culture, while the Compensation Committee oversees topics such as gender pay equity and human capital management.
At the management level, ESG oversight is provided by our Chief Legal & Risk Officer and our ESG Steering Committee, who support our ongoing commitment to sustainability and the integration of ESG into our business operations. Our ESG Steering Committee is charged with setting the company’s ESG strategy; overseeing communication with employees, investors and other stakeholders with respect to ESG matters; and monitoring and anticipating developments related to and improving our understanding of ESG matters. The ESG Steering Committee is made up of subject-matter experts in relevant disciplines across our organization such as human resources, operations, supply chain, investor relations, and legal and government affairs. The Committee reports to the Board of Directors at least annually and to the Nominating and Governance Committee at least biannually.
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DIRECTOR COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS

DIRECTOR COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS
Under its charter, the Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and recommending to the Board the form and amount of compensation for our non-employee directors. The following discussion of compensation and stock ownership requirements applies only to our non-employee directors and does not apply to Mr. Harris, who is an employee of the Company, compensated as an executive officer, and does not receive additional compensation for service as a director.
The Board believes that total compensation for directors should reflect the work required in both (i) their ongoing oversight and governance role and (ii) their continuous focus on driving long-term performance and stockholder value. The compensation program is designed to provide pay that is within a competitive range approximating the 50th percentile of pay of directors in the Company’s Peer Group. (The methodology used in determining the companies in the Fiscal 2021 Peer Group, and those companies, are described in Section III.b of the Compensation Discussion & Analysis (“CD&A”) in this Proxy Statement). The program consists of a combination of cash retainers and equity awards in the form of time-vested restricted stock units (“RSUs”).
Director Compensation Program Review
The Compensation Committee periodically reviews the competitiveness of the director compensation program, typically every two years. Any changes to director cash retainers and/or annual stock award values generally occur only after such review. The last review occurred in July 2020 when the Committee’s independent compensation consultant Semler Brossy (prior to August 2021) provided competitive market data of directors in the Company’s fiscal 2021
Compensation Peer Group. The Committee recommended and the Board approved that a) the stock ownership requirement increase from three times to five times the annual cash Board service retainer (which was implemented in July 2020), and b) cash retainer payments be paid quarterly in arrears beginning after the 2021 Annual Stockholder meeting. No other changes were made to the director compensation program.
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Annual Compensation Program
a. Cash Retainers
Each director receives an annual cash retainer for his or her service on the Board, service on Board committees or chair of a Board committee, and service as Chairman or Lead Director, as applicable. There are no meeting fees. Cash retainer payments are paid quarterly in arrears following the Annual Stockholder Meeting each year. New directors receive a prorated quarterly retainer payment in arrears, if applicable, following his or her appointment to the Board.
2021 RETAINERS
Annual Board Service	$65,000
Chairman	$45,000
Lead Director(1)	$17,500
(1)	Only applies if an independent board member does not occupy the Chairman role.
Committee	Committee Chair(1)	Committee Membership
Audit	$25,000	$10,000
Compensation	$25,000	$7,500
Finance	$12,500	$5,000
Nominating & Governance	$12,500	$5,000
(1)	Includes Committee membership retainer
Directors may elect to defer receipt of some or all of their cash retainers in the form of Common Stock equivalents under the Jack in the Box Inc. Deferred Compensation Plan for Non-Management Directors (the “Deferred Compensation Plan”). The number of Common Stock equivalents credited to a director’s account is based on a per share price equal to the average of the closing price of Common Stock on the NASDAQ Stock Market for the 10 trading days immediately preceding the date the deferred compensation is credited to the director’s account. Under the Deferred Compensation Plan, to the extent dividends are paid, dividend equivalents and fractions thereof are converted to additional Common Stock equivalents and are credited to a director’s deferred compensation account as of the dividend payment dates. Each director’s account is settled in an equal number of shares of Common Stock upon the director’s termination of service from the Board. The Deferred Compensation Plan is a non-qualified plan under the Internal Revenue Code.
b. Expenses
The Company reimburses directors for customary and usual travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.
c. Annual Equity Grant — Restricted Stock Units
Each director receives an annual grant of RSUs under the Jack in the Box Inc. 2004 Stock Incentive Plan (“2004 Stock Incentive Plan”). We grant RSUs for the following reasons:
•	RSUs cause the value of directors’ share ownership to rise and fall with that of other stockholders, serving the objective of long-term alignment with stockholder interests.
•	RSUs are a prevalent form of director compensation among the Company’s Peer Group.
The Company determines the number of RSUs to be granted by dividing the annual equity award value ($135,000 for the Chairman, and $90,000 for board members) by the closing price of Common Stock on the date of the annual grant, which is shortly after the annual meeting of stockholders, provided the director is providing services to the Company on the date of grant. RSUs vest on the earlier of the first business day 12 months from the date of grant (unless deferred) or upon the director’s termination of service with the Board. Directors may elect to defer receipt of shares issuable under RSU awards to termination of their Board service; and beginning with the February 2015 RSU awards, shares that have vested and been deferred earn a dividend (in the form of Common Stock equivalents) to the same extent the Company pays a dividend on outstanding shares.
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Director Ownership and Stock Holding Requirements
The Board believes that all directors should maintain a meaningful personal financial stake in the Company to align their long-term interests with those of our stockholders. Pursuant to our Corporate Governance Principles and Practices, the Board desires that, within a reasonable period after joining the Board, each non-employee director hold Common Stock with a value of at least five times the annual cash Board service retainer equal to $325,000. Direct holdings, unvested and deferred RSUs, and Common Stock equivalents count toward ownership value. In addition, each director is required to hold at least 50% of the shares resulting from RSU grants until termination of his or her Board service. The table below shows each non-employee director’s ownership value as of fiscal year-end 2021, based on a closing stock price of $99.51 on the last trading day of fiscal 2021, October 3, 2021. Each of our directors meets the stock holding requirement.
Name	Board Service Effective Date	Direct Holdings/ Unvested RSUs	Deferred Units & Common Stock Equivalents	Total Value
Mr. Goebel	Dec. 2008	$791,602	$1,436,725	$2,228,327
Ms. John	Sept.2014	$327,587	$449,188	$776,775
Ms. Kleiner	Sept.2011	$737,867	$1,020,674	$1,758,541
Mr. Murphy	Sept.2002	$85,479	$6,607,962	$6,693,441
Mr. Myers	Dec.2010	$666,916	$1,783,418	$2,450,334
Mr. Tehle	Dec.2004	$769,312	$4,863,054	$5,632,366
Ms. Yeung	April2017	$85,479	$683,136	$768,615
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Fiscal 2021 Compensation
The table below shows the compensation amounts for each of the Company’s non-employee directors who served in fiscal 2021. Mr. Goebel, Chairman of the Board, received an annual equity award of 1,288 RSUs valued at $135,000 on the date of grant (March 1, 2021), and each of the other directors, except for Ms. Birch and Mr. Gainor who did not stand for re-election in February 2021, received an annual equity award of 859 RSUs, valued at $90,000 on the date of grant. The RSUs vest 100% on the earlier of the first business day 12 months from the date of grant or upon the director’s termination of service with the Board.
Name	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation(4)	Total
Ms. Birch(1)	$0	$0	$0	$0
Mr. Gainor(1)	$0	$0	$0	$0
Mr. Goebel	$61,250	$135,000	$22,942	$219,192
Ms. John	$38,750	$90,000	$7,011	$135,761
Ms. Kleiner	$43,750	$90,000	$8,710	$142,460
Mr. Murphy	$47,500	$90,000	$95,263	$232,763
Mr. Myers	$43,750	$90,000	$26,322	$160,072
Mr. Tehle	$47,500	$90,000	$60,822	$198,322
Ms. Yeung	$40,000	$90,000	$10,544	$140,544
(1)	Ms. Birch and Mr. Gainor did not stand for re-election in February 2021 and did not receive any cash retainers or stock awards in fiscal 2021.
(2)
“Fees Earned or Paid in Cash” reflects Board and Committee retainers paid to each director in 2021 either (a) in cash or (b) deferred at the director’s election (in the case of Ms. Yeung, and Messrs. Goebel and Myers).

(3)	“Stock Awards” reflects the grant date fair value of RSUs granted under the 2004 Stock Incentive Plan, computed in accordance with ASC 718.
(4)
The amount reported in the “All Other Compensation” column reflects four dividend payments made during fiscal 2021 that were credited to the applicable directors’ common stock equivalent accounts, in connection with (1) the respective director’s prior deferral of cash retainers, under the Director Deferred Compensation Plan described in the above section “a. Cash Retainers” and/or (2) beginning with the February 2015 RSU award, vested deferred RSUs as described in section c. “Annual Equity Grant – Restricted Stock Units.” Dividends are paid only to the same extent the Company pays a dividend on outstanding shares.

JACK IN THE BOX INC. | 2022 PROXY STATEMENT 33

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee with respect to Jack in the Box Inc.’s audited consolidated financial statements for the fiscal year ended October 3, 2021.
The Audit Committee has reviewed and discussed the annual consolidated financial statements with Management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm (the “independent auditor”). Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditor.
The Audit Committee met on four occasions in the fiscal year ended October 3, 2021. The Audit Committee met with the independent auditor, with and without Management present, to discuss the results of its audit and quarterly reviews of the Company’s financial statements. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Statement on Auditing Standards No. 1301 Communications with Audit Committees. The Audit Committee also received from the Company’s independent auditor the written disclosures and the letter required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence and has discussed with the independent auditor its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of the independent auditor.
In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s Management and internal audit group as well as the Company’s independent auditor whose reports express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and on the effectiveness of internal control over financial reporting.
Based on the reviews and discussions referred to above, and the reports of KPMG, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2021, for filing with the SEC.
THE AUDIT COMMITTEE
David M. Tehle, Chair
Madeleine Kleiner
James M. Myers
Vivien M. Yeung
This report is not deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.
34 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES AND SERVICES

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES AND SERVICES
The following table presents fees billed for professional services rendered by KPMG, the Company’s independent registered public accountants, for the fiscal years ended October 3, 2021, and September 27, 2020.
	2021	2020
Audit Fees(1)	$1,091,883	$1,421,196
Securitization Related Audit Fees(2)	$110,000	$110,000
Tax and other Fees	$—	$—
KPMG Total Fees	$1,201,883	$1,531,196
(1)
Audit Fees include fees for the audit of the Company’s consolidated annual financial statements and the audit of the effectiveness of internal controls over financial reporting. Audit Fees also include fees for review of the interim financial statements included in our Form 10-Q quarterly reports and the issuance of consents and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Securitization Related Audit Fees include fees for the audit of Jack in the Box SPV Guarantor, LLC and Subsidiaries’ consolidated annual financial statements.
Registered Public Accountants’ Independence. The Audit Committee has considered whether the provision of the above-noted services, other than audit services, is compatible with maintaining KPMG’s independence, and has determined that the provision of such services has not adversely affected KPMG’s independence.
Policy on Audit Committee Pre-Approval of Services. The Company and its Audit Committee are committed to ensuring the independence of the independent registered public accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with applicable securities rules. The Audit Committee’s pre-approval policy is set forth in the Audit Committee Pre-Approval Policy, which is available on our website at http://investors.jackinthebox.com
JACK IN THE BOX INC. | 2022 PROXY STATEMENT 35

PROPOSAL TWO — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PROPOSAL TWO — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has appointed the firm of KPMG LLP as the Company’s independent registered public accountants for fiscal year 2022. Although action by stockholders in this matter is not required, the Audit Committee believes it is appropriate to seek stockholder ratification of this appointment.
KPMG LLP has served as the Company’s independent auditor since 1986. One or more representatives of KPMG LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders present at the meeting. The following proposal will be presented at the Annual Meeting:
Action by the Audit Committee appointing KPMG LLP as the Company’s independent registered public accountants to conduct the annual audit of the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 2, 2022, is hereby ratified, confirmed and approved.
Vote Required for Ratification
Ratification requires the affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will have the same effect as a vote “AGAINST” this proposal. Brokers have discretionary authority to vote uninstructed shares on this matter.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
36 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders have the opportunity to cast an advisory vote on the compensation of our named executive officers (“NEOs”) as disclosed in the CD&A, the compensation tables, narrative disclosures, and related footnotes included in this Proxy Statement. This “Say on Pay” vote is advisory, and therefore nonbinding on the Company; however, the Compensation Committee of the Board of Directors, which is comprised entirely of independent directors, values the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions. We received a 92.8% favorable vote on Say on Pay at our February 2021 Annual Meeting of Stockholders.
The Compensation Committee engages the services of an independent compensation consultant to advise on executive compensation matters, including competitive compensation targets within the marketplace, and Company performance goals and analysis.
As discussed in more detail in the CD&A, our executive compensation program is designed to attract and retain a talented team of executives who can deliver on our commitment to build long-term stockholder value. The Compensation Committee believes our program is competitive in the marketplace, links pay to performance by rewarding our NEOs for achievement of short-term and long-term financial and operational goals (and, in some years, strategic goals), and aligns our NEOs’ interests with the long- term interests of our stockholders by providing a mix of performance and service-based equity awards. Specifically, a significant portion of compensation paid to our NEOs is based on the Company’s business performance.
Our fiscal 2021 NEOs include our Chief Executive Officer (CEO); Executive Vice President, Chief Financial Officer (CFO); Vice President, Controller and Financial Reporting (Former Interim PFO); Executive Vice President, Chief Marketing Officer (CMO); Senior Vice President, Chief Supply Chain Officer (CSCO); Senior Vice President, Chief People Officer (CPO); and Former Senior Vice President, Chief Information Officer (CIO).
The Compensation Committee believes stockholders should consider the following key components of our compensation programs and governance practices when voting on this proposal:
Pay for Performance Orientation
•
Competitive, Targeted Pay. We target executive base salary, total cash compensation, and total direct compensation to deliver competitive pay for performance that meets expectations, and the opportunity for higher pay only if performance exceeds expectations.

•
Pay Mix. Our executive compensation program includes a mix of fixed and variable compensation, with a significant portion of target compensation in the form of annual and long-term incentives that directly tie to achievement of Company financial and strategic goals and drive long-term stockholder value.

•
Long-Term Incentive (“LTI”). Annual equity awards for our NEOs in fiscal 2021 included performance shares (“PSUs”) and time-vested restricted stock units (“RSUs”), equally weighted, and with holding requirements. The PSUs vest three years after the grant date with the final number of PSUs earned based on achievement of Company financial goals over a three-fiscal year period. The grant guidelines, goals, and performance metrics for the PSU awards granted in December 2020 for the performance period fiscal 2021-2023 are further described in the CD&A.

•
2021 Annual Incentive. In 2021, our NEOs’ annual incentive opportunity was based on two financial metrics, (1) Operating EBIT (weighted 50%) and (2) System Same-Store Sales (weighted 30%), and Strategic Goals (weighted 20%). The total incentive payout attained was between target and maximum performance, as described further in the CD&A.

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PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Alignment with Long-Term Stockholder Interests
•
Equity Awards. The largest portion of our NEOs’ total pay is delivered in equity awards (for fiscal 2021, PSUs and RSUs), with such equity awards accounting for 60% of Mr. Harris targeted total direct compensation in fiscal 2021.

The RSUs granted in fiscal 2021 vest 25% per year over four years, and the PSUs granted in fiscal 2021 vest at the end of a three-year performance period based on achievement of pre-established performance goals. All RSU and PSU awards granted in fiscal 2021 to our NEOs and other executive officers are subject to a holding requirement, whereby each executive must hold 50% of after-tax net shares resulting from the vesting of such awards until the executive’s termination of service. Beginning in fiscal 2022, RSU and PSU awards granted to our NEOs and other executive officers will be subject to a revised holding requirement, whereby each executive must hold 50% of after-tax net shares resulting from the vesting of such awards until the executive meets their multiple of base salary stock ownership requirement (“hold until met”). This change was made to better align our holding requirement with prevailing market practice.
•
Stock Ownership Requirement. Our NEOs and other executive officers are required to own a significant amount of the Company’s stock, based on a multiple of base salary, in addition to the holding requirement on after-tax net shares resulting from the vesting of PSUs and RSUs.

•	No Evergreen – No Repricing. We do not have an evergreen plan, and we prohibit repricing equity awards without stockholder approval.
•
No Pledging or Hedging. As described in greater detail in the CD&A, we prohibit Section 16 officers (including our NEOs and other executive officers) from pledging Company stock as collateral for any obligation or engaging in hedging transactions involving our stock.

Recommendation
With the assistance of its independent compensation consultant, the Compensation Committee has thoughtfully developed our executive compensation programs, setting NEO compensation that links pay to performance and provides an appropriate balance of short-term and long-term incentives that are aligned with long-term stockholder interests. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:
“RESOLVED, that Jack in the Box Inc. stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described narrative disclosures in this Proxy Statement for the 2022 Annual Meeting of Stockholders.”
Approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not count as votes cast “FOR” or “AGAINST” the proposal and will not be included in calculating the number of votes necessary for approval for this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.
38 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

CD&A — I. EXECUTIVE SUMMARY

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) explains the key objectives and elements of our executive compensation program and the compensation decisions for our named executive officers (“NEOs”) in fiscal 2021. The Compensation Committee of our Board of Directors (the “Committee”), with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs. Our fiscal 2021 NEOs are:
• Darin S. Harris	Chief Executive Officer (“CEO”), our principal executive officer
• Timothy E. Mullany(1)	Executive Vice President, Chief Financial Officer (“CFO”), our principal financial officer
• Dawn E. Hooper(2)	Vice President, Controller and Financial Reporting, our former interim principal financial officer (“Interim PFO”)
• Ryan L. Ostrom(1)	Executive Vice President, Chief Marketing Officer (“CMO”)
• Dean C. Gordon	Senior Vice President, Chief Supply Chain Officer (“CSCO”)
• Steven Piano(1)	Senior Vice President, Chief People Officer (“CPO”)
• Andrew T. Martin(3)	(Former) Senior Vice President, Chief Information Officer (“CIO”)
(1)	Messrs. Mullany, Ostrom and Piano joined the Company in January 2021, February 2021, and April 2021, respectively.
(2)
Ms. Hooper was appointed Interim Principal Financial Officer effective August 10, 2020, and she served in that role until Mr. Mullany joined the Company on January 18, 2021 as Executive Vice President, Chief Financial Officer. Prior to becoming Interim PFO, and currently, Ms. Hooper serves as the Company’s Vice President, Controller and Financial Reporting, a non-executive officer position. Ms. Hooper was only a NEO by reason of her Interim PFO role and accordingly, as described in this CD&A. Ms. Hooper was not a participant in the same executive compensation programs for our other executive officers.

(3)	Mr. Martin separated employment with the Company on May 7, 2021.
Quick Reference Guide
Executive Summary	Section I
Compensation Principles and Objectives	Section II
Compensation Competitive Analysis	Section III
Elements of Compensation	Section IV
Compensation Decision-Making Process	Section V
Fiscal 2021 Compensation	Section VI
Additional Compensation Information	Section VII
CEO Pay Ratio Disclosure	Section VIII
I. EXECUTIVE SUMMARY
Jack in the Box is committed to responsibly building long-term stockholder value. Our executive compensation program is designed to deliver on this commitment by using a balanced performance measurement framework that is aligned with the key drivers of Company performance and stockholder value creation. This executive summary provides an overview of our fiscal 2021 performance, compensation framework and pay actions, targeted total direct compensation, and CEO pay for performance alignment.
a. Fiscal 2021 Review
Fiscal 2021 was another uniquely challenging year for the restaurant industry, but due to our innovation, perseverance, and continued focus on making significant progress on our strategic pillars and growth objectives, it was also a very exciting year for Jack in the Box, our employees, franchisees, and the communities in which we operate, as we laid much of the foundation for the brand’s future success.
In spite of significant challenges posed by the COVID pandemic, fiscal 2021 included many achievements. We continued to successfully execute on our growth strategy by, among other things, improving our relationship and alignment with franchisees, kickstarting our unit growth strategy, creating modular and flexible restaurant designs, and enhancing the digital experience for our guests. Furthermore, we strengthened our uniquely broad menu, with the addition of Spicy Tiny Tacos and an improved Cluck Sandwich, as well as the return of Popcorn Chicken and Monster Tacos.
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CD&A — I. EXECUTIVE SUMMARY

Our marketing and advertising efforts during fiscal 2021 – including the “Jackletes” college athlete platform, owning Chicken (Alaska), and a partnership with musician and viral star Jason Derulo – also built brand awareness and drove sales. In addition to these accomplishments, we also continued to drive systemwide financial and operational performance, and for the eleventh consecutive year, we achieved same-store sales growth.
Returns to Stockholders
The Company returned approximately $237.6 million to shareholders through stock buybacks and dividends in Fiscal 2021, and continues to offer a viable long-term opportunity for shareholders seeking a value-oriented stock with a new, growth-focused strategy in place.
Financial and Operational Results
•
Systemwide sales increased 13.1% year-over-year. The increase is inclusive of the favorable 53rd week in the fourth quarter of 2021, which resulted in incremental systemwide sales of $77.9 million. Excluding the 53rd week, systemwide sales in fiscal 2021 increased 11.0% year-over-year.

•	System same-store sales(1) increased 10.3% year-over-year, marking the eleventh consecutive year of same-store sales growth.
•	Total revenues increased 12.0% year-over-year. The increase is inclusive of the favorable 53rd week in the fourth quarter of 2021, which resulted in incremental revenue of approximately $21.3 million.
•	Net earnings and diluted earnings per share (“EPS”)(2) increased 84.7% and 90.9% year-over-year, respectively.
•	Earnings from operations increased 25.7% year-over-year.
•
Adjusted EBITDA(3) increased 20.9% year-over-year to $331.4 million. The increase is inclusive of the favorable 53rd week in the fourth quarter of 2021, which resulted in incremental Adjusted EBITDA of $5.6 million.

•	Restaurant level margin(4) decreased 40 basis points year-over-year to 24.2% of company-owned restaurant sales.
•	Franchise level margin(4) increased 210 basis points year-over-year to 42.0%, or $317.6 million.
•	Net units decreased 1.0% year-over-year with 37 closures and 14 store openings during the year.
(1)
System same-store sales represents changes in sales at company and franchise restaurants open more than one year. Franchise sales represent sales at franchise restaurants and are revenues of our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and percentage rent revenues are calculated based on a percentage of franchise sales. We believe system same-store sales information is useful to investors as it has a direct effect on the Company’s profitability.

(2)
Fiscal year 2020 Diluted EPS included non-recurring items, notably a pension settlement charge and the sale of a corporate office building, that affect the comparability to fiscal year 2021 Diluted EPS.

(3)
Adjusted EBITDA represents net earnings on a GAAP basis excluding income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, impairment and other charges, net, depreciation and amortization, the amortization of franchise tenant improvement allowances and other, and pension settlement charges. See “Appendix A - Reconciliation of Non-GAAP Measurements to GAAP Results.”

(4)
Restaurant-Level Margin and Franchise-Level Margin are non-GAAP measures. These non-GAAP measures are reconciled to earnings from operations, the most comparable GAAP measure, in the attachment to this release. See “Appendix A - Reconciliation of Non-GAAP Measurements to GAAP Results.”

(5)
Operating EBIT is a non-GAAP measure defined by the Company as net earnings before interest expense, net and income taxes, excluding gains or losses on the sale of company operated restaurants and/or the sale of the corporate office facility, restructuring costs and/or other non-recurring charges, any gain or loss associated with the Company’s corporate-owned life insurance policies (COLI), net period benefit costs/credits or settlement gain/loss related to the Company’s pension and post-retirement health plans, and earnings or losses from discontinued operations. See “Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.”

40 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

CD&A — I. EXECUTIVE SUMMARY

Incentive Compensation Results
•	Annual Incentive Plan – Weighted payout equal to 143.3% of target payout for our CEO and 179.2% of target payout for our other NEOs.
Performance Metric	Weight	Target Goal	Maximum Goal	Result	Actual Payout(1) (% of Target)
Operating EBIT
First-half FY21 goal	25%	$125.8 million	$127.4 million	$144.7 million	CEO: 150% Other NEOs: 200%
Second-half FY21 goal	25%	$125.0 million	$127.6 million	$132.0 million	CEO: 150% Other NEOs: 200%
System Same-Store Sales
First-half FY21 goal	15%	10.4%	12.4%	15.9%	CEO: 150% Other NEOs: 200%
Second-half FY21 goal	15%	4.0%	6.0%	4.8%	CEO: 120% Other NEOs: 140%
Strategic Goals
A. Be a Great Franchisor	7.5%	See CD&A Section VI.b for a description of the pre-established strategic goals		A. Maximum	All NEOs: 150%
B. Brand Position and Strategy	5%			B. Target	All NEOs: 100%
C. Ignite Development and Growth	7.5%			C. Maximum	All NEOs: 150%
(1)
The maximum incentive payout for our CEO for both the financial goals and the strategic goals is 150% of target payout; and for our other NEOs, the maximum payout is 200% of target payout for the financial goals and 150% of target payout for the strategic goals. Performance and payouts are between performance levels and payout opportunity.

•
Long-Term Incentive Plan – For PSUs vested and payable in 2021 (granted in November 2018 for the three-fiscal year performance period FY2019-FY2021), the weighted payout resulted in 131.0% of the target number of PSUs granted. Mr. Gordon is the only NEO who received this payout.

Performance Metric	Weight	Target Goal	Result	Payout % of PSUs Granted
Adjusted Return on Invested Capital (ROIC) from Operations(6) (ROIC at FYE 2021)	50%	22.5%	46.8%	150.0%
Systemwide Sales ($M) (Goals set annually)	Year 1 – 16.7%	$3,566.0	$3,504.7	69.3%
	Year 2 – 16.7%	$3,631.0	$3,672.7	116.5%
	Year 3 – 16.7%	$3,933.0	$4,155.3	150.0%
Leadership Transitions
During fiscal 2021, Mr. Harris focused on building a senior executive leadership team that possessed the key skills, knowledge, and experience to strengthen the Company’s relationship with its franchisees and to grow the brand over the long-term, resulting in several leadership changes:
•
On January 18, 2021, Mr. Mullany commenced employment as our new Executive Vice President, Chief Financial Officer, and Ms. Hooper completed her assignment as Interim PFO, returning to her position as Vice President, Controller and Financial Reporting.

•	On February 1, 2021, Mr. Ostrom commenced employment as our new Executive Vice President, Chief Marketing Officer.
•	On April 26, 2021, Mr. Piano commenced employment as our new Senior Vice President, Chief People Officer.
•	Mr. Martin (Former CIO) separated employment with the Company on May 7, 2021.
(6)
Adjusted ROIC from Operations is calculated as after-tax earnings from operations, excluding gains or losses on the sale of company-operated restaurants and restructuring charges, divided by average invested capital (which excludes accumulated other comprehensive income or loss related to the Company’s retirement plans).

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CD&A — I. EXECUTIVE SUMMARY

b. Fiscal 2021 Compensation Framework and Key Pay Actions
Our executive compensation program is designed to motivate, engage, and retain a talented executive leadership team and to appropriately reward them for their contributions to our business. Our performance measurement framework consists of a combination of multiple performance metrics, varying time horizons, and multiple equity vehicles. The largest portion of our executives’ compensation is variable and is directly tied to the achievement of annual and longer-term financial and operating goals, and stock price performance. In combination, these metrics and vehicles provide a balanced and comprehensive view of performance and drive the Committee’s executive compensation decisions.
Consistent with the fundamental principle that compensation programs should align pay with performance, the Company’s fiscal 2021 performance directly impacted compensation decisions and pay outcomes, as shown below in the chart that summarizes the compensation framework and key fiscal 2021 performance measures and pay actions.
Performance Measurement Framework with 2021 Pay
Base Salary

•  In November 2020, Mr. Gordon, Mr. Martin (our former CIO), and Ms. Hooper (who was serving as Interim PFO) received salary increases to maintain market competitiveness and recognize individual performance.

Annual Incentive
Fiscal 2021 Design

Fiscal 2021 Results

Annual incentives were paid at 143.3% of target payout for our CEO (maximum payout of 150% of target payout for both the financial goals and the strategic goals), and 179.2% of target payout for our other NEOs (maximum payout of 200% of target payout for the financial goals and 150% of target payout for the strategic goals), based on the weighted results described in CD&A Section VI.b. Payouts were prorated for NEOs who joined the Company during fiscal 2021.

42 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

CD&A — I. EXECUTIVE SUMMARY

Long-Term Incentive
Fiscal 2021 Design

Ms. Hooper received an annual equity award of RSUs in December 2020 in her capacity as a non-executive officer that vests 33% per year over three years and is not subject to stock holding requirements. Mr. Martin forfeited the annual equity award he received in fiscal 2021 upon his separation of employment with the Company in May 2021.

Fiscal 2021 Actions Relating to PSU Grants

•  For the FY 2021-2023 PSU grant, the Committee established two goals (1) an adjusted ROIC from Operations measure and (2) a Systemwide Sales growth measure, each based on performance at the end of the third fiscal year of the three-fiscal year performance period (FY 2023).

•  For the FY 2019-2021 PSU grant, the Committee certified goal achievement and approved a payout of 131.0% of target PSUs granted, based on performance for the three-fiscal year performance period, as described in CD&A Section VI.c.

Special Pay Actions
• Upon the completion of Ms. Hooper ’s service as Interim PFO in January 2021, her base salary was adjusted to reflect the reduction of the $7,500 per month increase she received as Interim PFO.

•  During fiscal 2021, in consultation with its independent compensation consultant, the Board established compensation packages to induce Messrs. Mullany, Ostrom, and Piano to join the Company, each of which included (a) a market-competitive salary, (b) a one-time cash bonus subject to repayment under certain circumstances, (c) an equity award of RSU/PSUs and/or a one-time RSU equity award, and (d) relocation assistance. Mr. Mullany received a one-time cash bonus of $150,000, and Messrs. Ostrom and Piano each received a one-time cash bonus of $200,000. In addition, pursuant to their compensation packages, Messrs. Mullany, Ostrom, and Piano were each eligible to receive receive a prorated annual incentive incentive based on the Company’s fiscal year performance, and they each received one or more equity awards as described in CD&A Section VI.c – “Equity Awards for New Executive Officers.”

•  Mr. Martin separated employment with the Company in May 2021 in connection with the restructuring of the executive leadership team. He received severance benefits as described in the section entitled “Potential Payments on Termination of Employment or Change in Control” of this Proxy Statement.

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CD&A — I. EXECUTIVE SUMMARY

c. Fiscal 2021 Pay Mix
A significant percentage of our NEO’s target total direct compensation (“TDC”) (consisting of base salary, target annual incentive, and target long-term incentive) is variable at-risk pay delivered in the form of annual and long-term incentives, representing 80% of target TDC for our CEO, and an average of 60% of target TDC for our other NEOs (excluding Ms. Hooper, who completed her Interim PFO assignment in January 2021 and participated in the compensation programs for her non-executive officer role as Vice President, Controller and Financial Reporting).
The at-risk, performance-based components of our fiscal 2021 executive compensation program (consisting of target annual incentive and target PSUs), represents 50% of target TDC for our CEO and an average of 42% of target TDC for our other NEOs (excluding Ms. Hooper).

(1)
This chart excludes (a) the target TDC for Ms. Hooper, who did not participate in our executive compensation program for fiscal 2021, as described above, and (b) Mr. Martin, who separated his employment with the Company in May 2021.

d. CEO Compensation and Pay for Performance Alignment
Each year, the Committee assesses our CEO’s actual compensation relative to the Company’s performance. The graph below shows the relationship of our CEO’s actual TDC compared to our cumulative total shareholder return (TSR) performance in each of the last five fiscal years. Actual TDC in this chart includes base salary, annual incentive earned for the fiscal year, and the long-term incentive grant date award value, all as reported in the SCT.
44 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

CD&A — I. EXECUTIVE SUMMARY

As illustrated below, pay and performance are generally aligned, with higher pay in years with strong financial and TSR performance, and lower pay in years when financial performance did not meet goals and/or TSR declined. In fiscal 2021, however, our TSR increased more than 23% year-over-year, while our CEO’s compensation declined. The year-over-year reduction in our CEO’s compensation is not a reflection of poor financial or TSR performance, as evidenced above, but rather reflects the lower target compensation structure established in fiscal 2020 for the CEO position to ensure sound alignment with pay for performance following the CEO transition.

(1)
The graph above shows the cumulative return to holders of the Company’s Common Stock at September 30th of each year assuming $100 was invested on September 30, 2016, and assumes reinvestment of dividends.

e. Say-on-Pay Feedback from Stockholders
In 2021, we sought an advisory vote from our stockholders regarding our executive compensation program and received a 92.8% favorable vote supporting the program. Each year, the Committee considers the results of the advisory vote as it completes its annual review of each pay element and the compensation provided to our NEOs and other executives. Given the significant level of stockholder support and our stockholder outreach throughout the year, the Committee concluded that our executive compensation program continues to align executive pay with stockholder interests and provides competitive pay that encourages retention and effectively incentivizes performance of talented NEOs and executives.
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CD&A — II. COMPENSATION PRINCIPLES AND OBJECTIVES

II. COMPENSATION PRINCIPLES AND OBJECTIVES
The Committee focuses on the following principles and objectives in determining and measuring the various components of our executive compensation programs:
•
Competitive target pay structure, including base salary, annual incentive, and long-term incentives that enable us to attract and retain talented, experienced executives who can deliver successful business performance and drive long-term stockholder value.

•
Pay for performance alignment, with the largest proportion of executive pay in the form of annual and long-term incentives that directly tie payouts, if any, to the achievement of corporate goals and strategies.

•	Comprehensive goal setting, with financial, operational, and strategic performance metrics that drive long-term stockholder value.
•	Incentivizing balanced short-term and long-term executive decision making, through variable compensation components (cash and stock) using varying timeframes.
•	Executive alignment with stockholder interests, through stock ownership and holding requirements that build and maintain an executive’s equity investment in the company.
•	Sound governance practices and principles in plan design and pay decisions, with the Committee considering both what and how performance is achieved.
•
Management of compensation risk, by establishing incentive goals that avoid placing too much emphasis on any one metric or performance time horizon, thereby discouraging excessive or unwise risk-taking.

Internal Pay Equity
Our compensation programs are designed so that potential compensation opportunities are appropriate relative to each executive’s level of responsibility and impact. While program design is similar for executives at the same level, actual pay may vary based on job scope and individual performance over time. Additionally, we strive to ensure pay equity between our female employees and male employees performing equal or substantially similar work. Each year, we review the median pay of our male and female employees, share the results with the Board of Directors, and take remedial action as appropriate to ensure that male and female employees are paid equally.
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CD&A — III. COMPENSATION COMPETITIVE ANALYSIS

III. COMPENSATION COMPETITIVE ANALYSIS
a. Competitive Analysis
Each year the Committee relies on multiple data points to assess the competitiveness of our executive compensation program and the individual compensation of our executives. Information the Committee uses to perform this analysis includes:
•	The Company’s performance against its performance goals;
•	The mix of short-term and long-term compensation in the form of cash and equity-based compensation;
•
A review of market compensation data provided by the Committee’s independent consultant, which includes data from (a) proxy statement disclosures of our Peer Group (described below) and (b) general industry data from national compensation surveys; and

•	The Company’s financial performance relative to our Peer Group.
b. Fiscal 2021 Peer Group
Each year the Committee reviews and approves the Peer Group that its independent compensation consultant uses in its market analysis of competitive compensation levels and program design elements, and for which the Committee then references when determining target total compensation levels and practices for our NEOs.
Our practice in selecting Peer Group companies is to focus primarily on companies in the restaurant industry who are comparable in scale, as measured by, among other criteria, systemwide sales, revenue, franchise mix, number of locations, number of employees, and dining format. In July 2020, the
Committee established the fiscal 2021 Peer Group with an emphasis on companies with revenue between 0.33x and 3.0x that of Jack in the Box and highly franchised companies with systemwide sales between 0.33x and 3.0x that of Jack in the Box. This resulted in removing three companies from our fiscal 2020 Peer Group (Bloomin’ Brands, Inc.; Brinker International Inc.; and Chipotle Mexican Grill, Inc.) and adding seven companies (Shake Shack Inc.; Del Taco Restaurants, Inc.; Ruth’s Hospitality Group Inc.; Noodles & Co.; El Pollo Loco Holdings, Inc.; Chuy’s Holdings Inc.; and Wingstop Inc.). The table below lists the companies in the fiscal 2021 Peer Group.
Fiscal 2021 Peer Group
Company Name

BJ’s Restaurants, Inc.
Chuy’s Holdings Inc.
Cracker Barrel Old Country Store, Inc.
Del Taco Restaurants Inc.
Denny’s Corporation
Dine Brands Global Inc.
Domino’s Pizza, Inc.
El Pollo Loco Holdings, Inc.
Noodles & Co.
Papa John’s International Inc. Red Robin Gourmet Burgers, Inc. Ruth’s Hospitality Group Inc. Shake Shack Inc. Texas Roadhouse, Inc. The Cheesecake Factory Inc. The Wendy’s Company Wingstop Inc.
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CD&A — IV. ELEMENTS OF COMPENSATION

IV. ELEMENTS OF COMPENSATION
Our executive compensation programs consist of the elements summarized below, and are designed to (a) achieve our compensation principles and objectives, (b) enable the Company to attract, retain, motivate, engage, and reward our NEOs and other executives, and (c) encourage an appropriate level of risk taking, as discussed later in this CD&A.
Element / Type of Plan	Link to Compensation Objectives	Key Features
Current Year Performance
Base Salary (Cash)	• Fixed cash compensation to attract and retain executive talent that drives Company success.
Competitive pay that is targeted to approximate a reasonable range of the median of the market relative to job scope and complexity and criticality of position, and individual knowledge, skills and experience. Base salary levels are reviewed annually and may be adjusted if appropriate based on individual performance, market pay changes, and internal equity.

Annual Incentive (Cash)	• Variable cash compensation. • Motivates and rewards for achievement of annual performance goals that create long-term stockholder value.
Incentives are targeted to approximate a reasonable range of the market median and are set as a percentage of base salary. Actual payouts vary (up to a stated maximum payout amount) as a percentage of target payout based on achievement of pre-established performance targets. Goals and weightings are set annually to align with specific financial, operational, and/or strategic performance objectives aligned with the Company’s operational plan and budget. Fiscal 2021 goals are described in Section VI.b.

Multi-Year Performance
Long-Term Incentive (LTI) (Equity)
• Variable compensation delivered in equity awards.
• Motivates and rewards for achieving longer term objectives and increasing stockholder value.
• Promotes executive retention through multi-year vesting and potential for wealth accumulation through stock appreciation.
• Stock ownership and holding requirements align the financial interests of our executives with those of our stockholders.

The target LTI award values are reviewed annually and set to result in total pay that is within a reasonable range of the market median. Actual grants may vary from the LTI target based on individual performance. No dividends are paid on unvested RSUs or PSUs. For fiscal 2021, the Committee awarded equity grants consisting exclusively of PSUs and RSUs, which were given equal weighting; no stock options were granted. The Committee chose these forms of equity awards because it believes reducing the use of stock options and increasing the weighting of PSUs supports our continued focus on pay-for-performance alignment.

Performance Shares (PSUs): In fiscal 2021, PSUs represented 50% of the LTI value, vest at the end of three years, and are payable in stock, with the amount vesting based upon achievement of pre-established performance goals (ranging from zero to 150% of the target number of PSUs granted). PSUs are subject to a holding requirement (executives must hold 50% of after-tax net shares resulting from the vesting of PSUs until termination of service). The goals for the FY 2021 grant for the fiscal 2021-2023 performance period are described in Section VI.c.

Restricted Stock Units (RSUs): In fiscal 2021, RSUs represented 50% of the LTI value, vest 25% per year over four years, and are payable in stock. RSUs are subject to a holding requirement (executives must hold 50% of after-tax net shares resulting from the vesting of RSUs until termination of service).

Beginning in fiscal 2022, RSU and PSU awards granted to our NEOs and other executive officers will be subject to a revised holding requirement, whereby each executive must hold 50% of after-tax net shares resulting from the vesting of such awards until the executive meets their multiple of base salary stock ownership requirement (“hold until met”). This change was made to better align our holding requirement with prevailing market practice.

Ms. Hooper received an annual equity award of RSUs that vests 33% per year over three years and is not subject to stock holding requirements. Ms. Hooper was only a NEO by reason of her Interim PFO role and was not a participant in the same executive compensation programs for our other executive officers.

Attraction & Retention
Perquisites (Cash)	• Limited cash value for other benefits consistent with market practices for executives.
A taxable benefit provided to executive officers and paid bi-weekly, which is intended to assist with expenses for use of personal automobile and cell phone for business purposes, and to assist with financial planning. Effective October 3, 2021, this benefit was eliminated. Ms. Hooper receives an annual car allowance that is provided to vice presidents that are non-executive officers.

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CD&A — IV. ELEMENTS OF COMPENSATION

Element / Type of Plan	Link to Compensation Objectives	Key Features
New Hire Awards, Sign-on Bonuses, and Relocation Assistance (Cash and Equity)	• Encourages employment, provides financial stability and retention over the longer-term.
To induce three of our NEOs (Messrs. Mullany, Ostrom, and Piano) to join the Company and to facilitate stock ownership prior to the next annual grant in fiscal 2022, the Company provided in each of their respective offer letters (a) a one-time cash bonus, (b) a one-time new hire equity award grant, and (c) relocation assistance, including a limited tax gross-up for certain relocation expenses consistent with the Company’s relocation policy. The respective amounts for each NEO is reported in the SCT and the “All Other Compensation Table”.

Interim PFO Salary Increase (Cash)	• Increase in cash compensation for performing increased job responsibilities and to promote retention for Company success during limited critical time period.
Due to her appointment as Interim PFO, Ms. Hooper received a $7,500 per month increase in salary starting on August 10, 2020 and ending on January 24, 2021, following a one-week transition upon Mr. Mullany joining the Company as our Chief Financial Officer.

Retirement Benefits (401(k), EDCP, Pension)	• Provides market competitive benefits to attract and retain top talent. • Provides for retirement income to reward service and to encourage retention and commitment to the Company.
401(k) Plan — The 401(k) Plan is a qualified deferred compensation plan that is available to all employees who are at least age 21. The 401(k) Plan includes a Company matching contribution of 100% of the first 4% of an employee’s deferred compensation, subject to annual IRC limits.

Executive Deferred Compensation Plan (“EDCP”) — The EDCP is a non-qualified deferred compensation plan that is offered to highly-compensated employees. Participants may receive an annual restoration matching contribution if their deferrals to the 401(k) Plan (and related Company matching contributions) are limited due to tax code limits applicable to the 401(k) Plan. A participant must be employed on the last day of the calendar year to receive the restoration matching contribution.

Pension — The Company’s employee pension plan provides benefits based on years of service and earnings up to IRC limitations, was closed to employees hired on or after January 1, 2011, and was “sunset” on December 31, 2015 (after which time participants no longer accrue added benefits based on additional pay or service). Mr. Gordon and Ms. Hooper are participants in the pension plan.

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CD&A — V. COMPENSATION DECISION-MAKING PROCESS

V. COMPENSATION DECISION-MAKING PROCESS
a. Role of the Compensation Committee
The Committee works closely with its independent consultant and meets regularly, including in executive session without members of the executive team (“Management”) present, to make decisions on our executive compensation program and on the compensation of our CEO and other executives. The Committee reviews a variety of market data and information, including Company, Peer Group, restaurant industry, and general industry compensation information, and considers the recommendations of its independent consultant when making compensation decisions. The Committee Chair reports key actions of the Committee to the Board at each regular meeting. The Committee’s responsibilities include, but are not limited to, reviewing and approving:
•	The Peer Group;
•	Our compensation principles and objectives;
•	The amount and form of executive compensation (pay increases, equity grants);
•	CEO performance and compensation, and executive officer compensation;
•	Annual and long-term incentive plans and benefit plans;
•	Performance metrics and goals, and the achievement of annual and long-term incentive plan goals;
•	Board compensation; and
•	Annual proxy statement/CD&A disclosure.
b. Role of the Independent Compensation Consultant
The Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its independent compensation consultant through July 2021 to advise it regarding fiscal 2021 executive compensation decisions. In August 2021, the Committee replaced Semler Brossy with Meridian Compensation Partners (“Meridian” or the “Consultant”) as its new independent compensation consultant. The Consultant reports directly to the Committee. The Committee has assessed the independence of each of Semler Brossy and Meridian and concluded that its respective engagements of these firms has not created any conflict of interest.
The Consultant does the following for the Committee:
•	Attends Committee meetings;
•
Provides independent advice to the Committee on current trends and best practices in compensation design and program alternatives, and advises on plans or practices that may improve effectiveness of our compensation program;

•	Provides and discusses peer group and survey data for competitive comparisons and, based on this information, offers independent recommendations on CEO and NEO compensation;
•	Reviews the CD&A and other compensation-related disclosures in our proxy statements;
•	Offers recommendations, insights and perspectives on compensation related matters;
•	Evaluates and advises the Committee regarding enterprise and related risks associated with executive compensation components, plans and structures; and
•	Assists the Committee in designing executive compensation programs that are competitive and align the interests of our executives with those of our stockholders.
In fiscal 2021, Semler Brossy attended all Committee meetings in person or by video/telephone through July 2021, and Meridian from August 2021 through the end of the fiscal year, including executive sessions as requested, and consulted frequently with the Committee Chair between meetings.
c. Role of the CEO in Compensation Decisions
When making decisions on executive compensation, the Committee considers input from the Company’s CEO, who reviews the performance of the other NEOs and executives and provides his recommendations to the Committee on NEOs’ and other executives’ compensation. The Company’s Chief People Officer, Compensation and Benefits Department, and the CFO and Finance Department also provide information and answer the Committee’s questions regarding Company financial targets and projections. The CEO meets privately with the Committee and its Consultant to discuss his executive pay recommendations and provides his insight and perspectives to the Committee on the reports and recommendations of the Committee’s Consultant relating to plan design and strategies, goal setting, payout structure, stock grants and holding requirements, and related topics.
The Committee reviews and discusses pay decisions related to the CEO in executive session without the CEO or any other members of Management present.
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CD&A — VI. FISCAL 2021 COMPENSATION

VI. FISCAL 2021 COMPENSATION
a. Base Salary
The Committee approved the following NEO base salaries for fiscal 2021 to maintain market competitiveness, and to recognize individual performance, skills, and criticality of their roles, using the analysis and methodology described in Section III.a. “Compensation Competitive Analysis.” Except as otherwise noted below, the fiscal 2021 base salaries were effective November 2020.
Name	Salary FYE 2020	Salary FYE 2021	% Increase
Mr. Harris (CEO)(1)	$825,000	$825,000	0.0%
Mr. Mullany (CFO)(2)	N/A	$500,000	N/A
Ms. Hooper (Interim PFO)(3)	$333,000	$255,393	-23.3%
Mr. Ostrom (CMO)(2)	N/A	$480,000	N/A
Mr. Gordon (CSCO)	$363,000	$374,000	3.0%
Mr. Piano (CPO)(2)	N/A	$420,000	N/A
Mr. Martin (Former CIO)(4)	$356,000	$366,000	2.8%
(1)	Mr. Harris joined the Company in June 2020 and did not receive an increase in November 2020.
(2)	Messrs. Mullany, Ostrom, and Piano joined the Company in January 2021, February 2021, and April 2021, respectively.
(3)	Upon the completion of Ms. Hooper’s service as Interim PFO in January 2021, her base salary was adjusted to reflect the reduction of the $7,500 per month increase she received as Interim PFO.
(4)	Mr. Martin’s base salary applied through his separation of employment with the Company on May 7, 2021.
b. Performance-Based Annual Incentive Compensation (Cash)
In December 2020, the Committee approved the annual incentive goals for the fiscal 2021 annual incentive plan (the “AIP”) consistent with the Company’s fiscal 2021 operational plan and budget approved by the Board.
Due to the continuing effects of the COVID-19 pandemic and economic uncertainty into 2021, and the resulting challenges in setting fiscal 2021 performance goals when comparing to fiscal 2020 expectations and actual performance, the Committee determined at the beginning of fiscal 2021 that it was in the best interest of the Company to establish goals for the full fiscal year for strategic goals and only for the first half (Q1 and Q2) of fiscal 2021 for financial goals; and to establish financial goals for the second half (Q3 and Q4) of fiscal 2021 after Q2 was completed, and the Company had a better read on the economic situation and the impact on its financial forecast for the balance of the fiscal year. The primary reasons our target goals for the second half of the fiscal year were lower than the first half were (1) we anticipated an increase in restaurant re-openings, (2) we were rolling-over unusually high sales driven by our drive-thru capability during the pandemic, and (3) our first half of the fiscal year represents seven accounting periods while the second half is six accounting periods.
The AIP performance metrics included: (1) Operating EBIT, (2) System Same-Store Sales, and (3) Strategic Goals, weighted as follows:
Operating EBIT(1)	50%
System Same-Store Sales(2)	30%
Strategic Goals	20%
When setting fiscal 2021 annual incentive goals, the Committee used a rigorous process to set challenging, yet reasonably attainable goals aimed at ensuring appropriate and competitive levels of payout relative to performance achievement. The process included consideration of:
(1)	the Company’s fiscal 2021 operational plan and budget that included then-current economic conditions;
(2)	key Company initiatives to grow and strengthen the brand;
(3)
current and projected performance of the restaurant industry in general and companies within our Peer Group, and other potential internal and external events that could impact future sales and earnings levels;

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CD&A — VI. FISCAL 2021 COMPENSATION

(4)	a sensitivity analysis of performance results relative to the incentive targets; and
(5)	the advice of the Committee’s Consultant.
Based on this review, the Committee set goals based on key financial metrics and strategic metrics that it believed would increase stockholder value if achieved, with target and higher goals set at challenging, yet reasonable levels.
Additionally, the Committee established the range of payout opportunity for the financial and strategic metrics: for achievement of financial goals, there is no payout at threshold and the maximum payout is 200% of target payout (except for Mr. Harris with a maximum payout of 150% of target payout); and, for achievement of strategic goals, payout at threshold is 50% of target payout and the maximum payout is 150% of target payout. Incentive payouts for each financial goal are prorated between performance levels. For incentive payouts, strategic goals are not prorated between performance levels.
2021 Performance Metrics	Why Goal Is Used
Operating EBIT(1)
This is a key performance metric for measuring operational performance. In fiscal 2021, the metric excluded (a) net gains or losses from the sale of company-operated restaurants and/or the sale of the Company’s corporate office facility, (b) restructuring and/or other non-recurring charges, (c) any gain or loss associated with the Company’s corporate-owned life insurance policies (COLI), (d) net period benefit costs/credits or settlement gain/loss related to the Company’s pension and post-retirement health plans, and (e) discontinued operations.

System Same-Store Sales(2)
System same-store sales is a key metric to best measure how well our franchise and company restaurants that have been opened for more than one year are performing financially, both in growing top-line sales and revenues (through royalty income from our franchise restaurants). It is also the basis to measure our success relative to our competitors in the industry.

Strategic Goals: • Be a Great Franchisor • Brand Position and Strategy • Ignite Development and Growth
Strategic goals are critical to the Company achieving its business objectives to grow and strengthen the brand. Each of the goals is intended to improve the financial and operational effectiveness of the Company over the long-term. At the beginning of fiscal 2021, pre-defined objective criteria were established for expectations of performance to attain threshold, target, and maximum, with the Committee reserving its discretion to assess qualitative components when determining performance achievement.

(1)
Operating EBIT is a non-GAAP measure, defined by the Company as net earnings before interest expense, net and income taxes, excluding gains or losses on the sale of company operated restaurants, gain on the sale of our corporate office, restructuring costs, pension and postretirement expenses, net gains or losses associated with the Company’s company owned life insurance policies, and earnings or losses from discontinued operations. See Appendix A — Reconciliation of Non-GAAP measurements to GAAP Results.

(2)
System same-store sales represents changes in sales at company and franchise restaurants open more than one year. Franchise sales represent sales at franchise restaurants and are revenues of our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and percentage rent revenues are calculated based on a percentage of franchise sales. We believe system same-store sales information is useful to investors as it has a direct effect on the Company’s profitability.

Fiscal 2021 Performance Results
The overall weighted payout for fiscal 2021 goals was 143.3% of target payout for our CEO (maximum payout of 150% of target payout for both the financial goals and the strategic goals), and 179.2% of target payout for our other NEOs (maximum payout of 200% of target payout for the financial goals and 150% of target payout for the strategic goals).
The charts below show actual financial performance relative to the target goal in the first half (Q1 and Q2) and the second half (Q3 and Q4) of the fiscal year.
Financial Metrics/Goals – First Half of Fiscal Year (Q1 and Q2)

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CD&A — VI. FISCAL 2021 COMPENSATION

Financial Metrics/Goals – Second Half of Fiscal Year (Q3 and Q4)

For the Strategic goals (weighted 20%), the Committee awarded a payout based on the level of attainment of pre-established expectations of performance to attain threshold, target, and maximum payout on each of the goals, as follows:
•
Be a Great Franchisor (Maximum Payout) – We attained maximum payout, resulting from the Company reaching a settlement with the Jack in the Box National Franchisee Association (“NFA”), the NFA’s nearly two-year old lawsuit with the Company, which has led to an enhanced and aligned relationship with our franchisees. We also established a new Leadership Advisory Council (“LAC”) that meets quarterly and is intended to improve communications with our franchisees. Additionally, our Franchise Relationship Survey (administered by the Franchise Relationship Institute), resulted in an overall satisfaction score improvement of 15.5 percentage points to 72%, representing a 27% improvement.

•
Brand Position and Strategy (Target Payout) – We attained target payout, resulting from the completion of a brand segmentation study, and the creation and launch of a new consumer-facing brand position and product/promotion campaign.

•
Ignite Development and Growth (Maximum Payout) – We attained maximum payout, resulting from the creation and launch of a franchise sales and marketing strategy that generated over 950 leads in fiscal 2021, in addition to 23 development agreements signed for a total of 111 restaurants.

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CD&A — VI. FISCAL 2021 COMPENSATION

Fiscal 2021 Strategic Goals
Strategic Goals (20%)
		THRESHOLD	TARGET	MAXIMUM
Be a great Franchisor	7.5%	Settlement of the NFA lawsuit, establishment of the Leadership Advisory Council and task forces comprised of franchisees.	Improve overall satisfaction score on the Franchise Relationship Survey by 5 pts, from 56% and 61%.	Improve overall satisfaction score on the Franchise Relationship Survey by 10 pts, from 56% to 66%.
Refine, communicate, and amplify our brand position and strategy	5.0%	Complete segmentation study, rewrite garget segments, brand positioning, and brand story, and obtain franchisee alignment.
Launch a consumer-facing brand message and tagline in a dedicated campaign, aligning remaining annual product/promotion creative to live within the same strategy and message. Support with $30M+ advertising spend to FY21.
				Improve "Brand Recommend" metric in the brand tracker study by 2% from 69% to 71%.
Ignite development and growth	7.5%	Create and launch a franchise sales and marketing strategy that generates 500 leads in FY21.	Sign franchise development agreements for 10 restaurants planned for FY22.	Approve 18 new sites (company or franchise) in FY21 for operating in FY22.
Fiscal 2021 Payouts
The 2021 target and maximum annual incentive payout percentages for NEOs, expressed as a percentage of annual base salary, are shown in the table below. The target potential payout percentages are set by position level, taking into account the competitive compensation analysis described in CD&A Section III.a. and each executive’s role in the Company. There is no minimum amount of incentive payout guaranteed for the NEOs.
The incentive payouts to our fiscal 2021 NEOs are shown below.
	Potential Payout (% of Base Salary)		Actual Incentive Payout (% of Target)	Actual Incentive Payout (% of 2021 Base Salary)	Actual Incentive Payout
	Target	Maximum(1)
Mr. Harris (CEO)	100%	150%	143.3%	143.3%	$1,182,606
Mr. Mullany (CFO)	75%	143%	179.2%	134.4%	$465,387(2)
Ms. Hooper (Former Interim PFO)	30%	57%	179.2%	53.8%	$153,920(2)
Mr. Ostrom (CMO)	60%	114%	179.2%	107.5%	$337,433(2)
Mr. Gordon (CSCO)	50%	95%	179.2%	89.6%	$335,090
Mr. Piano (CPO)	50%	95%	179.2%	89.6%	$159,205(2)
(*)	Mr. Martin (Former CIO) separated employment with the Company during fiscal 2021 and was not eligible to receive payment under the AIP.
(1)
Reflects, for our CEO, the maximum payout for both financial and strategic goals of 150% of target payout; and for our other NEOs, the maximum payout for financial goals of 200% of target payout, and for strategic goals, the maximum payout of 150% of target payout.

(2)
For Messrs. Mullany Ostrom, and Piano, who were hired during fiscal 2021, the incentive payout is prorated based on hire date. Ms. Hooper’s actual payout was prorated using her salary for the period of time as Interim PFO and her salary for the period of time she resumed her current role of Vice President, Controller and Financial Reporting after our CFO was hired in January 2021.

c. Long-Term Incentive Compensation
For fiscal 2021, the Committee awarded LTI grants of equally-weighted PSUs and RSUs to support executive stock ownership and retention, and to drive achievement of long-term company performance goals. No stock options were granted.
The Committee chose these forms of equity awards and weightings because (a) PSUs directly link executive pay to achievement of longer-term Company financial goals, and (b) RSUs vest over time and facilitate stock ownership and retention.
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CD&A — VI. FISCAL 2021 COMPENSATION

Each year, the Committee’s Consultant advises the Committee on the competitive LTI grant values that, when combined with base salary and the target annual incentive, positions our executives’ TDC at the market median. For the fiscal 2021 LTI grant, the Committee determined the amount of each NEO’s actual LTI grant value, in its discretion, taking into consideration the competitive LTI grant values, the Company’s overall performance, recommendations from the CEO (except with regard to his own compensation), and input from its Consultant. The chart below illustrates our LTI structure and the key elements of each type of award granted to our NEOs and other executives for fiscal 2021.
2021 Long-Term Incentive Awards
Award Type	Weight	Highlights
PSUs Performance-Based	50%	• Cliff vest at the end of the 3-fiscal year performance period based on goal achievement
		• Settled in stock
		• 50% of after-tax net shares subject to stock holding requirement
		• Two performance metrics:
		Adjusted ROIC from Operations (50%) - measures efficient use of capital for the third fiscal year of the performance period
		Systemwide Sales (50%) - measures sales of all franchise and company-operated restaurants for the third fiscal year of the performance period
RSUs Time-Vested	50%	• Vest 25% per year over four years
		• Settled in stock
		• 50% of after-tax net shares subject to stock holding requirement
*	Mr. Martin forfeited the annual equity award he received in fiscal 2021 upon his separation of employment with the Company in May 2021.
Performance Shares (PSUs)
PSUs are granted annually and vest after three years based on achievement of performance metrics that are established for the three-fiscal year performance period (“Performance Period”). For PSUs granted in fiscal 2021, the Committee established performance goals at the beginning of the Performance Period at threshold, target, and maximum levels of achievement. Vesting ranges from 0% to 150% of the target number of shares granted; the threshold payout (50% of target) requires achieving an established minimum performance requirement (there is no payout if performance doesn’t meet the minimum requirement).
PSUs Granted in Fiscal 2021: In December 2020, the Committee granted PSU awards to our NEOs serving at the time for the three-fiscal year 2021-2023 Performance Period. The PSU grants are based on two equally-weighted metrics: (a) adjusted ROIC from Operations (“ROIC”) and (b) Systemwide Sales, with the Committee setting the three-year ROIC goal and the three-year Systemwide Sales goal at the beginning of the three-year Performance Period.
These two metrics, Systemwide Sales and ROIC, support the critical drivers of our success: growing top-line profitable sales in all franchise and company restaurants, and encouraging prudent deployment of capital to drive the business. For each metric, the Committee believes the goals set are appropriately challenging, yet reasonably attainable. The actual goals are not being disclosed before the end of the Performance Period because we believe such disclosure would be competitively harmful.
PSUs Vested in 2021: PSUs granted in November 2018 (based on the three-fiscal year 2019-2021 Performance
Period), vested and were payable in December 2021. The level of achievement was based on the two weighted metrics, ROIC and Systemwide Sales, as follows:
Systemwide Sales
The PSU payout level for Systemwide Sales was determined as the average performance level attained in each fiscal year of the Performance Period. The threshold, target, and maximum Systemwide Sales goals were established at the beginning of each fiscal year. The threshold, target, and maximum goals were:
•	Fiscal 2019 — $3.466 billion, $3.566 billion, and $3.659 billion, respectively
•	Fiscal 2020 — $3.505 billion, $3.631 billion, and $3.719 billion, respectively
•	Fiscal 2021 — $3.673 billion, $3.933 billion, and $4.005 billion, respectively
Actual Systemwide Sales achievement was $3.505 billion for fiscal 2019, $3.673 billion for fiscal 2020, and $4.155 billion for fiscal 2021, resulting in an average payout of 111.9% for the Systemwide Sales portion of the award.
ROIC
The PSU payout level for ROIC was determined as the performance level attained in fiscal 2021, the third year of the Performance Period. The threshold, target, and maximum goals were established at the beginning of the three-fiscal year Performance Period (in November 2018). The threshold,
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CD&A — VI. FISCAL 2021 COMPENSATION

target, and maximum goals were 16.3%, 22.5%, and 28.6%, respectively.
Actual ROIC achievement for fiscal 2021 was 46.8%, exceeding the maximum goal and resulting in a payout of 150% the ROIC portion of the award.
PSU Vesting and Payout for Fiscal 2021
Together, the Systemwide Sales and ROIC performance outcomes resulted in a weighted payout of 131.0% of the target number of PSUs granted to NEOs employed for the full Performance Period.
Equity Awards for New Executive Officers
The Committee approved equity awards for three NEOs to induce each to join the Company in fiscal 2021 and to facilitate stock ownership in the Company prior to the next annual grant in fiscal 2022, as described below, with each grant and amount determined in consultation with the Committee’s Consultant:
•
To new CFO, Mr. Mullany, who joined the Company in January 2021, the Committee approved a one-time new hire grant of RSUs equal to $250,000 at grant, and an annual equity grant under our LTI program for fiscal 2021 equal to $600,000 at grant (PSUs and RSUs, weighted equally), each with the number of shares determined using a 60-day average closing price of our Common Stock on and prior to the date of grant. The RSUs vest 25% per year over four years and PSUs cliff-vest at the end of the 3-fiscal year Performance Period based on goal achievement; and, upon vesting of PSUs and RSUs, 50% of the after-tax net shares are subject to our stock holding requirement.
•
To new CMO, Mr. Ostrom, who joined the Company in February 2021, the Committee approved an annual equity grant under our LTI program for fiscal 2021 equal to $600,000 at grant (PSUs and RSUs, weighted equally), with the number of shares determined using a 60-day average closing price of our Common Stock on and prior to the date of grant. The RSUs vest 25% per year over four years and PSUs cliff-vest at the end of the 3-fiscal year Performance Period based on goal achievement; and, upon vesting of PSUs and RSUs, 50% of the after-tax net shares are subject to our stock holding requirement.

•
To new CPO, Mr. Piano, who joined the Company in April 2021, the Committee approved a one-time new hire grant of RSUs equal to $225,000 at grant, with the number of shares determined using a 60-day average closing price of our Common Stock on and prior to the date of grant. The RSUs vest 25% per year over four years, and upon vesting, 50% of the after-tax net shares are subject to our stock holding requirement.

Each of the equity awards is detailed in the “Grants of Plan-Based Awards” table.
d. Cash Perquisite Allowance
Prior to fiscal 2021 our executive compensation program provided a cash perquisite allowance to our executive officers, except for our CEO upon his commencement of employment in June 2020. The program was intended to provide assistance to executives, in the amount the Committee had determined was appropriate, for expenses related to use of their personal automobile and cell phone for business purposes, and for financial planning. However, the executive could choose to use the perquisite allowance in any manner they chose, and the Company did not require the executive to disclose how it was used. During fiscal 2021, Messrs. Gordon and Martin were the only NEOs who received the allowance, which was paid bi-weekly and was taxable to each executive, with no tax gross-up. Effective fiscal 2022, the cash perquisite allowance will be eliminated for all executive officers. During Ms. Hooper’s service as Interim PFO, she continued to receive an annual car allowance provided in her role as Vice President, Controller and Financial Reporting.
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CD&A — VII. ADDITIONAL COMPENSATION INFORMATION

VII. ADDITIONAL COMPENSATION INFORMATION
a. Executive Stock Ownership and Holding Requirements
Our executive officers are subject to stock ownership requirements that are intended to encourage them to have a meaningful long-term financial stake in the Company and to align their financial interests with those of our stockholders. The requirements consist of (1) owning shares of common stock with a value equal to a multiple of base salary and (2) holding 50% of after-tax net shares resulting from the vesting of PSUs and RSUs until (a) the executive’s termination of service for awards granted prior to October 2021 or (b) the executive meets their multiple of base salary ownership requirement for awards granted in or after October 2021, a change made to better align our holding requirement with prevailing market practice. Each executive officer generally has a five year “transition period” from becoming subject to the requirements to achieve the multiple of base salary ownership requirement.
1. Stock Ownership Requirement
Position	Minimum Ownership (base salary multiple)
CEO	6.0x
Executive Vice President	3.0x
Senior Vice President	1.5x
2. Holding Requirement
As of October 2021, executive officers are required to hold 50% of after-tax net shares resulting from the vesting of RSUs and PSUs until the multiple of base salary requirement is met.
NEO Stock Ownership
Each year the Committee reviews our NEOs’ stock ownership relative to their respective requirement, with executives who first become subject to their requirement expected to meet their ownership requirement within five years from the date they became subject to the requirement. For our NEOs currently serving at the end of fiscal 2021, Mr. Gordon has met his stock ownership requirement and the other NEOs, including our CEO, are progressing towards meeting their requirement within the transition period for compliance.
b. Executive Benefits
Our NEOs and other executive officers receive the same benefits as those generally available to other employees in the Company. Both Company-subsidized and voluntary benefit programs are provided and include medical, dental, vision, life insurance, and disability coverage. Additionally, the Company provides executive officers, including our NEOs, with an enhanced level of employer-paid term life insurance with a value of $770,000.
c. Retirement Plans
The Company’s retirement plans are designed to provide our employees, including our NEOs and other executives, with some retirement income security. These plans reward for service and provide an additional incentive for our employees to build long-term careers at Jack in the Box.
•
Defined Benefit Pension Plan (“Retirement Plan”). All employees hired before 2011 (including one NEO currently serving, and one former NEO serving as Interim PFO for a portion of fiscal 2021) are participants in a tax-qualified defined benefit pension plan. This plan was closed to new employees hired on or after January 1, 2011, and was “sunset” on December 31, 2015. This means that participants no longer accrue additional benefits based on additional pay and service as of that date. Participants may begin receiving their accrued benefit on or after retirement.

•
Qualified 401(k) Plan (“401(k) Plan”). The 401(k) Plan is a qualified defined contribution plan available to all Company employees. Employees who participate in the plan can defer eligible compensation and receive a

Company matching contribution of 100% of the first 4% of an employee’s deferred compensation, with immediate vesting. All of our NEOs participated in the 401(k) Plan during fiscal 2021.
•
Non-Qualified Deferred Compensation Plan (“EDCP”). In light of IRC limits imposed on the 401(k) Plan, we sponsor the EDCP whereby our executive officers and other highly compensated employees may also defer up to 50% of their base salary and up to 85% of their annual incentive compensation. For participants whose compensation or deferrals to the 401(k) Plan (and related Company matching contributions) are limited due to the IRC limits applicable to the 401(k) Plan, the Company provides a “restoration matching contribution” to the EDCP of up to 4% of compensation deferred (as compensation is defined in the 401(k) Plan). A participant must be employed on the last day of the calendar year to receive the restoration matching contribution, which is then 100% vested. Participants choose from an array of investment options,

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CD&A — VII. ADDITIONAL COMPENSATION INFORMATION

and their accounts are credited based upon the performance of the investment options. These obligations under the EDCP represent an unsecured claim against the
Company. Two NEOs currently serving, and one former NEO serving as Interim PFO for a portion of fiscal 2021 participated in the EDCP during 2021.
d. Prohibition of Pledging and Hedging Transactions
The Company prohibits directors and Section 16 officers from engaging in certain derivative transactions in Company stock that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted as compensation to, or held directly or indirectly by, the employee or director, including:
•	Trading in “puts”, “calls”, or other derivative vehicles involving the Company’s securities (often referred to as hedging transactions);
•	Engaging in zero-cost collars, forward sales contracts or other hedging transactions in Company securities;
•	Holding Company securities in margin accounts; or
•	Pledging Company securities.
e. Executive Compensation Recovery (“Clawback”) Policy
The Company’s compensation recovery policy provides that in the event Jack in the Box Inc. materially restates all or a portion of its financial statements due to fraud or intentional misconduct, either committed by a Corporate Officer or knowingly permitted by a Corporate Officer, the Committee may take action to recover incentive cash compensation and performance-based equity awards that were based on the achievement of financial results that were subsequently restated. For purposes of this policy, a Corporate Officer is defined as an employee with the title of Corporate Vice President or above, as well as former Corporate Officers who were employed by the Company at the time of any fraud or intentional misconduct.
Executive compensation subject to recovery and/or cancellation may include:
i)	Annual incentive or incentive cash compensation paid to the Corporate Officer, plus a reasonable rate of interest,
ii)	Economic gains realized from the sale of shares awarded under a performance-based equity plan, and
iii)	Restricted stock or units (PSUs, RSUs), deferred stock awards or units, and outstanding stock options to the extent vesting of such awards is performance-based.
The Committee has the sole discretion to determine what action to take in the event of a restatement, including soliciting recommendations from the Audit Committee and the full Board and retaining outside advisors to assist in making its determinations. Any actions taken by the Committee would be independent of consequences imposed by law enforcement agencies, regulators or other authorities.
Since November 2015, all PSU grant agreements contain specific terms providing that the award is subject to recoupment in accordance with any clawback policy that the Company adopts pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Act or other applicable law. The Committee will continue to review potential changes to its policies, as appropriate in light of the Dodd-Frank Act final regulations.
f. Termination of Service
When a NEO terminates employment with the Company, the NEO will receive amounts according to the specific terms and provisions of each compensation plan or benefit plan in which he or she participates. Such amounts may include:
•	Amounts contributed to and distributed under the Company’s qualified and non-qualified deferred compensation plans (subject to the specific terms and requirements of IRC Section 409A).
•	Under the Company’s equity incentive plan and standard equity agreements, upon a CIC: (a) vesting of PSUs based on actual levels achieved for completed performance periods and target level for incomplete periods, and (b) accelerated vesting of RSUs and options only upon both a qualified CIC and qualifying termination, as described in the “Compensation & Benefits Assurance Agreements” section below.
•	Amounts accrued and vested in the Company’s pension plan (Retirement Plan for two NEOs (Mr. Gordon and Ms. Hooper).
•	If termination is after the end of the fiscal year but before payment, the annual cash incentive award, subject to the Company’s achievement of performance goals.
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CD&A — VII. ADDITIONAL COMPENSATION INFORMATION

If eligible to retire under a Company-sponsored retirement plan, in addition to the above, and consistent with the terms of our standard equity agreement, Corporate Officers (including all NEOs) are entitled to the following:
•	Accelerated vesting of options equal to 5% additional vesting for each full year of service with the Company.
•	In accordance with the vesting schedule of each award, prorated vesting of PSUs; and full vesting of time-vested RSUs.
•
A prorated annual incentive award based on the number of full reporting periods worked in the fiscal year before retirement, subject to the Company’s eligibility requirements and achievement of performance goals.

If a NEO dies while employed by the Company, under the terms of the respective stock award agreements, all outstanding options and stock awards will become 100% vested on the date of his or her death (in the case of PSUs, subject to the number of periods completed during the performance period and actual performance achieved). The values of additional potential payments to the NEOs are provided in the section entitled “Potential Payments on Termination of Employment or Change in Control” of this Proxy Statement.
Severance Plan for Executive Officers
In February 2020, the Committee adopted the Severance Plan for Executive Officers (the “Executive Severance Plan”) effective March 9, 2020, that provides severance benefits to the Company’s CEO and other executive officers, in the event of an involuntary termination without Cause that constitutes a Qualifying Termination (as defined in the Executive Severance Plan, a “Non-CIC Qualifying Termination”) either before, or more than 24 months after, a change in control of the Company.
The Executive Severance Plan provides for certain cash severance and other benefit payments contingent on the executive timely executing an effective general release of claims against the Company as described in more detail in the section entitled “Potential Payments on Termination of Employment or Change in Control” of this Proxy Statement.
The Committee adopted the Executive Severance Plan to provide benefits that they felt were consistent with market practices and that would provide reasonable protection to our executives and serve as an important retention tool.
In addition to the Executive Severance Plan, the 2021 NEOs have executed change in control (“CIC”) agreements that provide for benefits upon termination of service in the event of CIC as described in the “Compensation and Benefits Assurance Agreements” discussion in the next section.
Severance Arrangement with Mr. Martin
The Committee approved severance benefits payable to Mr. Martin in connection with his separation of service with the Company in May 2021, which consisted of a cash payment under the terms of the Company’s Executive Severance Plan for Executive Officers, as described in the “Potential Payments on Termination of Employment or Change in Control” section. The Committee determined these severance benefits were appropriate in connection with our CEO’s restructuring of the executive leadership team.
Standard Severance Program for Ms. Hooper
As a vice president, Ms. Hooper is not eligible for benefits under the Executive Severance Plan, however she is eligible for severance benefits under the Company’s standard severance program for management and staff. The plan provides that in the event of an involuntary termination without Cause, vice presidents may receive two weeks cash severance per year of service up to a maximum of 52 weeks; and if enrolled in the Company’s medical plans at the time of termination, cash severance to assist with COBRA premiums, equal to a fixed amount for every 4 weeks of severance.
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CD&A — VII. ADDITIONAL COMPENSATION INFORMATION

g. Compensation & Benefits Assurance (Change in Control) Agreements
The Committee believes that Compensation & Benefits Assurance Agreements (otherwise known as a Change in Control or “CIC” Agreements) benefit stockholders by providing an important incentive to executive officers to remain focused on running the business in the case of a pending or actual CIC event. We have entered into CIC Agreements with all of our NEOs, other than Ms. Hooper, provided that Mr. Martin, who left during fiscal 2021, ceased to be eligible for benefits under the CIC Agreements as a result of his departure.
Each CIC Agreement provides for compensation in the form of a lump sum payment and other benefits in the event of a qualifying termination within 24 months following the effective date of the CIC of the Company (a “double-trigger” agreement). The Company does not provide a tax gross-up on any provisions of the CIC Agreement.
The Company’s current form CIC Agreement includes a “best after-tax” provision where benefits would be reduced only if doing so would result in a better after-tax economic position for the executive. The executive is solely responsible for payment of any excise taxes and all other applicable federal, state, and local income and employment taxes. The Committee plans to continue to monitor the costs and appropriate terms and conditions of CIC Agreements in the future.
A detailed discussion of the provisions of the CIC Agreements and associated monetary values is provided in the sub-section following the compensation tables entitled Compensation & Benefits Assurance Agreements.
h. Tax and Accounting Information
Internal Revenue Code Section 162(m)
The Committee and its Consultant consider the IRC Section 162(m) implications of all compensation decisions for our NEOs and other executives. Section 162(m) places a $1 million limit on the amount of compensation that the Company can deduct in any one taxable year for certain covered employees. Historically, certain performance-based compensation has been excluded from this limit. However, the performance-based compensation exemption has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to certain covered employees in excess of $1 million per taxable year will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the “Section 162(m) Transition Relief”).
Our compensation programs have historically been designed to provide for a substantial portion of an executive’s compensation to be delivered through programs generally intended to qualify as performance-based compensation under Section 162(m), including our incentive plan in the form of stock options. However, any such compensation will no longer qualify for the performance-based compensation exemption under Section 162(m) unless it qualifies for the Section 162(m) Transition Relief and despite the Committee’s efforts to structure certain compensation to qualify for a maximum allowable tax deduction, no assurance can be given that such compensation will be eligible for the exemption from the $1 million deductibility limit imposed by the Section 162(m). Further, the Committee may modify compensation that was initially intended to be exempt from the $1 million deductibility limit under Section 162(m) if it determines that such modifications are consistent with our business needs. The Committee will continue to monitor the applicability of Section 162(m) to the Company’s ongoing compensation arrangements.
Internal Revenue Code Section 409A
Under IRC Section 409A, amounts deferred by an employee under a non-qualified deferred compensation plan (such as the EDCP) may be included in gross income when deferred and be subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions.
The Company administers the EDCP intending to comply with Section 409A. The Company intends that its stock options are exempt from Section 409A.
Expensing of Stock and Option Awards
The Company accounts for compensation expense associated with stock and option awards in accordance with the Financial Accounting Standards Board (“FASB”) authoritative guidance on stock compensation, and it uses a Black Scholes valuation model to determine the “fair value” of our stock options at grant. For further details regarding the accounting for the compensation expense associated with stock and option awards, refer to Note 13, Share-Based Employee Compensation in the Company’s 2020 Annual Report on Form 10-K.
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CD&A — VIII. CEO PAY RATIO DISCLOSURE

VIII. CEO PAY RATIO DISCLOSURE
Under SEC rules, we are required to calculate and disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median compensated employee. This ratio is a reasonable estimate calculated in accordance with applicable SEC rules.
Below is: (i) the fiscal 2021 annual total compensation of our CEO, (ii) the fiscal 2021 annual total compensation of our median employee, and (iii) the ratio of the annual total compensation of our CEO to that of our median employee.
CEO PAY RATIO
CEO Annual Total Compensation(1)	$4,709,511
Median Employee Annual Total Compensation	$19,128
CEO to Median Employee Pay Ratio	246.2
(1)	As set forth in the fiscal 2021 Summary Compensation Table.
Methodology
The majority of our employee population consists of hourly part-time restaurant employees for which we provide work schedule flexibility to accommodate individual personal schedules. For fiscal 2021, we used the same median employee identified in fiscal 2019, which was determined based on gross base wages and target incentive potential (“total cash compensation”) for the twelve-month period ending September 29, 2019 for all full-time and part-time employees employed on such date. We did not annualize pay for employees employed for less than the full fiscal year.
Our median employee is a restaurant Team Member who worked an average of 29.5 hours per week in fiscal 2021. We used the same methodology to determine the annual total compensation of our median employee for the twelve-month period ending October 3, 2021 as we used for our NEOs, as set forth in the Summary Compensation Table for fiscal 2021.
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COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT
The Jack in the Box Compensation Committee is comprised solely of independent members of the Company’s Board of Directors. The Committee assists the Board in fulfilling its responsibilities regarding compensation matters and is responsible under its charter for determining the compensation of the Executive Officers. This includes reviewing all components of pay for our CEO and the other NEOs. The Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with its Consultant, with Management and with the Board. Based on this review and discussion, the Committee, on behalf of the Board, has authorized that this Compensation Discussion and Analysis be included in this Proxy Statement for fiscal 2021, which ended on October 3, 2021.
THE COMPENSATION COMMITTEE
Michael W. Murphy, Chair
David L. Goebel
Sharon P. John
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COMPENSATION RISK ANALYSIS

COMPENSATION RISK ANALYSIS
The Committee has engaged in a thorough risk analysis of our compensation plans, programs, policies, and practices for all employees. This includes advice from the Committee’s independent Consultant regarding executive programs, and a detailed report, prepared by a Company Internal Compensation Risk Committee, describing the risk mitigation characteristics of the Company’s annual and long-term incentive programs. For the following reasons, the Committee believes that the design of our compensation programs, the governance of our programs, and our risk oversight process guard against imprudent risk taking that could have a material adverse effect on the Company.
Compensation Program Design Protections
•
Our base pay programs consist of competitive salaries that provide a fixed level of income on a regular basis. This mitigates incentives on the part of our executives and employees to take unnecessary or imprudent risks.

•
The Board approves the Company’s strategic plan, capital budget, and long-term financial and operational plans that serve as the basis for setting short and long-term incentive goals. Goals are intended to drive stockholder value and are set relative to the approved budget, historical and future expected performance, and a reasonable amount of stretch so that they do not encourage imprudent risk taking.

•
Our annual incentive programs provide variable pay opportunities for certain position levels based on achievement of multiple annual performance goals. Goals are set at reasonable levels and payouts are managed as a percentage of pay.

•	The maximum awards that may be paid to executive officers under the annual and long-term incentive programs are capped, and the Committee retains the discretion to reduce payouts under the plans.
•
The largest amount of executive incentive compensation opportunity is generally tied to long-term incentive compensation that emphasizes sustained Company performance over time. This reduces incentive for executives and other employees to take risks that might increase short-term compensation at the expense of longer-term Company results.

•
Equity awards have multi-year vesting, and RSU and PSU awards for executives have holding requirements until termination of service. This aligns the long-term interests of our NEOs and executives with those of our stockholders and discourages taking short-term risks at the expense of longer-term performance.

Structural Governance Protections
•
The Committee has adopted a clawback/compensation recovery policy that allows the Committee to take action to recover both cash compensation and performance-based equity awards for all NEOs and executives in the event of a material restatement due to fraud or intentional misconduct.

•	The Company has strong internal controls over the measurement and calculation of performance goals designed to keep them from being susceptible to manipulation.
•	Company policy also:
•
Prohibits directors and executive officers from engaging in hedging transactions involving our stock, which prevents executives from insulating themselves from poor stock performance by betting against our success;

•
Prohibits directors and officers from pledging Company stock or holding Company stock in margin accounts. This reduces the risk that executives might create incentives to focus on short-term performance at the expense of long-term performance; and

•	Has a formal ethics code of conduct and an ethics helpline and provides ethics training and communications to employees. The ethics program is intended to reinforce a culture of integrity.
•
The Company also has a Compensation Risk Committee that includes functional experts tasked specifically with evaluating potential unintended or unforeseen consequences of our compensation programs and their component parts.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION
The Summary Compensation Table (“SCT”) summarizes the total compensation of our NEOs for the fiscal year ended October 3, 2021, and the prior two fiscal years to the extent required under the Securities and Exchange Commission rules.
Summary Compensation Table
Name & Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value & NQDC Earnings(6)	All Other Comp(7)	Total
Mr. Harris CEO	2021	$840,865	$0	$2,634,444	$0	$1,182,606	$0	$51,596	$4,709,511
	2020	$237,981	$200,000	$598,150	$0	$325,000	$0	$8,809	$1,369,940
Mr. Mullany(8) Executive Vice President, Chief Financial Officer	2021	$355,769	$150,000	$840,484	$0	$465,387	$0	$128,622	$1,940,262

Ms. Hooper(9) Vice President, Controller and Financial Reporting (Former Interim Principal Financial Officer)	2021	$288,945	$0	$106,387	$0	$153,920	$16,557	$29,406	$595,215
	2020	$254,375	$0	$45,446	$0	$106,995	$103,562	$25,324	$535,702

Mr. Ostrom(10) Executive Vice President, Chief Marketing Officer	2021	$323,077	$200,000	$595,202	$0	$337,433	$0	$253,748	$1,709,460

Mr. Gordon(11) Senior Vice President Chief Supply Chain Officer	2021	$379,712	$0	$228,865	$0	$335,090	$9,995	$52,208	$1,005,870
	2020	$361,519	$0	$170,758	$70,053	$253,737	$44,341	$48,748	$949,156

Mr. Piano(12) Senior Vice President Chief People Officer	2021	$185,769	$200,000	$246,337	$0	$159,205	$0	$203,177	$994,488
Mr. Martin(13) (Former) Senior Vice President Chief Information Officer	2021	$223,885	$0	$228,865	$0	$0	$0	$613,681	$1,066,431
	2020	$354,519	$0	$141,887	$56,034	$248,844	$0	$49,185	$850,469

(1)
Reflects the base salary earned during the fiscal year, including any amounts deferred by the NEOs into the Company’s deferred compensation plans, the 401(k) and/or the Executive Deferred Compensation Plan (EDCP). The amounts for fiscal 2021 reflect one additional week of compensation due to the Company’s 53-week fiscal year.

(2)
Messrs. Mullany, Ostrom and Piano received a one-time new hire bonus which was paid upon commencing employment with the Company and is required to be repaid in the event of resignation or termination with Cause within one year from hire date.

(3)
Reflects the aggregate grant date fair value of the PSUs and RSUs granted during the applicable fiscal year, in accordance with FASB ASC Topic 718 (“ASC 718”) based on the assumptions and methodologies set forth in the Company’s 2021 Annual Report on Form 10-K (Note 13, Share-Based Employee Compensation).

PSU awards cliff vest after three years and best based on the Company’s performance for the three-fiscal year performance period. The performance metrics and goals are established at the beginning of the three-year performance period when the grant is made. For Messrs. Gordon and Martin, a portion of their award includes one year of the three-fiscal year performance period, for which the Committee established goals at the beginning of fiscal 2021.The amounts for each year include the sum of the grant date fair values under ASC 718 for current year PSU grants and past year PSU grants, for which performance metrics were set in that year, at target values. Assuming the maximum level of performance achievement (150% of target), the PSU total values for each NEO who received a PSU award in 2021, including Mr. Martin, Former NEO in 2021 are, respectively: Mr. Harris, $1,928,207; Mr. Mullany, $434,090; Mr. Ostrom, $422,491; Mr. Gordon, $181,382; and Mr. Martin, $181,382.
(4)
Reflects the grant date fair values of stock options granted during the applicable fiscal year in accordance with ASC 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2021 Annual Report on Form 10-K (Note 13, Share-Based Employee Compensation).

(5)
Reflects the annual incentive awards earned by each NEO based on achievement of pre-established performance goals under our annual incentive program, and is prorated if the NEO was not employed by the Company for the full fiscal year. Performance achievement is approved by the Committee following the end of the fiscal year. Annual incentive payments are made following Committee approval of performance achievement and reported in the SCT in the fiscal year for which the incentive is earned.

(6)
Reflects the change in the estimated present value of each NEO’s accumulated benefit under the qualified pension plan (the “Retirement Plan”). The estimates are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements for fiscal years ending October 3, 2021, September 27, 2020, and September 29, 2019

For 2021 the Pri-2012 Mortality Table was used with the MP-2020 generational scale projected from 2006; for 2020 the Pri-2012 Mortality Table was used with the MP-2019 generational scale projected from 2006, modified to use 15-year convergence to an ultimate rate of 0.75%; the RP-2014 Mortality Table was used for 2019 estimates. The amounts reported in this column may fluctuate significantly in a given year based on a number of factors that affect the formula to determine pension benefits, including changes in: (i) salary and annual incentive; (ii) years of service; and, predominantly (iii) the discount rates used in estimating present values, which were 3.11% for 2021, 3.10% for 2020; and 3.36% for 2019. Participating NEOs become vested in the Retirement Plan after five years. The Retirement Plan is closed to new participants and was sunset on December 31, 2015. For a detailed discussion of the Company’s pension benefits, see the sections of this Proxy Statement titled “Retirement Plan” and “Pension Benefits Table” and accompanying footnotes. The Company does not provide above-market or preferential earnings on non-qualified deferred compensation.
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EXECUTIVE COMPENSATION

(7)	The table below shows the components of All Other Compensation for the NEOs:
All Other Compensation Table
	Perquisite Allowance(a)	Deferred Compensation Matching Contribution(b)	Company- Paid Life Insurance Premiums	Other	Total All Other Compensation
Mr. Harris (CEO)	$300	$11,600	$0	$39,696(c)	$51,596
Mr. Mullany (CFO)	$300	$10,000	$187	$118,135(c)	$128,622
Ms. Hooper (Former Interim PFO)	$12,037	$17,369	$0	$0	$29,406
Mr. Ostrom (CMO)	$300	$9,600	$164	$243,684(c)	$253,748
Mr. Gordon (CSCO)	$25,073	$26,678	$457	$0	$52,208
Mr. Piano (CPO)	$240	$10,738	$137	$192,062(c)	$203,177
Mr. Martin (Former CIO)	$15,138	$5,515	$0	$592,746(d)	$613,681
(a)
Reflects the technology allowance for Messrs. Harris, Mullany, Ostrom and Piano who do not receive a cash perquisite allowance, and for Messrs. Gordon and Martin, represents the cash perquisite allowance described in CD&A Section VI.d. (“Cash Perquisite Allowance”). For Ms. Hooper, represents the allowance she receives as Vice President, Controller and Financial Reporting and continued while serving as Interim PFO. For Ms. Hooper and Mr. Gordon, the amounts for fiscal 2021 reflect one additional week of compensation due to the Company's 53-week fiscal year.

(b)	Reflects matching contributions under the 401(k) Plan and the restoration matching contribution in the EDCP related to fiscal 2021 compensation.
(c)	Reflects relocation expenses and tax gross-ups (if any) for qualified expenses consistent with the Company’s relocation policy and approved by the Compensation Committee.
(d)
For Mr. Martin, represents severance benefits he received under the Executive Severance Plan following his separation of employment due to the Company’s restructuring of the executive leadership team. He received cash payments totaling $592,746, which represents12 months of base pay, 12 months of the employer portion of COBRA premiums, a prorated annual incentive based on the Company’s fiscal 2021 performance; and, the cash equivalent for a portion of shares that would have vested within six months of his separation date.

(8)	Mr. Mullany joined the Company on January 18, 2021 as Executive Vice President, Chief Financial Officer.
(9)
Ms. Hooper completed her service as the Company’s interim principal financial officer (PFO) on January 24, 2021 after Mr. Mullany joined the Company in January 2021. Ms. Hooper was not a NEO in fiscal 2019; therefore, in accordance with the SEC’s disclosure rules, information regarding her compensation in fiscal 2019 is not included.

(10)	Mr. Ostrom joined the Company on February 1, 2021 as Executive Vice President, Chief Marketing Officer.
(11)	Mr. Gordon was not a NEO in fiscal 2019; therefore, in accordance with the SEC’s disclosure rules, information regarding his compensation in fiscal 2019 is not included.
(12)	Mr. Piano joined the Company on April 26, 2021 as Senior Vice President, Chief People Officer.
(13)	Mr. Martin separated employment with the Company on May 7, 2021.
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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards
The following table provides information on the annual incentive awards and equity awards granted to our NEOs in fiscal 2021. The 2021 incentive award terms are described in CD&A Sections IV (“Elements of Compensation”) and VI (“Fiscal 2021 Compensation”).
Name	Grant Date(1)	Approval Date(1)	Award Type(2)	Estimated Future Payouts Under Non-Equity incentive Plan Awards(3)			Estimated Future Payouts Under Equity incentive Plan Awards(4)			Stock Awards: Number of Shares of Stock or Units(5)	Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(6)
				Threshold	Target	Maximum	Threshold(#)	Target(#)	Maximum(#)
Mr. Harris		12/18/2020		$82,500	$825,000	$1,237,500
(CEO)	12/2/2020	11/12/2020	RSU							14,759			$1,348,973
	12/21/2020	11/12/2020	PSU 21-23				7,232	14,463	21,695				$1,285,471
Mr. Mullany		12/18/2020		$37,500	$375,000	$712,500
(CFO)	2/1/2021	11/12/2020	RSU-New Hire							2,714			$250,529
	2/1/2021	12/18/2020	RSU							3,256			$300,561
	2/1/2021	12/18/2020	PSU 21-23				1,628	3,256	4,884				$289,393
Ms. Hooper (Former Interim PFO)		12/18/2020		$10,500	$105,000	$199,500
	12/2/2020	11/12/2020	RSU							591			$54,017
	2/4/2021	2/2/2021	RSU-Special							539			$52,369
Mr. Ostrom		12/18/2020		$28,800	$288,000	$547,200
(CMO)	2/15/2021	12/18/2020	RSU							3,169			$313,541
	2/15/2021	12/18/2020	PSU 21-23				1,585	3,169	4,754				$281,661
Mr. Gordon		12/18/2020		$18,700	$187,000	$355,300
(CSCO)	12/2/2020	11/12/2020	RSU							1,181			$107,943
	12/21/2020	11/12/2020	PSU 19-21				101	203	304				$17,998
	12/21/2020	11/12/2020	PSU 21-23				579	1,158	1,737				$102,923
Mr. Piano		3/23/2021		$21,000	$210,000	$399,000
(CPO)	5/10/2021	3/23/2021	RSU-New Hire							2,035			$246,337
Mr. Martin (Former CIO)		12/18/2020		$18,300	$183,000	$347,700
	12/2/2020	11/12/2020	RSU							1,181			$107,943
	12/21/2020	11/12/2020	PSU 19-21				101	203	304				$17,998
	12/21/2020	11/12/2020	PSU 21-23				579	1,158	1,737				$102,923
(1)
Annual equity grants were approved at the November 12, 2020 Committee meeting, with a grant date of December 2, 2020 for RSUs, and a grant date of December 21, 2020 for PSUs which was the first business day following the date in which the Committee established the PSU performance goals. For the NEOs who joined the Company after the annual equity grants (Messrs. Mullany, Ostrom, and Piano), the Committee approved the equity awards to be granted two weeks following each of their respective hire dates. In accordance with ASC 718, the “grant date” is shown for the portion of the PSUs awarded in fiscal 2021 that relate to the fiscal 2021-2023 performance period, and for Messrs. Gordon and Martin, the portion of the PSUs awarded in fiscal 2019 for the fiscal 2021 performance period, as further described in Footnote 7 to this table.

(2)	For PSU awards, shows the three fiscal years of the PSU performance period.
(3)
Reflects the potential payouts under the fiscal 2021 annual incentive plan (“AIP”) that could have been earned based on performance in fiscal 2021. Under the AIP, the threshold payout represents the amount payable for achieving threshold level of performance on the strategic goals and is zero at threshold on financial goals; target payout represents the amount payable for achieving target level of performance; and for maximum payout, for our CEO represents 150% of target payout for both financial and strategic goals, and for our other NEOs, represents 200% of target payout for financial goals and 150% of target payout for strategic goals. Performance achievement and incentive payouts are prorated between performance levels. The SCT for fiscal 2021 shows the actual cash incentive compensation earned by our NEOs for fiscal 2021 performance, including prorated amounts for NEOs who joined the Company during the fiscal 2021.

(4)
Reflects the threshold, target, and maximum potential share payout levels for the PSUs under the Company’s long-term incentive plan for the three year performance period, fiscal 2021-23 PSU award, and for Messrs. Gordon and Martin the fiscal 2021 performance period of the 2019-2021 PSU awards. Threshold payout for PSUs is 50% of target and requires achieving an established minimum performance requirement (there is no payout if performance doesn’t meet the minimum requirement). Maximum payout is 150% of target.

(5)	Reflects the number of RSUs granted that vest 25% per year over four years on each anniversary of the grant date.
(6)
The values of PSUs and RSUs represent the grant date fair values, as computed in accordance with ASC 718, based on the closing price of the Company’s Common Stock on the grant date discounted by the present value of the expected dividend stream over the vesting period, as applicable, which for the annual PSU grants was $88.88 and the RSU grants was $91.40. The grant date fair values of the RSU grants to Messrs. Mullany, Ostrom, and Piano was $92.31, 98.94, and $121.05 respectively; and for Ms. Hooper’s special RSU retention grant, $97.16. The grant date fair values of all awards were determined based on the assumptions and methodologies set forth in the Company’s 2021 Annual Report on Form 10-K (Note 13, Share-Based Employee Compensation). PSU awards, cliff vest after three years and vest based on the Company’s performance for the three-fiscal year performance period. The performance metrics and goals are established at the beginning of the three-fiscal year performance period when the grant is made. For Messrs. Gordon and Martin, the fiscal 2019 PSU award (“PSU 19-21) represents the last fiscal year of the three-fiscal year performance period for a portion of the PSU award, for which the Committee established goals at the beginning of fiscal 2021; in accordance with SEC rules and ASC 718, the values shown for the PSU 19-21 reflects the grant date fair value of the fiscal 2021 portion of the award. The grant date fair value for PSUs is reported based on the probable outcome of the performance conditions (target level performance) at the grant date.

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Outstanding Equity Awards at Fiscal Year-End 2021
The following table provides information on all outstanding option awards and unvested stock awards held by each of the NEOs at the end of fiscal 2021. The market value of the stock awards is based on the closing price of Jack in the Box Inc. Common Stock as of the last trading day of the fiscal year, October 3, 2021, which was $99.51.
	Option Awards(1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Harris (CEO)	—	—	—	—	—	21,167	$2,106,328	14,463	$1,439,213
Mr. Mullany (CFO)	—	—	—	—	—	5,970	$594,075	3,256	$324,005
Ms. Hooper (Former Interim PFO)	—	—	—	—	—	1,718	$170,958	—	$—
Mr. Ostrom (CMO)	—	—	—	—	—	3,169	$315,347	3,169	$315,347
Mr. Gordon(3) (CSCO)	11/29/2016	2,051	—	$104.95	11/29/2023	4,354	$433,267	2,135	$212,454
	2/26/2018	4,859	—	$90.06	2/26/2025
	12/16/2019	1,669	3,338	$75.23	12/16/2026
Mr. Piano (CPO)	—	—	—	—	—	2,035	$202,503	—	$—
Mr. Martin(4) (Former CIO)	—	—	—	—	—	—	$—	—	$—
(1)
Reflects (a) RSUs that vest (i) for each executive, except Ms. Hooper, 25% each year over four years beginning on the first anniversary of the grant date; and for Ms. Hooper, 33% each year over three years beginning on the first anniversary of the grant date; and (b) for Mr. Gordon, unvested PSUs for which the performance goals have been met for a completed performance period and that vest upon the third anniversary of the November 2018 grant date (1,591), subject to his continued employment with the Company.

(2)
Reflects the number of unvested PSUs granted in December 2019 and December 2020 at target payout level, for which the performance achievement was not known at fiscal year-end and vests upon the third anniversary of each grant date.

(3)	Options vest 33% per year beginning on the first anniversary of the grant date.
(4)	Mr. Martin separated employment with the Company on May 7, 2021 and all unvested equity awards were automatically forfeited.
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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested in Fiscal 2021
The following table provides information on stock options that were exercised and shares that were acquired on the vesting of stock awards by our NEOs during fiscal 2021. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.
	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Harris (CEO)	—	$—	2,137	$259,752
Mr. Mullany (CFO)	—	$—	—	$—
Ms. Hooper (Former Interim PFO)	—	$—	558	$51,377
Mr. Ostrom (CMO)	—	$—	—	$—
Mr. Gordon (CSCO)	2,171	$55,511	1,845	$169,989
Mr. Piano (CPO)	—	$—	—	$—
Mr. Martin (Former CIO)	6,914	$205,346	1,627	$149,884
(1)
The reported number of shares and value realized on vesting includes time-vested RSUs, and for Messrs. Gordon and Martin, also includes the PSUs granted in December 2017 for the fiscal 2018-2020 performance period, which vested in December 2020 and resulted in a payout of 91% of the target PSU award.

Retirement Plan Benefits
The following table provides information on pension benefits under the Company’s Retirement Plan for NEOs. The Retirement Plan is a Company-funded and tax-qualified retirement plan that was offered to eligible employees hired prior to January 1, 2011 that had reached age 21 and completed one year of service (at least 1,000 hours/year). Participants are 100% vested after completing five years of service. Ms. Hooper and Mr. Gordon were hired prior to 2011 and are vested participants in the plan. As of December 31, 2015, the Retirement Plan was “sunset” and employees no longer accrue additional benefits based on additional pay and service. The plan provides that a participant retiring at the normal retirement age of 65 will receive benefits based primarily on the formula described below:
(1)
1% of the average of the five highest consecutive calendar years of pay (base salary and annual incentive out of the last ten years of eligible service (referred to as “Final Average Pay”), multiplied by the number of full calendar years and months while an eligible employee.

PLUS
(2)
0.4% of Final Average Pay in excess of Covered Compensation (average of the Social Security taxable wage bases) multiplied by the number of full calendar years and months while an eligible employee (up to a maximum of 35 years).

A participant in the Retirement Plan who has at least ten years of vesting service may elect to begin receiving reduced payments as early as age 55. Retirement plan benefits are (i) not permitted to be paid to participants while actively employed with Jack in the Box Inc., and (ii) typically paid in the form of a monthly annuity unless the present value of the accrued benefit is equal to or less than $20,000 at termination and in such event, may be paid in the form of a lump sum payment.
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The following table provides information on the actuarial present value of the NEOs’ accumulated pension benefits as of the end of fiscal 2021 (October 3, 2021). The maximum amounts used for the Retirement Plan do not exceed the IRS-prescribed limit applicable to tax-qualified plans
($265,000 for 2015, the year the Retirement Plan was sunset). Present values were calculated using the interest rate and mortality assumptions used in the Company’s financial statements for fiscal year 2021.
Pension Benefits Table
	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit at Normal Retirement Age ($)(2)	Payments During Last Year ($)
Mr. Harris (CEO)	None	N/A	N/A	$0
Mr. Mullany (CFO)	None	N/A	N/A	$0
Ms. Hooper (Former Interim PFO)	Retirement Plan	15	$541,336	$0
Mr. Ostrom (CMO)	None	N/A	N/A	$0
Mr. Gordon (CSCO)	Retirement Plan	6	$334,306	$0
Mr. Piano (CPO)	None	N/A	N/A	$0
Mr. Martin (Former CIO)	None	N/A	N/A	$0
(1)	Ms. Hooper and Mr. Gordon are vested participants in the Retirement Plan.
(2)
The actuarial present value of accumulated benefits under the Retirement Plan is based on a discount rate of 3.11%, as of October 3, 2021. The Pri-2012 Mortality Table is used with the MP-2020 generational scale projected from 2006. Participants are assumed to retire at the latest of current age and the plan’s earliest retirement date with unreduced benefits. No pre-retirement mortality, retirement, or termination has been assumed for the present value factors.

Non-Qualified Deferred Compensation
Executive Deferred Compensation Plan (EDCP)
In addition to eligibility to participate in the 401(k) Plan, the NEOs and other highly compensated employees are eligible to defer up to 50% of base salary and up to 85% of annual incentive pay to the EDCP, an unfunded, non-qualified deferred compensation plan, with benefits paid by the Company out of its general assets. The plan is subject to IRC Section 409A for all deferred compensation earned on or after January 1, 2005. To provide participants with the opportunity to receive up to the full four percent matching contribution offered in the 401(k), the Company provides a “restoration matching contribution” to the EDCP for participants whose deferrals to the 401(k) Plan (and related Company matching contributions) are limited due to the IRC limits applicable to the 401(k) Plan. A participant must be employed on the last day of the calendar year to receive the restoration matching contribution, which is then 100% vested. Participants may choose from an array of investment options.
The following table provides information on the contributions, earnings, withdrawals and distributions in the Executive Deferred Compensation Plan during fiscal 2021 and the account balances as of the end of fiscal 2021.
Non-Qualified Deferred Compensation Plan Table
	Executive Contributions in Fiscal 2021(1)	Registrant Contributions In Fiscal 2021(2)	Aggregate Earnings in Fiscal 2021	Aggregate Withdrawals/ Distributions	Aggregate Balance at FYE21(3)
Mr. Harris (CEO)	$0	$0	$0	$—	$0
Mr. Mullany (CFO)	$0	$0	$0	$—	$0
Ms. Hooper (interim PFO)	$6,157	$5,112	$62,461	$—	$346,447
Mr. Ostrom (CMO)	$0	$0	$0	$—	$0
Mr. Gordon (CSCO)	$60,954	$16,948	$31,560	$—	$690,542
Mr. Piano (CPO)	$2,423	$6,280	$(6)	$—	$827
Mr. Martin (Former CIO)	$0	$0	$81,690	$—	$517,678
(1)	These amounts are also included in the salary and non-equity incentive plan compensation columns in the 2021 row of the SCT.
(2)
These amounts represent only the restoration matching contributions in the non-qualified EDCP and are reported as “All Other Compensation” in the SCT and represent a portion of the total amount reported as deferred compensation matching contribution in footnote 7 to the SCT, which also includes contributions to the 401(k).

(3)
Amounts reported in this column are included in the “Salary” column in the SCT in prior years if the NEO was a named executive officer in previous years. The balance at FYE 2021 reflects the cumulative value of each NEO’s deferrals, match, and investment gains or losses. These FYE amounts do not include contributions or earnings related to the fiscal 2021 annual incentive payment which was paid after the end of fiscal 2021 (but which amounts are included in the executive and registrant contributions columns of this table).

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Potential Payments on Termination of Employment or Change in Control
Compensation & Benefits Assurance Agreements (CIC Agreements). The Company provides CIC Agreements because it considers it in the best interest of its stockholders to encourage continued employment of key management in the event of a CIC transaction. These agreements help facilitate successful performance by key executives during an impending CIC, by protecting them against the loss of their positions following a change in the ownership or control of the Company and ensuring that his or her expectations for long-term incentive compensation arrangements will be fulfilled. Generally, under the agreements, a Company CIC is defined to include:
(i)
the acquisition by any person or group of 50% or more of the outstanding stock or combined voting power of the Company (excluding acquisitions by the fiduciary of the Company benefit plans or certain affiliates);

(ii)	circumstances in which individuals constituting our board of directors generally cease to constitute a majority of the board; and
(iii)	certain stockholder-approved mergers, consolidations, sales of assets or liquidation of the Company.
These CIC Agreements provide certain specified benefits to the executive if, within twenty-four (24) full calendar months following the effective date of a CIC, his or her employment is terminated (“Qualifying Termination”):
(i)	involuntarily other than for cause (which is defined in the agreements and includes acting deliberately and in bad faith or committing fraud), death, or disability, or
(ii)
voluntarily for good reason. Voluntary termination for good reason is generally defined as the executive’s resignation due to: (a) the assignment of the executive to duties or responsibilities inconsistent with his or her status, or a reduction or alteration in the nature or status of his or her duties or responsibilities in effect as of 90 days prior to the CIC event; (b) the acquiring company’s requirement that the executive be based at a location in excess of 50 miles from his or her location immediately prior to a CIC; (c) a material reduction in base salary; (d) a material reduction in the Company’s compensation, health and welfare, retirement benefit plans, or any perquisites, unless an alternative plan is provided of a comparable value; or (e) the Company’s failure to require any successor to assume the CIC Agreement benefits.

CIC benefits under the CIC Agreements are not provided in the event of terminations by reason of death, disability, voluntary termination without good reason, or the Company’s involuntary termination of the executive’s employment for cause. CIC benefits under the CIC Agreements are also not provided in the event of a CIC when there is not a corresponding Qualifying
Termination. In the event of a CIC of the Company and Qualifying Termination of an executive covered under a CIC Agreement as described above, the executive is entitled to the following severance benefits:
1.	A lump sum cash payment equal to his or her accrued but unpaid annual salary and unreimbursed business expenses.
2.	A lump sum cash amount equal to a multiple of the executive’s then-current annual salary, based on his or her position, as follows:
Multiple of Base Salary
Messrs. Harris, Mullany, and Ostrom	2.5x
Messrs. Gordon, Piano and Martin	1.5x
*	Ms. Hooper, Interim PFO, does not have a CIC agreement.
3.
A lump sum cash incentive award equal to the multiple above times the greater of: (a) the average annual incentive percentage for the last three fiscal years prior to the CIC times annual salary; or (b) the average dollar amount of the annual incentive paid for the last three fiscal years prior to the CIC. If an executive does not have three full years of incentive awards, the Company will apply the target incentive award percentage for each missed year.

4.
Continuation of health insurance coverage at Company expense at the same cost and same coverage level as in effect as of the executive’s Qualifying Termination date (subject to changes in coverage levels applicable to all employees generally) for a specified coverage period as provided below, to run concurrently with any coverage provided under COBRA. If an executive receives health insurance coverage with a subsequent employer prior to the end of 18 months, the continuation of health insurance coverage under the agreement is discontinued.

Coverage Period
Messrs. Harris, Mullany, and Ostrom	30 months
Messrs. Gordon, Piano, and Martin	18 months
5.	Standard outplacement services at Company expense, from a nationally recognized outplacement firm selected by the executive, for a period of up to one year from the date of Qualifying Termination.
6.
Vesting of unvested restricted stock and RSUs, PSUs, and in-the-money stock options, in accordance with the terms of the applicable award agreement and stock incentive plan. All options and RSU awards provide that unvested units that continue after a CIC are “double-trigger”, requiring both a CIC and Qualifying Termination for vesting to accelerate. (For PSU grants, no Qualifying Termination is required.) The terms of PSU awards provide for accelerated

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vesting upon a CIC that pays out at actual levels achieved for completed performance periods and at target level for incomplete periods. See Footnote 4 to the following table.
No outstanding CIC Agreements (or any other agreements with our NEOs) provide for any excise tax gross up for excess parachute payments under IRC Section 280G. The Agreements provide for payment of the greater of: (i) the aggregate parachute payments reduced to the maximum amount that would not subject the executive to relevant excise taxes; or (ii) the aggregate parachute payments, with the executive paying the relevant excise taxes and such other applicable federal, state and local income and employment taxes. Under this “best after tax” provision, the executive is solely responsible for payment of excise taxes and other applicable federal, state, and local income and employment taxes.
Non-Qualified Deferred Compensation. In the event of a CIC, accounts shall be distributed in accordance with the participant’s existing distribution election (on termination of employment or under a scheduled in-service withdrawal).
Termination of Employment Without Change in Control. In the event of a termination not related to a CIC, NEOs will receive amounts under the terms and provisions of the specific plans in which they are a participant, including the Retirement Plan and the
EDCP. Additionally, the NEOs (other than Ms. Hooper) are eligible for severance benefits under the Executive Severance Plan adopted in February 2020. The Executive Severance Plan provides severance benefits in the event of an involuntary termination other than for cause (which is defined in the plan and includes acting deliberately and in bad faith or committing fraud) and other than upon death, disability or voluntary resignation, and in any case that does not occur during the twenty-four months following a CIC (a Non-CIC Qualifying Termination). Upon such a Non-CIC Qualifying Termination, the Executive Severance Plan provides for the following primary benefits, expressly contingent on the executive timely executing an effective general release of claims against the Company:
•	A severance payment in the amount of 12 months of base salary (24 months in the case of the CEO);
•
A payment equivalent to the aggregate amount of the executive’s monthly COBRA premium payment in excess of the monthly premium the executive would pay as an active employee of the Company, for 12 months (24 months in the case of the CEO); and

•
A prorated annual incentive payment for the year in which the termination occurs, based on actual achievement of the performance goals under the Company’s performance incentive program for such fiscal year.

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Potential Payments on Termination of Employment or Change in Control
The following table illustrates the potential payments and benefits our current NEOs would be entitled to as of fiscal 2020 year-end: (1) in the event of a termination of employment not related to a CIC, including (i) voluntary termination, or (ii) involuntary termination without cause that is a Non-CIC Qualifying Termination, or (iii) due to death or disability; and (2) in the event of a CIC and a Qualifying Termination. All references to “CIC” refer to a “Company CIC” as defined in the Compensation & Benefits Assurance Agreements section.
The potential payments assume that the termination and/or CIC occurred on the last day of fiscal 2021, October 3, 2021, and, where applicable, use the closing price of our Common Stock of $99.51 on October 3, 2021 (the last market trading day in the fiscal year). The actual amounts to which a NEO may be eligible to receive can only be determined at the time of such termination or CIC, and therefore, the actual amounts will vary from the estimated amounts in the table below for any NEO who has not terminated service as of the last day of fiscal 2021. For NEOs who separated service with the Company during fiscal 2021, the actual payments such NEOs received, if any in connection with their termination, are described in the section after the table.
	Cash Payment(1)	Annual Incentive(2)	Continuation of Benefits(3)	Equity Incentive and Stock Awards(4)	Pension Benefits(5)	Total
Mr. Harris (CEO)
Triggering Event
Voluntary	—	—	—	—	—	—
Involuntary Termination without Cause/Non-CIC Qualifying Termination	$1,650,000	$1,182,606	$35,739	—	$—	$2,868,345
Death or Disability	—	$1,182,606	$—	$2,590,988	$—	$3,773,594
CIC/Qualifying Termination	$2,062,500(6)	$1,943,838	$564,674	$3,484,996	$—	$7,546,008
Mr. Mullany (CFO)
Voluntary	—	—	—	—	—	—
Involuntary Termination without Cause/Non-CIC Qualifying Termination	$500,000	$465,387	$14,602	—	—	$979,989
Death or Disability	—	$465,387	—	$594,075	—	$1,059,462
CIC/Qualifying Termination	$1,250,000	$1,012,823	$31,904	$918,080	—	$3,212,807
Ms. Hooper (Former Interim PFO) *
Triggering Event
Voluntary	—	—	—	—	$541,336	$541,336
Involuntary Termination without Cause/Non-CIC Qualifying Termination	$255,478	—	$10,000	—	$541,336	$806,814
Death or Disability	—	$101,914	—	$97,221	$541,336	$740,471
CIC/Qualifying Termination	—	—	—	—	—	—
Mr. Ostrom (CMO)
Triggering Event
Voluntary	—	—	—	—	—	—
Involuntary Termination without Cause/Non-CIC Qualifying Termination	$480,000	$317,243	$12,793	—	—	$810,036
Death or Disability	—	$317,243	—	$315,347	—	$632,590
CIC/Qualifying Termination	$1,200,000	$761,194	$29,190	$630,694	—	$2,621,078
Mr. Gordon (CSCO) – Retirement Eligible
Triggering Event
Voluntary	—	—	—	$426,739	$334,306	$761,045
Involuntary Termination without Cause/Non-CIC Qualifying Termination	$374,000	$335,090	$17,870	$426,739	$334,306	$1,488,005
Death or Disability	—	$335,090	—	$459,158	$334,306	$1,128,554
CIC/Qualifying Termination	$561,000	$452,814	$36,804	$568,447	$334,306	$1,953,371
Mr. Piano (CPO)
Triggering Event
Voluntary	—	—	—	$—	$—	$—
Involuntary Termination without Cause/Non-CIC Qualifying Termination	$420,000	$144,577	$14,457	$—	$—	$579,034
Death or Disability	—	$144,577	—	$202,503	$—	$347,080
CIC/Qualifying Termination	$630,000	$289,603	$31,686	$202,503	$—	$1,153,792
*
Ms. Hooper is not a participant in the Executive Severance Plan. In the event of an involuntary termination without Cause, she may receive benefits under the Company’s standard severance program for non-executive officers which provides for 2 weeks cash severance per year of service up to a maximum of 52 weeks and the cash value of unvested RSUs that would have vested between fiscal year end 2021 through December 31, 2021; and if enrolled in the Company’s medical plans at the time of termination, cash severance to assist with COBRA premiums, equal to a fixed amount for every 4 weeks of severance.

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(1)
Cash Payment (“Cash Payment”):The amounts in this column reflect (a) for all NEOs, except Ms. Hooper, the cash payment amount equal to a multiple of annual base salary under the Executive Severance Plan, as described in the Termination of Service section VII.f above (the “Non-CIC Section”), and (b) for all NEOs, except Ms. Hooper who does not have a CIC agreement, amounts shown in the table for a CIC/Qualifying Termination reflect a multiple of annual base salary under the CIC Agreement, as described in the Compensation and Benefits Assurance Agreements section VII.g. (“CIC Section”) above.

(2)	Annual Incentive: Reflects multiple of annual incentive under the Executive Severance Plan as described in the Non-CIC Section and the CIC Section.
(3)
Continuation of Benefits: Reflects benefits continuation under the Executive Severance Plan and CIC Agreements as described in the Non-CIC Section and the CIC Section, respectively, including with respect to the CIC Agreements, an outplacement fee estimate of $10,000; and with respect to the CIC Agreements 100% vesting of company restoration matching contribution.

(4)
Equity Incentive and Stock Awards: The amounts shown in the table reflect only the value of unvested awards and options that would be accelerated upon termination and/or CIC as applicable; they do not include the vested portion of awards and options as of the end of fiscal 2021. For Mr. Gordon, who is retirement eligible at FYE 2021, the value of his unvested equity that would be accelerated on termination (retirement), is shown in the “Voluntary and Involuntary Termination” row. For a CIC, the amounts shown reflect only the amount of acceleration of unvested restricted stock awards and stock units, unvested performance shares, and in-the-money unvested stock options. All references to termination exclude terminations for cause.

a)	Performance Shares (PSUs):
(i)
Upon termination not related to a CIC, if eligible to retire under a Company sponsored retirement plan or due to death or disability, and the awardee had been continuously employed by the Company as of the last day of the first fiscal year of the performance period, the performance shares would vest on a prorated basis, based on the number of full accounting periods the awardee was continuously employed by the Company during the performance period and to the extent to which performance goals are achieved.

(ii)	Upon termination not related to a CIC (other than as described above), the award would be cancelled.
(iii)
Upon a CIC, PSUs would vest and pay out based on (A) actual achievement for completed fiscal years for which targets have been set and performance results measured and (B) at 100% of target for any incomplete fiscal years for which performance results are not known.

For the accelerated portion of PSUs for which performance was unknown as of the last day of fiscal 2021, the amounts in the table assume that the PSUs will be accelerated based on target performance levels.
b)	Time-vested RSUs:
(i)	Upon termination not related to a CIC, disability, or retirement, the award would be cancelled.
(ii)	Upon death, disability or retirement, the RSUs would vest 100%.
(iii)	Upon a CIC, RSUs would vest only upon a Qualifying Termination, unless not assumed by an acquirer.
c)	Option Awards:
(i)
Upon termination not related to a CIC, and eligible to retire under a Company sponsored retirement plan, determination of shares vested is based on a formula of 5% additional vesting for each year of service with the Company.

(ii)	Upon termination not related to a CIC, and not eligible to retire under a Company sponsored retirement plan, there is no acceleration of option awards.
(iii)	Upon death, options would vest 100%.
(iv)	Upon a CIC, where options are not assumed by the acquiring company, options vest 100% only upon a Qualifying Termination related to the CIC.
(v)
Vesting upon disability is based on the number of shares which would have been vested as of twelve months following the optionee’s first day of absence from work with the Company, and therefore, for purposes of this table, no additional vesting is applied in the event of a disability.

(5)
Pension:Annual benefit amounts listed for Mr. Gordon and Ms. Hooper are subject to the eligibility and vesting provisions of the Retirement Plan, which are described above in the sections of this Proxy Statement titled Retirement Plan and Pension Benefits Table, and accompanying footnotes. All values shown represent present values and are based on the following:

a)
In the event of a voluntary/involuntary termination (for any reason) or death, benefit values are based on accrued benefits as of fiscal year-end payable at normal retirement. Benefit values were calculated as of October 3, 2021, based on a discount rate of 3.11%. The Pri-2012 Mortality Table is used with the MP-2020 generational scale projected from 2006. In the event of death while actively employed, the amount of the benefit under the Retirement Plan would be the accrued actuarial equivalent pension benefit as determined on the date of death. Such benefit is not subject to any reduction of benefits.

b)
Disability benefits shown assume a NEO terminates employment with the Company due to disability and remains continuously disabled until reaching normal retirement age. Benefit values are based on accrued benefits as of the NEOs normal retirement age and were calculated as of October 3, 2021 based on a discount rate of 3.11% and the Pri-2012 Mortality Table as described above.

c)	In the event of an involuntary termination within 24 months following a CIC, benefit values are based on accrued benefits as of fiscal year-end and were calculated as of October 3, 2021.
Former NEOs
Former CIO, Mr. Martin ceased to be an employee of the company in May 2021. In connection with his departure, and in exchange for entering into a separation and release agreement that includes a general release of claims against the Company, he received benefits under the Executive Severance Plan totaling $592,746, which represents 12 months of base pay ($366,000), 12 months of the employer portion of COBRA premiums ($8,623), a prorated annual incentive based on the Company’s fiscal 2021 performance ($201,798); and, the cash equivalent for a portion of shares that would have vested within six months of his separation date ($16,325).
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth, as of January 7, 2022 (the “Record Date”), information with respect to beneficial ownership of our Common Stock by (i) each person who we know to beneficially own more than 5% of our Common Stock, (ii) each director and nominee for director of the Company, (iii) each NEO listed in the Summary Compensation Table herein and (iv) all of our directors and executive officers (employed as of the Record Date) of the Company as a group. The address of each director and executive officer shown in the table below is c/o Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123.
We determined the number of shares of Common Stock beneficially owned by each person under rules promulgated by the SEC, based on information obtained from questionnaires, Company records and filings with the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days of January 7, 2022. All percentages are based on the shares of Common Stock outstanding as of January 7, 2022. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by that holder.
Security Ownership of Certain Beneficial Owners
Name	Number of Shares of Common Stock Beneficially Owned as of January 7, 2022	Percent of Class
BlackRock Inc.(1)	2,391,059	11.33%
Vanguard Group Inc.(2)	2,095,185	9.93%
Franklin Resources Inc.(3)	1,759,872	8.34%
(1)
According to its Form 13F filings as of September 30, 2021, BlackRock Inc. had sole investment discretion with respect to 2,391,059 shares, of which it had sole voting authority with respect to 2,329,506 shares and no voting authority with respect to 61,553 shares . The address of BlackRock Inc. is 55 East 52nd Street, New York NY 10055.

(2)
According to its Form 13F filings as of September 30, 2021, Vanguard Group Inc., on behalf of itself and its direct subsidiaries, Vanguard Fiduciary Trust Co, Vanguard Investments Australia, Ltd., and Vanguard Global Advisers, LLC had investment discretion with respect to accounts holding 2,095,185 shares. The Vanguard Group Inc. was the beneficial owner of 2,053,173 shares, of which it had no voting authority. Vanguard Fiduciary Trust Co was the beneficial owner of 17,447 shares, of which it had shared voting power. Vanguard Investments Australia, Ltd. was the beneficial owner of 5,407 shares, of which it had shared voting power. Vanguard Global Advisers, LLC. was the beneficial owner of 19,158 shares, of which it had no voting power. The address of Vanguard Group, Inc. is P.O. Box 2600 Valley Forge, Pennsylvania 19482-2600.

(3)
According to its Form 13F filings as of September 30, 2021, Franklin Resources Inc. on behalf of itself and its direct subsidiaries, Fiduciary Trust Co International, Fiduciary Trust International, LLC, Franklin Advisers, Inc., and Franklin Mutual Advisers, LLC had investment discretion with respect to accounts holding 1,759,872 shares. Fiduciary Trust Co. International was the beneficial owner of 16 shares, of which it had sole voting authority. Fiduciary Trust International, LLC was the beneficial owner of 15 shares, of which it had sole voting power. Franklin Advisers, Inc. was the beneficial owner of 8,905 shares, of which it had sole voting power of 8,815 shares and no voting power with respect to 90 shares. Franklin Mutual Advisers, LLC was the beneficial owner of 1,750,936 shares, of which it had sole voting power of 1,665,389 shares and no voting power with respect to 85,547 shares. The address of Franklin Resources Inc. is One Franklin Parkway, San Mateo, CA 94403.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Management
Name	Shares(1) Direct Holdings	RSUs Acquirable and Options Exercisable Within 60 Days(2)	Deferred Stock Equivalents / Units(4)	Unvested RSUs(5)	Total Shares Beneficially Owned	Percent of Class(6)
Mr. Harris	3,463	—	—	—	3,463	*
Mr. Mullany	—	1,493	—	—	1,493	*
Ms. Hooper	1,015	—	—	—	1,015	*
Mr. Ostrom	—	793	—	—	793	*
Mr. Piano	—	—	—	—	—	*
Mr. Gordon	4,797	11,249	—	1,676	17,722	*
Mr. Goebel	6,667	—	14,848	1,288	22,803	*
Ms. John	2,433	—	4,539	859	7,831	*
Ms. Kleiner	6,556	—	10,287	859	17,702	*
Mr. Murphy	—	—	66,713	859	67,572	*
Mr. Myers	5,843	—	18,247	859	24,949	*
Mr. Tehle	6,872	—	49,067	859	56,798	*
Ms. Yeung	—	—	7,118	859	7,977	*
All Directors and Executive Officers as a Group (17 persons)	39,039	16,205	170,819	8,118	234,181	1.1%
*	Asterisk in the percent of class column indicates beneficial ownership of less than 1%
(1)	Represents the number of shares of common stock beneficially owned on January 7, 2022.
(2)	Represents RSUs that vest within 60 days from January 7, 2022 and options that were exercisable on January 7, 2022 and options that become exercisable within 60 days of January 7, 2022.
(4)
Represents (i) Common Stock equivalents attributed to cash compensation deferred under the Director Deferred Compensation Plan and (ii) deferred RSUs and related dividends. (As described in the Director Compensation section of this Proxy Statement, these deferrals are convertible on a one-for-one basis into shares of Common Stock upon a director’s termination of service.)

(5)
Represents (a) for retirement-eligible executive officers, RSUs that fully vest upon termination of service and are convertible on a one-for-one basis into shares of Common Stock upon vesting, and (b) for directors, RSUs that fully vest upon the earlier of 12 months from the date of grant or upon termination of service.

(6)
For purposes of computing the percentage of outstanding shares held by each person or group of persons named in the Beneficial Ownership table on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

JACK IN THE BOX INC. | 2022 PROXY STATEMENT 75

PROPOSAL FOUR — AMENDMENT TO JACK IN THE BOX INC. 2004 STOCK INCENTIVE PLAN

PROPOSAL FOUR — AMENDMENT TO JACK IN THE BOX INC. 2004 STOCK INCENTIVE PLAN TO EXTEND DATE BY WHICH AWARDS MAY BE GRANTED THROUGH DECEMBER 31, 2022
We are asking the Company’s stockholders to approve an amendment to the Jack in the Box Inc. 2004 Stock Incentive Plan (the “2004 Plan”) to extend the date by which awards may be granted under the 2004 Plan (which we refer to in this Proxy Statement as the “term” of the 2004 Plan) from November 16, 2021 through December 31, 2022 (such amendment, the “2004 Plan Amendment”). The extension of the term is the only proposed amendment to the 2004 Plan. Stockholders are not being asked to approve an increase in the number of shares available for issuance under the 2004 Plan or any other amendment to the 2004 Plan.
Our stockholders’ approval of this Proposal Four will allow us to continue to grant equity incentive awards at levels determined appropriate by the Board or Compensation Committee. If our stockholders do not approve this Proposal Four, we will not be able to grant any equity incentive awards to our current employees, directors and consultants, which would significantly impact our ability to motivate and retain such individuals and to provide long-term incentives that align the interests of such individuals with the interests of our stockholders.
On December 16, 2021, the Compensation Committee approved (1) the 2004 Plan Amendment, and (ii) for a grant date of March 4, 2022, a total of 73,414 shares subject to awards of restricted stock units and a total of 37,822 shares subject to awards of performance shares to the Company’s executive officers and certain non-executive officer leadership level employees. The Compensation Committee’s approval of the 2004 Plan Amendment and such awards were made subject to stockholder approval of the 2004 Plan Amendment. The following table sets forth the number of shares subject to the awards of restricted stock units and performance shares that were approved on December 16, 2021, under the 2004 Plan to each of the Company’s named executive officers currently serving, current executive officers, as a group, and all other employees who are not executive officers, as a group.
Name	Restricted Stock Units (RSUs)	Performance Shares (PSUs)
Darin S. Harris, Chief Executive Officer (CEO)	16,581	16,581
Timothy E. Mullany, Executive Vice President, Chief Financial Officer (CFO)	3,782	3,782
Ryan L. Ostrom, Executive Vice President, Chief Marketing Officer (CMO)	3,491	3,491
Dean C. Gordon, Senior Vice President, Chief Supply Chain Officer (CSCO)	2,328	2,328
Steven Piano, Senior Vice President, Chief People Officer (CPO)	2,328	2,328
All current executive officers, as a group	37,822	37,822
All other employees, as a group	35,592	0
Total	73,414	37,822
When considering the vote to approve this Proposal Four, you should be aware that our executive officers have interests in this Proposal Four that are different from, or in addition to, those of our stockholders, generally. Each of the persons and groups listed in the table above has an interest in this Proposal Four in respect of the restricted stock units and performance shares so awarded if this Proposal Four is approved by our stockholders.
Under the 2004 Plan, up to 11,600,000 shares of Common Stock have been authorized to be reserved for issuance to satisfy grants of equity incentive awards to eligible participants, subject to adjustment for certain changes in our capitalization. As of December 15, 2021, there were approximately 1,759,383 shares remaining available for grant under the 2004 Plan. The approval of the grants of restricted stock units and performance shares listed in the table above was made on December 16, 2021, subject to stockholder approval of this Proposal Four.
We believe that equity incentive awards are a vital part of our overall compensation program, and we grant awards to motivate and retain our leadership. However, we recognize that this compensation philosophy dilutes existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to monitoring our equity compensation share reserve carefully, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of awards necessary to attract, retain and motivate our employees, directors and consultants.
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PROPOSAL FOUR — AMENDMENT TO JACK IN THE BOX INC. 2004 STOCK INCENTIVE PLAN

Description of Amended 2004 Plan
The material features of the 2004 Plan, as amended by the 2004 Plan Amendment (the “Amended 2004 Plan”), are summarized below. This summary is qualified in its entirety by reference to the complete text of the Amended 2004 Plan, which is appended to this Proxy Statement as Appendix B and may be accessed from the SEC’s website at www.sec.gov.
Purpose of the Amended 2004 Plan. The purpose of the Amended 2004 Plan is to advance the interests of the Company by providing an incentive program that will enable the Company to attract, retain, and motivate employees, consultants and directors upon whose judgment, interest and efforts the Company’s success is dependent, and to provide them with an equity interest in the success of the Company in order to motivate superior performance. These incentives may be provided through the grant of stock options (including indexed options), stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance shares, and performance units.
Key Features of the Amended 2004 Plan Designed to Protect Stockholders’ Interests. The Amended 2004 Plan includes provisions that reflect our commitment to strong corporate governance and the desire to preserve stockholder value as demonstrated by the following features:
•
No Evergreen Feature. The maximum number of shares available for issuance under the Amended 2004 Plan is fixed and cannot be increased without stockholder approval. In addition, unless further extended by a vote of our stockholders, no awards may be granted under the Amended 2004 Plan after December 31, 2022.

•	Repricing Prohibited. Stockholder approval is required for any repricing, replacement, or buyout of underwater awards.
•
No Discount Awards; Maximum Term Specified. Stock options and stock appreciation rights generally must have an exercise price no less than the closing price of the Company’s stock on the date the award is granted and, starting in November 2009, a term no longer than seven years from the date of grant.

•	Per-Employee Limits on Awards. The Amended 2004 Plan limits the size of awards that may be granted to any one employee within any fiscal year of the Company.
•
Minimum Three-Year Vesting Period. Restricted shares and RSUs granted to employees and vesting solely on the basis of continued service require a minimum three years of employment, from date of grant, to vest (with the exception of a maximum of 10% of the total shares being available for full value awards with a vesting period of less than three years).

•	Award Design Flexibility. Different kinds of awards may be granted under the Amended 2004 Plan, giving the
Company the flexibility to design our equity incentives to complement the other elements of compensation and to support our attainment of strategic goals.
•	Performance-Based Awards. The Amended 2004 Plan permits the grant of performance-based stock awards that are payable upon the attainment of specified performance goals.
•	Responsible Share Counting. Any shares of common stock tendered or withheld to pay taxes or an option’s exercise price are not available for re-issuance.
•
Responsible Change in Control Provisions. The Amended 2004 Plan’s definition of a change-in-control transaction provides that any award benefits triggered by such a transaction are contingent upon the actual consummation of the transaction, not merely its approval by our Board or stockholders. Additionally, since 2014, all grants of options and restricted stock units provide that unvested awards that continue after a “Change in Control” (as defined below) are “double-trigger”, requiring both a Change in Control and qualifying termination of service for vesting to accelerate. Since 2014, the terms of performance awards provide for vesting upon a Change in Control that pays out at actual levels achieved for completed performance periods and at target level for incomplete periods.

•	Independent Committee. The Amended 2004 Plan is administered by our Compensation Committee or other committee of the Board as duly appointed to administer the Amended 2004 Plan.
Share Reserve. As of December 16, 2021, of the shares of our common stock approved for issuance under the Amended 2004 Plan, 54,596 shares are subject to issuance or release under outstanding awards and 1,752,610 shares of our common stock remain available for future awards (not including any shares that might in the future be returned to the Amended 2004 Plan as a result of awards expiring, being forfeited or otherwise terminating).
The Amended 2004 Plan provides that grants or settlement of full value awards (such as restricted stock bonus awards, restricted stock purchase rights, restricted stock units, performance shares or performance units settled in shares) made on or after February 10, 2010 are counted against the Amended 2004 Plan’s share reserve on a one-and-three-quarters-for-one basis (i.e., each full value award is counted against the share limit as 1.75 shares). If any award expires, lapses or otherwise terminates or is forfeited for any reason without having been exercised or settled in full, the shares subject to the award will again become available for issuance under the Amended 2004 Plan. To the extent a share that was subject to an Award that counted as one share is returned to the Amended 2004 Plan, the share reserve will be credited with one share. To the extent that a share that was subject to
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PROPOSAL FOUR — AMENDMENT TO JACK IN THE BOX INC. 2004 STOCK INCENTIVE PLAN

an Award that counts as 1.75 shares is returned to the Amended 2004 Plan, the share reserve will be credited with 1.75 shares. Upon any stock dividend, stock split, reverse stock split, recapitalization, or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the Amended 2004 Plan, to the award grant limitations, and to all outstanding awards.
Administration. The Amended 2004 Plan has been and will continue to be administered by the Compensation Committee or other Committee of the Board of Directors duly appointed to administer the Amended 2004 Plan, or, in the absence of such committee, by the Board of Directors. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m), administration must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or to the Board of Directors.) Subject to the provisions of the Amended 2004 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m) and the repricing and vesting restrictions described below, amend, cancel, renew, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The Amended 2004 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer, or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the Amended 2004 Plan. The Committee will interpret the Amended 2004 Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the Amended 2004 Plan or any award.
Eligibility. Awards may be granted to employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company.
As of January 7, 2022, the Company and its subsidiary corporations had a total of approximately 5,200 employees, including nine executive officers, seven non-management directors and 30 consultants.
Repricing and Vesting Restrictions. The Amended 2004 Plan forbids, without stockholder approval, the repricing of any outstanding stock option and/or stock appreciation right. In addition, the Amended 2004 Plan forbids (1) any acceleration of vesting of awards by the Committee for any reason other than upon a Change in Control or after a participant’s death, retirement or disability, (2) vesting of full value shares on the basis of continued service any more rapidly than annual pro rata vesting over three years (with the exception of no more than 10% of the total shares being available for full value awards that have a vesting period of less than three years) and (3) vesting on the basis of performance over a performance period of less than 12 months.
Stock Options. Each option granted under the Amended 2004 Plan must be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Amended 2004 Plan. The exercise price of each option may not be less than the fair market value of a share of Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. The exercise price of each indexed stock option, and the terms and adjustments which may be made to such an option, will be determined by the Committee in its sole discretion at the time of grant.
On January 7, 2022, the closing price of the Company’s Common Stock on the NASDAQ stock market was $89.37 per share.
Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company options and/or freestanding stock appreciation rights which in the aggregate are for more than 500,000 shares.
The Amended 2004 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the exercise price, by such other lawful consideration as approved by the Committee, or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the optionee’s surrender of a portion of the option shares to the Company.
Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the
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PROPOSAL FOUR — AMENDMENT TO JACK IN THE BOX INC. 2004 STOCK INCENTIVE PLAN

Committee. The maximum term of any option granted before November 12, 2009 under the Amended 2004 Plan is ten years, and the maximum term of any option granted on or after November 12, 2009 under the Amended 2004 Plan is seven years, provided, however, that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years. The Committee will specify in each written option agreement, and solely in its discretion, the period of time post-termination that an optionee may exercise the option before it expires.
Stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. However, a nonstatutory stock option may be assigned or transferred to the extent permitted by the Committee and set forth in the option agreement, subject to applicable limitations of securities law.
Stock Appreciation Rights. Each stock appreciation right granted under the Amended 2004 Plan must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the Amended 2004 Plan. A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company Common Stock between the date of grant of the award and the date of its exercise. The Company may pay the appreciation either in cash, in shares of Common Stock or in any combination thereof as set out in the award agreement. The Committee may grant stock appreciation rights under the Amended 2004 Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Committee. The maximum term of any stock appreciation right granted before November 12, 2009 under the Amended 2004 Plan is ten years, and the maximum term of any stock appreciation right granted on or after November 12, 2009 under the Amended 2004 Plan is seven years. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company freestanding stock appreciation rights and/or options which in the aggregate are for more than 500,000 shares. Stock appreciation rights are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant.
Restricted Stock Awards. The Committee may grant restricted stock awards under the Amended 2004 Plan, either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase Common Stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Committee determines the purchase price, if any, payable under restricted stock purchase awards. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, and the shares acquired may not be transferred by the participant until vested, other than pursuant to an ownership change event as described in the Amended 2004 Plan. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.
The Committee also may grant restricted stock awards under the Amended 2004 Plan in the form of restricted stock units which represent a right to receive shares of Common Stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions similar to those applicable to other restricted stock awards. Participants have no voting rights or rights to receive dividends with respect to restricted stock unit awards until shares of Common Stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any dividends we pay. Dividend equivalents shall only be payable to the extent the Participant’s right to any stock is nonforfeitable. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company restricted stock awards in the aggregate for more than 200,000 shares of stock on which the restrictions are based on performance criteria.
Performance Awards. The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units. The PSUs granted to executive officers as part of our long-term incentive program fit within the definition of performance shares under the Amended 2004 Plan.
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PROPOSAL FOUR — AMENDMENT TO JACK IN THE BOX INC. 2004 STOCK INCENTIVE PLAN

Performance shares and performance units represent a right to receive a share of common stock, an equivalent amount of cash, or a combination of shares and cash as determined by the Committee, if vesting conditions are satisfied. The initial values of such awards are equal to the fair market value of a share of stock on the grant date and $100 per unit, respectively.
Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, for each fiscal year of the Company contained in the applicable performance period, no employee may be granted performance shares that could result in the employee receiving more than 200,000 shares of Common Stock or performance units that could result in the employee receiving more than $1,000,000.
Prior to the beginning of the applicable performance period, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each parent and subsidiary corporation consolidated therewith for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: sales, revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before interest, taxes, depreciation and/or amortization, net earnings, net income, cash flow, expenses, expense management, stock price, earnings per share, operating earnings per share, defined operating earnings per share, average unit sales or volume, return on stockholders’ equity, return on capital, return on assets, return on invested capital, economic value added, number of customers, market share, same store sales, average restaurant margin, restaurant operating margin, return on investment, profit after tax, customer satisfaction, guest transactions, number of restaurants franchised, number of restaurants remodeled or reimaged, franchise revenues, gains on restaurants sold, cash proceeds on restaurants sold, return on equity, cash on cash return, and system-wide sales. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will, according to criteria established by the Committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.
The Committee may also provide that one or more of the following objectively determinable adjustments shall be made to one or more of the performance goals: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles; items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.
Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to the participant on the basis of the performance goals attained. However, no such reduction may increase the amount paid to any other participant. In its discretion, the Committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to dividends paid on the Company’s Common Stock, however, dividend equivalents shall only be payable to the extent the Participant’s right to any performance award is earned and nonforfeitable.
Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death, disability or retirement prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the Amended 2004 Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.
Change in Control. The Amended 2004 Plan defines a “Change in Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event (in substantially the same proportions as their
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PROPOSAL FOUR — AMENDMENT TO JACK IN THE BOX INC. 2004 STOCK INCENTIVE PLAN

ownership of shares of the Company’s voting stock immediately before the event) direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of the Company, its successor, or, in the case of (iii) below, the corporation or corporations to which the assets were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing successor or purchasing corporation or parent corporation thereof may either assume outstanding options or stock appreciation rights or substitute new awards having an equivalent value.
In the event of a Change in Control, in which the outstanding stock options and stock appreciation rights are not assumed or replaced, then all unexercisable, unvested or unpaid portions of such outstanding awards will become exercisable, vested and payable in full prior to the date of the Change in Control. Since 2014, however, all grants of stock options that continue after a Change in Control are “double trigger,” requiring both a Change in Control and a qualifying termination of service for vesting to accelerate.
In the event of a Change in Control, the lapsing of all vesting conditions and restrictions on any shares subject to any restricted stock award, restricted stock unit award or performance award held by a participant whose service with the Company has not terminated prior to the Change in Control may be accelerated effective as of the date of the Change in Control, subject to the terms of the applicable grant agreement. Since 2014, all grants of restricted stock that continue after a Change in Control are “double trigger,” requiring both a Change in Control and a qualifying termination of service for stock vesting to accelerate. Since 2014, all performance award grant agreements provide that the value of outstanding performance awards will be determined and paid at (i) the degree of attainment of the applicable performance goals for the completed performance periods prior to the date of the Change in Control and (ii) 100% of the pre-established performance goal target for incomplete periods.
Any option or stock appreciation right not assumed, replaced, or exercised as of the date of the Change in Control will terminate. The Amended 2004 Plan authorizes the Committee, in its discretion, to provide for different treatment of any award, as may be specified in such award’s written agreement, which may provide for acceleration of the vesting or settlement of any award, or provide for longer periods of exercisability, upon a Change in Control.
Termination or Amendment. The Amended 2004 Plan will continue in effect until the first to occur of (i) its termination by the Committee or (ii) the date on which all shares available for issuance under the Amended 2004 Plan have been issued and all restrictions on such shares under the terms of the Amended 2004 Plan and the agreements evidencing awards granted under the Amended 2004 Plan have lapsed. Unless further extended by a vote of our stockholders, no awards may be granted under the Amended 2004 Plan after December 31, 2022. The Committee may terminate or amend the Amended 2004 Plan at any time, provided that no amendment may be made without stockholder approval if the Committee deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the Common Stock of the Company is then listed. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless required to enable an option designated as an incentive stock option to qualify as such or necessary to comply with any applicable law, regulation or rule.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the Amended 2004 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant, exercise or settlement of an award or the disposition of shares acquired under the Amended 2004 Plan. The Amended 2004 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of IRC Section 162(m) and the satisfaction of our tax reporting obligations.
Nonstatutory Stock Options. Generally, there is no taxation upon the grant of a nonstatutory stock option if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our
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PROPOSAL FOUR — AMENDMENT TO JACK IN THE BOX INC. 2004 STOCK INCENTIVE PLAN

affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.
We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options. The Amended 2004 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in IRC Section 422. Under the IRC, a participant generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the participant holds a share received upon exercise of an incentive stock option for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.
If, however, a participant disposes of a share acquired upon exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an incentive stock option exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.
We are not allowed a tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired upon exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Stock Appreciation Rights. Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.
We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.
We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards. Generally, the recipient of a restricted stock unit award structured to comply with the requirements of IRC Section 409A or an exemption to IRC Section 409A will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To comply with the requirements of IRC Section 409A, the stock subject to a
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PROPOSAL FOUR — AMENDMENT TO JACK IN THE BOX INC. 2004 STOCK INCENTIVE PLAN

restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exemption to the requirements of IRC Section 409A, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.
We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
IRC Section 162(m). Under IRC Section 162(m), compensation paid to any publicly held corporation’s “covered employees” (as defined under IRC Section 162(m)) that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Prior to the enactment of the Tax Cuts and Jobs Act, compensation that qualified as “performance-based compensation” under IRC Section 162(m) was not subject to this deduction limitation. Pursuant to the Tax Cuts and Jobs Act, this exception for “performance-based compensation” under IRC Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. As a result, compensation paid to any of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless, among other requirements, it is intended to qualify, and is eligible to qualify, as “performance-based compensation” under IRC Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of IRC Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any award granted under the Amended 2004 Plan will be eligible for such transition relief and, therefore, eligible for the “performance-based compensation” exception under IRC Section 162(m).
New Plan Benefits under Amended 2004 Plan
Name and Position	Number of Shares
Darin S. Harris, Chief Executive Officer (CEO)	33,162(1)
Timothy E. Mullany, Executive Vice President, Chief Financial Officer (CFO)	7,564(1)
Dawn E. Hooper, Vice President, Controller and Financial Reporting (Former Interim Principal Financial Officer)	990(1)
Ryan L. Ostrom, Executive Vice President, Chief Marketing Officer (CMO)	6,982(1)
Dean C. Gordon, Senior Vice President, Chief Supply Chain Officer (CSCO)	4,656(1)
Steven Piano, Senior Vice President, Chief People Officer (CPO)	4,656(1)
Andrew T. Martin, (Former) Senior Vice President, Chief Information Officer	(2)
All current executive officers as a group	75,644(1)
All current directors who are not executive officers as a group	(3)
All employees, including all current officers who are not executive officers, as a group	35,592
(1)
Awards granted under the Amended 2004 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2004 Plan. However, as described above in this Proposal Four, on December 16, 2021, the Compensation Committee approved, for a grant date of March 4, 2022, a number of awards of restricted stock units and performance shares to certain employees (including our executive officers) under the Amended 2004 Plan, subject to stockholder approval of this Proposal Four, and the number of shares subject to each such award is indicated in this table.

(2)	Mr. Martin separated employment with the Company on May 7, 2021. Therefore, he is not eligible to receive any future awards under the Amended 2004 Plan.
(3)
Awards granted under the Amended 2004 Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2004 Plan. However, pursuant to our current non-employee director compensation program, shortly after each annual meeting of our stockholders, (i) each of our non-employee directors (other than the Chairman) will automatically receive a restricted stock unit award with a value of $90,000 and (ii) the Chairman will automatically receive a restricted stock unit award with a value of $135,000, in each case provided that (a) the director is providing services to the Company on the date of grant and (b) this Proposal Four is approved by our stockholders. The number of shares of Common Stock subject to such awards is determined by dividing the annual equity award value by the closing price of Common Stock on the date of grant and, therefore, is not determinable at this time. On the date of the Annual Meeting, any such awards will be granted under the Amended 2004 Plan if this Proposal Four is approved by our stockholders. For additional information regarding our current non-employee director compensation program, please see “Director Compensation and Stock Ownership Requirements” above.

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PROPOSAL FOUR — AMENDMENT TO JACK IN THE BOX INC. 2004 STOCK INCENTIVE PLAN

Plan Benefits under 2004 Plan
The following table sets forth, for each of the individuals and various groups indicated, the total number of shares of Common Stock subject to awards that have been granted (even if not currently outstanding) under the 2004 Plan as of January 7, 2022.
Name and Position	Number of Shares
Darin S. Harris, Chief Executive Officer (CEO)	37,767
Timothy E. Mullany, Executive Vice President, Chief Financial Officer (CFO)	9,226
Dawn E. Hooper, Vice President, Controller and Financial Reporting (Former Interim Principal Financial Officer)	16,030
Ryan L. Ostrom, Executive Vice President, Chief Marketing Officer (CMO)	6,338
Dean C. Gordon, Senior Vice President, Chief Supply Chain Officer (CSCO)	47,348
Steven Piano, Senior Vice President, Chief People Officer (CPO)	2,035
Andrew T. Martin, (Former) Senior Vice President, Chief Information Officer	18,011
All current executive officers as a group	117,352
All current directors who are not executive officers as a group	265,137
Each nominee for election as a director
David L. Goebel	53,091
Darin S. Harris	37,767
Sharon P. John	7,544
Madeleine A. Kleiner	19,851
Michael W. Murphy	76,462
James M. Myers	27,473
David M. Tehle	76,462
Vivien M. Yeung	4,254
Each associate of any executive officers, current directors or director nominees	—
Each other person who received or is to receive 5% of awards	—
All employees, including all current officers who are not executive officers, as a group	11,086,680
Securities Authorized for Issuance under Equity Compensation Plans
The following table summarizes the equity compensation plans under which Common Stock may be issued as of October 3, 2021. Stockholders of the Company have approved all plans requiring such approval.
	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options(1)	(c) Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	318,874	$92.44	1,898,901
(1)
Includes shares issuable in connection with our outstanding stock options, performance share awards, nonvested stock units, and non-management director deferred stock equivalents. The weighted-average exercise price in column (b) includes the weighted-average exercise price of stock options.

(2)
For a description of our equity compensation plans, refer to Note 13, Share-Based Employee Compensation, of the notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2021.

Vote Required for Approval
Approval requires the affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will have the same effect as a vote “AGAINST” this proposal. Brokers do not have discretionary authority to vote uninstructed shares on this matter.
ON PROPOSAL FOUR, AMENDMENT TO 2004 STOCK INCENTIVE PLAN TO EXTEND DATE BY WHICH AWARDS MAY BE GRANTED THROUGH DECEMBER 31, 2022, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.
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PROPOSAL FIVE — STOCKHOLDER PROPOSAL REGARDING VIRTUAL MEETINGS

PROPOSAL FIVE — STOCKHOLDER PROPOSAL REGARDING VIRTUAL MEETINGS
The Company received from The Humane Society of the United States (“HSUS”) the following shareholder proposal (the “HSUS Proposal”) for action at the Annual Meeting. We will promptly provide HSUS’s address, and, to our knowledge, share ownership upon a shareholder’s written request to the Corporate Secretary at Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123, Attention: Corporate Secretary.
The following text of the HSUS Proposal and supporting statement appears exactly as received by the Company. All statements contained in the HSUS Proposal are the sole responsibility of HSUS:
Shareholder Proposal Regarding Virtual Meetings
Resolved: Shareholders ask that Jack in the Box develop and adopt a policy, and amend its governing documents as necessary, to ensure that moving forward, its annual and special shareholder meetings will be held either in whole or in part through virtual means (i.e., webcast or other on-line system) and that virtual attendance be allowed. This policy should be formally adopted within six months of the 2022 annual meeting and take effect immediately thereafter.
Supporting Statement:
In 2021, Jack in the Box held its annual shareholder meeting via virtual webcast. Just a few of the other major companies which have held their annual shareholder meetings via virtual webcast include: Walmart, Amazon, ExxonMobil, McDonald’s, Facebook, KraftHeinz, Kroger and Apple.
Shareholders support this format and seek to ensure virtual meetings and attendance continue into the future. Please consider the following:
The COVID pandemic has highlighted for many companies the need to ensure continuity of business operations through virtual or remote means. Countless employees have been expected (or even required) to work remotely. Business travel has been dramatically curtailed as the U.S. Centers for Disease Control and Prevention (CDC) has issued health and safety warnings related to air travel. And meetings of all types have been held virtually in greater numbers than ever before.
Yet under its current by-laws, the company may choose to only hold its annual and special shareholder meetings in-person, requiring attendance to be physical, even in circumstances where the CDC recommends against, or when unexpected conditions prevent, travel.
To put it simply, this is unfair and unnecessary: it increases the health risks for any shareholder who may wish to present a proposal, ask a question, or even just attend such a meeting; for company executives and other employees who may be required to attend; for board members; and for support staff at meeting venues.
It also likely deters attendance by forcing shareholders to choose between protecting their health or risking illness in order to exercise their basic shareholder rights.
The advantages of virtual meetings are significant: they add convenience and reduce time and expenses for shareholders, management, and board members; and they promote wider engagement between the company and shareholders.
Further, virtual meetings contribute to various company social and sustainability policies. They further an inclusive company culture by enabling all shareholders an equal opportunity to participate in annual meetings, regardless of financial, physical, or other barriers. And removing the necessity of all shareholders to travel would provide an environmental benefit to the company’s ESG practices.
The COVID pandemic has fundamentally changed the way companies think about and hold meetings. In addition to the business advantages virtual meetings provide, it is fundamental that shareholders should be allowed to attend meetings and exercise their rights without putting themselves and others at increased risk. And corporate executives and employees, as well as board members, should be allowed to do the same. For this reason, you are encouraged to vote FOR this proposal.
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PROPOSAL FIVE — STOCKHOLDER PROPOSAL REGARDING VIRTUAL MEETINGS

Vote Required for Approval
Approval requires the affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will have the same effect as a vote “AGAINST” this proposal. Brokers do not have discretionary authority to vote uninstructed shares on this matter.
ON PROPOSAL FIVE, STOCKHOLDER PROPOSAL REGARDING VIRTUAL MEETINGS, THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION.
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PROPOSAL SIX — STOCKHOLDER PROPOSAL REGARDING THE ISSUANCE OF A REPORT ON SUSTAINABLE PACKAGING

PROPOSAL SIX — STOCKHOLDER PROPOSAL REGARDING THE ISSUANCE OF A REPORT ON SUSTAINABLE PACKAGING
The Company received from Green Century Management, Inc. (“Green Century”) the following shareholder proposal (the “Green Century Proposal”) for action at the Annual Meeting. We will promptly provide Green Century’s address, and, to our knowledge, share ownership upon a shareholder’s written request to the Corporate Secretary at Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123, Attention: Corporate Secretary.
The following text of the Green Century Proposal and supporting statement appears exactly as received by the Company. All statements contained in the Green Century Proposal are the sole responsibility of Green Century:
Whereas: Plastic pollution is a growing problem globally. Only nine percent of all plastic made in the last sixty years has been recycled and an estimated eleven million tons of plastic waste ends up in the ocean every year. Paper packaging is also associated with negative environmental impacts, such as high water and energy use and potential deforestation and forest degradation.
Jack in the Box currently has no public-facing goal or policy related to sustainable packaging, exposing the Company to reputational, regulatory, and competitive risk.
Changing consumer attitudes toward packaging pose reputational risk to the Company. In a recent AdWeek survey, a majority of respondents indicated that they are concerned about pollution from fast food containers. Fifty-five percent expressed a willingness to consider reusable alternatives, including seventy-seven percent of millennial and Gen Z participants. Jack in the Box risks alienating customers, especially the growing segment of young consumers, if it does not respond accordingly.
Regulation of plastics and packaging is gaining momentum across the country, including in states like California, Colorado, Hawaii, Oregon, and Washington, where Jack in the Box has hundreds of locations. If the Company does not take steps to address packaging sustainability now, it may be forced to in the coming years.
Jack in the Box is a laggard among quick service restaurant chains on sustainable packaging. McDonald’s, Burger King, Taco Bell, Wendy’s, Kentucky Fried Chicken, and Chipotle all have set quantitative, time bound goals to increase the sustainability of their packaging. McDonald’s and Burger King have announced industry-leading partnerships with Loop, a zero waste packaging company, to pilot reusable containers.
By contrast, Jack in the Box received a failing grade in a recent As You Sow report comparing corporate plastics policies, tying for last place out of fifty companies and ranking well behind all of the aforementioned competitors. Investors are concerned that further lack of action on sustainable packaging could pose material risk to the Company and negatively impact shareholder value.
Resolved: Shareholders request that Jack in the Box issue a report, at reasonable cost and omitting proprietary information, discussing if and how the Company could advance its environmental sustainability efforts by developing a comprehensive sustainable packaging policy.
Supporting statement: Proponents defer to management on the content of the report, but suggest that indicators meaningful to shareholders may include any quantitative, time bound goals for:
•	Eliminating the use of single-use plastics;
•	Transitioning from single-use to reusable packaging;
•	Increasing the use of recycled content in plastic and fiber-based packaging;
•	Increasing the use of responsibly sourced virgin fiber-based packaging, such as Forest Stewardship Council-certified material;
•	Eliminating problematic plastics, such as black plastic; and
•	Ensuring all packaging materials are free of toxic PFAS chemicals.
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PROPOSAL SIX — STOCKHOLDER PROPOSAL REGARDING THE ISSUANCE OF A REPORT ON SUSTAINABLE PACKAGING

Company Response to Stockholder Proposal
The Board of Directors has carefully considered this stockholder proposal and recommends that stockholders vote AGAINST this proposal, as it would divert time and resources that the Company has determined would be better used to support our strategy to target our sustainability efforts on areas that will provide the most meaningful impact, without providing a significant corresponding benefit to the Company.
The Board of Directors and our management team recognize the importance of sustainable packaging and that plastic pollution is a significant issue. Understanding that sustainability packaging is increasingly a focus of our stockholders, customers, employees, and stakeholders, we believe that we are addressing it in an appropriate manner, as described below. We believe that adopting this proposal and preparing the requested report discussing the Company’s sustainable packaging policy is unnecessary, overly burdensome, and would result in an ineffective use of the Company’s time and resources, especially as we continue to navigate the ongoing impacts that COVID-19 has and continues to have on the restaurant industry, our suppliers (including packaging suppliers), and our restaurants.
Because we recognize the importance of sustainability and reducing plastic pollution, we have taken an active approach to finding sustainable solutions to our packaging. In 2018, our supply chain team formed an Environmental Legislation (“EL”) Team, which is tasked with the responsibility of providing plastic-free and compostable packaging options to support both our company-owned and franchised restaurants. This EL Team meets biweekly and reviews local, state, and federal packaging developments and regulations in order to offer alternatives, substitutions, and next steps to our restaurants. The team’s efforts have included sourcing and approving compostable packaging alternatives (including, but not limited to, compostable platters, bowls, lids, straws, utensils and carryout bags) that have been made available and implemented at several of our restaurants across California, Hawaii, Oregon, and Washington.
In addition to our EL Team, we also have formed a cross-functional New Packaging Menu Team with members represented from product marketing, product development, supply chain, food safety and regulatory compliance, operations, and more. This particular team continues to explore innovative measures to support limited-time offers and special menu items, as well as reduce packaging waste and improve our operational efficiency.
We do not believe that preparation of the report requested by this proposal would itself improve the Company’s performance, nor would it further mitigate plastic pollution or increase returns to stockholder. Instead, the creation of such a report would divert time, effort, attention, and valuable resources away from our active efforts to continue to evaluate and source additional sustainable packaging options, thereby limiting our ability to target our efforts on the areas that will provide the most meaningful impact to our overall sustainability progress. We do not object to transparency in this area, and we will evaluate what meaningful steps we can take and how best to measure them going forward, though we believe this requested report to be premature.
While we believe the proposal is both unnecessary and contrary to the best interests of our shareholders, we believe that it was made in good faith, and we invite and welcome continued input from, and engagement with, our stockholders on sustainable packaging. The Board will take the results of the vote into consideration, together with any other input from our stockholders and other relevant factors, as well as our Board of Directors’ fiduciary obligations to act in the best interests of the Company and its shareholders, in making its decision regarding reporting.
Vote Required for Approval
Approval requires the affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will have the same effect as a vote “AGAINST” this proposal. Brokers do not have discretionary authority to vote uninstructed shares on this matter.
ON PROPOSAL SIX, STOCKHOLDER PROPOSAL REGARDING THE ISSUANCE OF A REPORT ON SUSTAINABLE PACKAGING, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.
88 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

OTHER INFORMATION

OTHER INFORMATION
Certain Relationships and Related Transactions
It is the Company’s policy that the Audit Committee approve or ratify transactions involving the Company and its directors, executive officers or principal stockholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules.
During fiscal year 2021, the Company was not a party to a transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any of its directors, named executive officers or other executive officers, any holder of more than 5% of its Common Stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” above.
JACK IN THE BOX INC. | 2022 PROXY STATEMENT 89

APPENDIX A—RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS

APPENDIX A—RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
This Proxy Statement contains information regarding Adjusted EBITDA, Restaurant-Level Margin Franchise-Level Margin, and Operating EBIT, which are non-GAAP financial measures. Management believes that these measurements, when viewed with the Company’s results of operations in accordance with GAAP and the accompanying reconciliations in the tables below, provide useful information about operating performance and period-over-period changes, and provide additional information that is useful for evaluating the operating performance of the company’s core business without regard to potential distortions. Additionally, Operating EBIT were used by the Compensation Committee in determining annual incentive targets further discussed in the Proxy Statement.
Adjusted EBITDA
Adjusted EBITDA represents net earnings on a GAAP basis excluding earnings or losses from discontinued operations, income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, impairment and other charges, net, depreciation and amortization, the amortization of franchise tenant improvement allowances and other, and pension settlement charges. Adjusted EBITDA should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Adjusted EBITDA is useful to investors to gain an understanding of the factors and trends affecting the company’s ongoing cash earnings, from which capital investments are made and debt is serviced.
Below is a reconciliation of non-GAAP Adjusted EBITDA to the most directly comparable GAAP measure, net earnings (in thousands).
	FY Ended
	October 3, 2021 (53 weeks)	September 27, 2020 (52 weeks)
Net earnings — GAAP	$165,755	$89,764
Earnings from discontinued operations, net of income taxes	—	(370)
Income taxes	55,852	32,727
Interest expense, net	67,458	66,743
Pension settlement charges	—	39,218
Gains on the sale of company-operated restaurants	(4,203)	(3,261)
Impairment and other gains, net	(3,382)	(6,493)
Depreciation and amortization	46,500	52,798
Amortization of franchise tenant improvement allowances and other	3,450	3,028
Adjusted EBITDA — Non-GAAP	$331,430	$274,154
Restaurant Level Margin
Restaurant-Level Margin is defined as company restaurant sales less restaurant operating costs (food and packaging, labor, and occupancy costs) and is neither required by, nor presented in accordance with GAAP. Restaurant-Level Margin excludes revenues and expenses of our franchise operations and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, impairment and other charges, net, gains or losses on the sale of company-operated restaurants, and other costs that are considered normal operating costs. As such, Restaurant-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Restaurant-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Restaurant-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company’s core business operating results, as well as a comparison to those of other similar companies. Management utilizes Restaurant-Level Margin as a key performance indicator to evaluate the profitability of company-owned restaurants.
JACK IN THE BOX INC. | 2022 PROXY STATEMENT A-1

APPENDIX A—RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS

Below is a reconciliation of non-GAAP Restaurant-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):
	FY Ended
	October 3, 2021 (53 weeks)	September 27, 2020 (52 weeks)
Earnings from operations — GAAP	$289,946	$230,584
Franchise rental revenues	(346,634)	(320,647)
Franchise royalties and other	(204,725)	(178,319)
Franchise contributions for advertising and other services	(204,545)	(173,553)
Franchise occupancy expenses	214,913	210,038
Franchise support and other costs	13,052	13,059
Franchise advertising and other services expenses	210,328	180,794
Selling, general and administrative expenses	82,734	80,841
Impairment and other gains, net	(3,382)	(6,493)
Gains on the sale of company-operated restaurants	(4,203)	(3,261)
Depreciation and amortization	46,500	52,798
Restaurant-Level Margin — Non-GAAP	$93,984	$85,841
Company restaurant sales	$387,766	$348,987
Restaurant-Level Margin % — Non-GAAP	24.2%	24.6%

Franchise Level Margin
Franchise-Level Margin is defined as franchise revenues less franchise operating costs (occupancy expenses, advertising contributions, and franchise support and other costs) and is neither required by, nor presented in accordance with GAAP. Franchise-Level Margin excludes revenue and expenses of our company-operated restaurants and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, impairment and other charges, net, and other costs that are considered normal operating costs. As such, Franchise-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Franchise-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Franchise-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Franchise-Level Margin as a key performance indicator to evaluate the profitability of our franchise operations.
A-2 JACK IN THE BOX INC. | 2022 PROXY STATEMENT

APPENDIX A—RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS

Below is a reconciliation of non-GAAP Franchise-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):
	FY Ended
	October 3, 2021 (53 weeks)	September 27, 2020 (52 weeks)
Earnings from operations - GAAP	$289,946	$230,584
Company restaurant sales	(387,766)	(348,987)
Food and packaging	113,006	102,449
Payroll and employee benefits	119,033	106,540
Occupancy and other	61,743	54,157
Selling, general and administrative expenses	82,734	80,841
Impairment and other gains, net	(3,382)	(6,493)
Gains on the sale of company-operated restaurants	(4,203)	(3,261)
Depreciation and amortization	46,500	52,798
Franchise-Level Margin - Non-GAAP	$317,611	$268,628
Franchise rental revenues	$346,634	$320,647
Franchise royalties and other	204,725	178,319
Franchise contributions for advertising and other services	204,545	173,553
Total franchise revenues	$755,904	$672,519
Franchise-Level Margin % - Non-GAAP	42.0%	39.9%

Operating EBIT
Operating EBIT represents net earnings on a GAAP basis excluding income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, pension and postretirement expense, restructuring charges and mark-to-market changes in the cash surrender value of company owned life insurance (“COLI”) policies, net of a deferred compensation obligation supported by these policies. Operating EBIT is one of the metrics used in determining payouts under the 2021 Annual Incentives.
Below is a reconciliation of non-GAAP Operating EBIT to the most directly comparable GAAP measure, net earnings (in thousands).
FY Ended
October 3, 2021 (53 weeks)
Net earnings — GAAP	$165,755
Income taxes	55,852
Interest expense, net	67,458
Pension and postretirement expense	881
Gains on the sale of company-operated restaurants	(4,203)
Restructuring charges	7
Gains on COLI policies, net	(9,141)
Operating EBIT — Non-GAAP	$276,609
JACK IN THE BOX INC. | 2022 PROXY STATEMENT A-3

SCAN TO
VIEW MATERIALS & VOTE

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D65429-P62430

KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JACK IN THE BOX INC.

The Board of Directors recommends you vote FOR all 8 nominees listed, FOR proposals 2 through 4, makes no recommendation on proposal 5, and recommends you vote AGAINST proposal 6.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. David L. Goebel	☐	☐	☐
1b. Darin S. Harris	☐	☐	☐
1c. Sharon P. John	☐	☐	☐
1d. Madeleine A. Kleiner	☐	☐	☐
1e. Michael W. Murphy	☐	☐	☐
1f. James M. Myers	☐	☐	☐
1g. David M. Tehle	☐	☐	☐
1h. Vivien M. Yeung	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and the 2021 Annual Report on Form 10-K are available at www.proxyvote.com.

D65430-P62430

JACK IN THE BOX INC.
Annual Meeting of Stockholders
March 4, 2022, 8:30 a.m., Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Darin S. Harris and Sarah L. Super, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Jack in the Box Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2022 Annual Meeting of Stockholders of the company to be held March 4, 2022, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. UNINSTRUCTED SHARES WILL HAVE NO EFFECT.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Continued and to be signed on reverse side